This prospectus supplement relates to an effective registration statement under the Securities Act of 1933, but it is not complete and may be changed. These securities may not be sold nor may offers to buy be accepted prior to the time this prospectus supplement is delivered in final form. This prospectus supplement is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Filed Pursuant to Rule 424(B)5
File Number 333-85650

SUBJECT TO COMPLETION, DATED DECEMBER 4, 2007

PRELIMINARY PROSPECTUS SUPPLEMENT

(To Prospectus dated April 26, 2002)

$250,000,000

Unisys Corporation

        % Senior Notes due 2016

Offering Price:         %, plus accrued interest, if any, from December        , 2007

Set forth below is a summary of the terms of the notes offered by this prospectus supplement. For more details, see “Description of Notes.”

■	Interest

Interest on the notes will be paid semi-annually in arrears on January 15 and July 15 of each year, beginning on July 15, 2008.

■	Maturity

The notes will mature on January 15, 2016.

■	Ranking

The notes will be our senior unsecured obligations and will rank equally with all of our existing and future senior indebtedness and senior to any future subordinated indebtedness. The notes will be effectively subordinated to all our existing and future secured debt to the extent of the value of the assets securing such debt and will be structurally subordinated to all liabilities (including trade payables) of our non-guarantor subsidiaries.

■	Guarantees

As of the date of this prospectus supplement, none of our subsidiaries has guaranteed or otherwise become obligated with respect to the notes. Our current and future domestic subsidiaries will guarantee the notes if they first guarantee certain other debt obligations or incur certain indebtedness as primary obligor.

■	Mandatory Offer to Repurchase

If we sell certain of our assets or experience specific kinds of changes in control, we must offer to purchase the notes.

■	Optional Redemption

We may redeem some or all of the notes at any time on or after January 15, 2012 at the redemption prices set forth in this prospectus supplement, plus accrued and unpaid interest. In addition, prior to January 15, 2012, we may redeem some or all of the outstanding principal amount of the notes at a price equal to 100% of the principal amount of the notes plus a “make-whole” premium, plus accrued and unpaid interest. We may also redeem up to 35% of the notes at any time prior to January 15, 2011, using the proceeds of certain equity offerings at a redemption price of         % of the principal amount thereof, plus accrued and unpaid interest.

Per Note	Total
Price to public(1)%	$
Underwriting discounts and commissions %	$
Proceeds to Unisys (before expenses)%	$
(1)	Plus accrued interest, if any, from December , 2007.

This investment involves risks. See “ Risk Factors” beginning on page S-7 of this prospectus supplement.

The underwriters expect to deliver the notes to investors on December     , 2007.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Joint Book-Running Managers

Bear, Stearns & Co. Inc.

Banc of America Securities LLC

Citi

Joint Lead Managers

BNP PARIBAS

Credit Suisse

Deutsche Bank Securities

JPMorgan

Scotia Capital

Co-Manager

BNY Capital Markets, Inc.

The date of this prospectus supplement is December     , 2007.

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized anyone to provide you with different information. We are not making an offer of these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus is accurate as of the date on the front of this prospectus supplement only. Our business, financial condition, results of operations and prospects may have changed since that date.

Information contained on our website does not constitute part of this prospectus supplement or the accompanying prospectus.

SPECIAL NOTE ON FORWARD-LOOKING STATEMENTS

This prospectus supplement and the accompanying prospectus contain or incorporate by reference statements that do not directly or exclusively relate to historical facts. These types of statements are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “anticipates,” “believes,” “expects,” “estimates,” “intends,” “plans,” “projects” and similar expressions may identify forward-looking statements. All forward-looking statements rely on assumptions and are subject to risks, uncertainties and other factors that could cause our actual results to differ materially from expectations. The following documents describe these assumptions, risks, uncertainties, and other factors. You should read and interpret any forward-looking statements together with the following:

•	the risk factors contained in this prospectus supplement and the accompanying prospectus under the caption “Risk Factors”;

•	our most recent annual report on Form 10-K and quarterly reports on Form 10-Q under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations”; and

•	our other SEC filings.

Any forward-looking statement speaks only as of the date on which that statement is made. We will not update any forward-looking statement to reflect events or circumstances that occur after the date on which the statement is made.

S-i

PROSPECTUS SUPPLEMENT SUMMARY

Company Overview

Unisys is a worldwide information technology (“IT”) services and solutions company. Our core offerings include systems integration and consulting services, outsourcing services, infrastructure services, maintenance services and high-end server technology. We combine these offerings with in-depth expertise in specific markets such as the public sector, financial services and other commercial markets, including transportation and communications. We serve organizations and government agencies throughout the world by helping them to use information and technology to achieve their business goals.

Our consultants, industry experts and infrastructure specialists work with clients to understand their business challenges and develop innovative IT solutions to make them more successful. We complement these services with some of the industry’s most powerful, mission-critical enterprise server technology. This combination of services and technology capabilities, along with core competencies in such growing areas as outsourcing, enterprise security, open source, Microsoft solutions and real-time infrastructure, allows us to provide value-added solutions to handle an organization’s most business-critical information requirements.

We operate in two business segments: Services and Technology.

•

Services Segment (87% of our revenue for the nine months ended September 30, 2007) – We provide end-to-end IT services and solutions designed to help clients improve their competitiveness and efficiency. We design, build and manage critical IT systems and solutions for businesses and governments around the world. Our services include systems integration and consulting, outsourcing, infrastructure services and core maintenance. In systems integration and consulting, we design and develop innovative solutions for specific industries – such as check processing systems, public welfare systems, airline reservations and communications messaging solutions. In outsourcing, we manage a customer’s internal information systems as well as specific business processes, such as check processing, insurance claims processing, health claims processing, mortgage administration and cargo management. In infrastructure services, we design and support customers’ IT infrastructure, including desktops, servers, mobile and wireless systems and networks. Our core maintenance services include maintenance of Unisys proprietary products.

•

Technology Segment (13% of our revenue for the nine months ended September 30, 2007) – We design and develop servers and related products that operate in transaction-intensive, mission-critical environments. As a pioneer in large-scale computing, Unisys brings deep experience and rich technological innovation and capabilities to the enterprise server marketplace. Major offerings include enterprise-class servers based on our Cellular MultiProcessing architecture, such as the ClearPath Plus family of servers, and the ES7000 family of servers, which provide enterprise-class attributes on Intel-based servers. Our technology offerings include operating system software and middleware to power high-end servers, as well as specialized technologies such as payment systems and third-party technology products.

In addition to a diverse solutions offering, we are highly diversified by customer, industry served and geography. The primary vertical markets we serve include the public sector, financial services and other commercial markets including communications and transportation. No single customer accounted for more than 10% of our revenue in 2006. Sales of commercial products and services to various agencies of the U.S. federal government represented 16% of our revenue in 2006. In 2006, we generated approximately 56% of our revenue in countries outside of the United States, including the United Kingdom, which represented approximately 15% of our 2006 revenue. No other country represented more than 10% of our revenue in 2006.

We market our products and services primarily through a direct sales force. In certain foreign countries, we market primarily through distributors. Complementing our direct sales force, we make use of a select group of alliance partners to market and complement our services and product portfolio.

At September 30, 2007, we employed approximately 29,500 people worldwide.

Strategy

In October 2005, we announced a comprehensive, multi-year program to reposition the company in the marketplace and enhance our profitability. The program included:

•

focusing our resources on higher-growth market segments such as outsourcing, enterprise security, open source, Microsoft solutions and real-time infrastructure while continuing to invest in our proprietary ClearPath enterprise servers;

•	pooling and retraining our services delivery force around these higher-growth markets;

•	focusing sales and marketing efforts on large client accounts and selected geographies;

•	significantly reducing our cost structure in line with our more focused business model;

•	divesting non-core areas of the business and using the proceeds to fund our restructuring efforts; and

•	significantly expanding our use of lower-cost offshore delivery resources.

During 2006 and through September 30, 2007, we accomplished the following in our repositioning program:

•

To drive future growth, we invested in and launched strategic programs focused on growing our business in our targeted market areas of outsourcing, enterprise security, open source solutions, Microsoft solutions and real-time infrastructure.

•

To increase our share of IT services and technology spending among large organizations, we moved to a new, account-centric sales model focused on serving the needs of our top 500 customer accounts in our top 10 countries.

•	To support our growth initiatives, we realigned our services delivery force by pooling and retraining services specialists in our targeted market areas.

•

To access highly skilled delivery resources in lower-cost regions around the world, we significantly expanded our use of offshore sourcing people and centers in such areas as India, China and Eastern Europe.

•

To reduce our cost structure, we have taken actions to reduce our global workforce by approximately 7,200 employees and to consolidate facility space. These actions resulted in total pretax charges of $396.1 million during the period from January 1, 2006 through September 30, 2007. We expect these employee reduction actions to be substantially completed by the end of 2007. Net of investments in offshore resources and outsourcing of certain internal, non-client facing functions, we anticipate that these actions will yield, on a run-rate basis, annualized cost savings in excess of $365 million by the first half of 2008. Given our recent headcount reductions and our continued move to an increasingly mobile services delivery workforce, we are currently looking at potential additional cost-savings opportunities and may take actions in the fourth quarter of 2007 to further consolidate facility space. See “Risk Factors – Our future results will depend on the success of our repositioning strategy.”

•

To reduce the level and volatility of our retirement-related expenses, effective December 31, 2006, we froze the accrual of future benefits under our U.S. defined benefit pension plans and disallowed new participants. At the same time, we enhanced our U.S. defined contribution plan. As a result of the amendment to stop accruals for future benefits under our U.S. defined benefit pension plans, we recorded a pretax curtailment gain of $45.0 million in the first quarter of 2006.

•

To fund our restructuring actions, we divested non-core assets, including our shares in Nihon Unisys Ltd., certain assets of our semiconductor test equipment business and our media business for approximately $414 million in aggregate cash proceeds.

•

To focus our technology business on software and services and reduce hardware-related research and development expenses, we entered into a series of alliance agreements with NEC Corporation under which we agreed to collaborate in server technology, research and development, manufacturing and solutions delivery. Under the agreements, Unisys and NEC plan to develop a common high-end, Intel-based server platform for customers of both companies.

As a result of our cost-reduction efforts and other actions, our operating profit margins improved significantly in the third quarter of 2007 compared to the prior-year period. We saw this progress particularly in our services business, which represented 87% of our revenue in the third quarter of 2007.

We achieved this progress despite two issues that continue to impact our operating profitability: (1) higher temporary contract labor costs, which have been needed to help maintain service delivery levels during the transitional period as we implement headcount reductions; and (2) lower volume in our systems integration and consulting business due to disruptions in this business related to repositioning actions. We are focused on addressing these issues while continuing to implement the repositioning program.

Our principal executive offices are located at Unisys Way, Blue Bell, Pennsylvania 19424. Our telephone number is (215) 986-4011.

The Offering

The summary below describes the principal terms of the notes. Some of the terms and conditions described below are subject to important limitations and exceptions. The “Description of Notes” of this prospectus supplement contains a more detailed description of the terms and conditions of the notes.

Issuer	Unisys Corporation

Notes Offered	$250,000,000 aggregate principal amount of % senior notes.

Maturity Date	January 15, 2016.

Interest Payment Date	The notes will bear interest at a per annum rate of %, payable semi-annually in arrears on January 15 and July 15 of each year, commencing July 15, 2008.

Ranking	The notes will be:

•	our senior unsecured obligations;

•

effectively subordinated in right of payment to all our secured borrowings to the extent of the value of the assets securing such debt, including all obligations under our secured credit facility, and will be structurally subordinated to all liabilities (including trade payables) of our non-guarantor subsidiaries; and

•	pari passu in right of payment with all our existing and future unsubordinated debt, including other senior notes issued by us; and

•	senior in right of payment to any of our future subordinated debt.

Guarantees

As of the date of this prospectus supplement, none of our subsidiaries has guaranteed or otherwise become obligated with respect to the notes. Our current and future domestic subsidiaries will guarantee the notes if they first guarantee certain other debt obligations or incur certain indebtedness as primary obligor.

For the nine months ended September 30, 2007, revenue from our subsidiaries collectively represented approximately 56% of our total revenue. At September 30, 2007, our subsidiaries had no outstanding indebtedness (other than intercompany debt and a guarantee by Unisys Holding Corporation, one of our wholly-owned subsidiaries, pursuant to our secured credit facility). Any existing or future liabilities, including trade payables, of our non-guarantor subsidiaries would be structurally senior to the notes.

Optional Redemption

We may, at our option, redeem some or all of the notes at any time on or after January 15, 2012 at the redemption prices set forth under “Description of Notes—Optional Redemption”, plus accrued and unpaid interest.

In addition, prior to January 15, 2012, we may, at our option, redeem some or all of the outstanding principal amount of the notes at a price equal to 100% of the principal amount of the notes plus a “make-whole” premium, plus accrued and unpaid interest.

We may also, at our option, redeem up to 35% of the notes at any time prior to January 15, 2011, using the proceeds of certain equity offerings at a redemption price of         % of the principal amount thereof, plus accrued and unpaid interest.

Mandatory Repurchase Offer

If we experience certain kinds of changes of control, we must offer to purchase the notes at 101% of their principal amount, plus accrued and unpaid interest. For more details, see the section “Description of Notes—Repurchase at the Option of Holders—Change of Control.”

If we sell assets under certain circumstances, we must offer to repurchase the notes at a price equal to par plus accrued and unpaid interest as described under “Description of Notes—Repurchase at the Option of Holders—Asset Sales.”

Certain Covenants

We will issue the notes under an indenture with HSBC Bank USA, National Association which will initially act as trustee on your behalf. The indenture will, among other things, restrict our ability and the ability of our restricted subsidiaries to:

•	incur or assume additional debt or provide guarantees in respect of obligations of other persons;

•	issue redeemable stock and preferred stock;

•	pay dividends or distributions or redeem or repurchase capital stock;

•	prepay, redeem or repurchase debt;

•	make loans and investments;

•	incur liens;

•	restrict dividends, loans or asset transfers from our subsidiaries;

•	sell or otherwise dispose of assets, including capital stock of subsidiaries;

•	consolidate or merge with or into, or sell substantially all of our assets to, another person; and

•	enter into transactions with affiliates.

These covenants are subject to a number of important limitations and exceptions. See “Description of Notes.”

Absence of Public Market for the Notes

The notes are a new issue of securities with no established trading market. The notes will not be listed on any securities exchange or on any automated dealer quotation system. The underwriters may make a market in the notes after completion of the offering, but will not be obligated to do so and may discontinue any market-making activities at any time without notice. No assurance can be given as to the liquidity of the trading market for the notes or that an active public market for the notes will develop. If an active public trading market for the notes does not develop, the market price and liquidity of the notes may be adversely affected.

Use of Proceeds

We plan to use $200.0 million of the net proceeds from this offering to redeem the aggregate principal amount outstanding of our 7 7/8% senior notes due 2008. We will use the remaining proceeds from this offering for general corporate purposes. See “Use of Proceeds.”

You should refer to the section entitled “Risk Factors” for an explanation of certain risks of investing in the notes.

RISK FACTORS

You should carefully consider the risk factors set forth below as well as the other information contained in this prospectus supplement before purchasing the notes offered pursuant to this prospectus supplement. The risks described below are not the only risks facing us. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also materially and adversely affect our business operations. Any of the following risks could materially adversely affect our business, financial condition or results of operations. In such case, you may lose all or part of your original investment.

Risks Relating to our Business

Our business is affected by changes in general economic and business conditions.

We continue to face a highly competitive business environment. If the level of demand for our products and services declines in the future, our business could be adversely affected. Our business could also be affected by acts of war, terrorism or natural disasters. Current world tensions could escalate, and this could have unpredictable consequences on the world economy and on our business.

We face aggressive competition in the information services and technology marketplace.

The information services and technology markets in which we operate include a large number of companies vying for customers and market share both domestically and internationally. Our competitors include:

•	consulting and other professional services firms;

•	systems integrators;

•	outsourcing providers;

•	infrastructure services providers;

•	computer hardware manufacturers; and

•	software providers.

Some of our competitors may develop competing products and services that offer better price-performance or that reach the market in advance of our offerings. Some of our competitors also have or may develop greater financial and other resources than we have, with enhanced ability to compete for market share generally – in some instances through significant economic incentives to secure contracts. Some may also be better able to compete for skilled professionals. Any of these factors could have an adverse effect on our business. Our future results will depend on our ability to mitigate the effects of aggressive competition on our revenues, pricing and margins and on our ability to attract and retain talented people.

We face volatility and rapid technological change in our industry.

We operate in a highly volatile industry characterized by rapid technological change, evolving technology standards, short product life cycles and continually changing customer demand patterns. Our success will depend, in part, on our ability to anticipate and respond to these market trends and to design, develop, introduce, deliver or obtain new and innovative products and services on a timely and cost-effective basis. We may not be successful in anticipating or responding to changes in technology, industry standards or customer preferences, and the market may not demand or accept our services and product offerings. In addition, products and services developed by our competitors may make our offerings less competitive.

Our future results will depend on the success of our repositioning strategy.

Our future results will depend in part on the success of our efforts to control and reduce costs through the development and use of low-cost subsidiaries and low-cost offshore and global sourcing models and on the success of our focused investment and sales and marketing strategies. These strategies are based on various assumptions, including assumptions regarding market segment growth, client demand and the proper skill set of and training for sales and marketing management and personnel, all of which are subject to change. Furthermore, our institutional stockholders may attempt to influence these strategies. In addition, we may not implement our planned headcount reductions, increase our offshore resources or reduce our use of third-party contract labor as quickly as currently planned. All of this could affect the timing of anticipated cost savings. The amount of anticipated cost savings is also subject to currency exchange rate fluctuations with regard to actions taken outside the United States.

Our future results will depend on our ability to grow profitably in our services business.

During the nine months ended September 30, 2007, our services revenue declined 1% compared to the nine months ended September 30, 2006, as growth in outsourcing revenue has been more than offset by revenue declines in systems integration and consulting, infrastructure services and core maintenance. Future results will depend in part on our ability to increase revenue and profit margins in this segment.

Outsourcing and Infrastructure Services—

Our future results will depend in part on our ability to grow outsourcing and infrastructure services. Our outsourcing contracts are multi-year engagements under which we take over management of a client’s technology operations, business processes or networks. In a number of these arrangements, we may hire certain of our clients’ employees and may become responsible for the related employee obligations, such as pension and severance commitments. In addition, system development activity on outsourcing contracts may require us to make significant up-front investments. We will need to have available sufficient financial resources in order to take on these obligations and make these investments.

Recoverability of outsourcing assets is dependent on various factors, including the timely completion and ultimate cost of the outsourcing solution and realization of expected profitability of existing outsourcing contracts. These risks could result in an impairment of a portion of the associated assets, which are tested for recoverability quarterly.

As long-term relationships, outsourcing contracts provide a base of recurring revenue. However, outsourcing contracts are highly complex and can involve the design, development, implementation and operation of new solutions and the transitioning of clients from their existing business processes to the new environment. In the early phases of these contracts, gross margins may be lower than in later years when an integrated solution has been implemented, the duplicate costs of transitioning from the old to the new system have been eliminated and the work force and facilities have been rationalized for efficient operations. Future results will depend on our ability to effectively and timely complete these implementations, transitions and rationalizations. Future results will also depend on our ability to continue to effectively address our challenging outsourcing operations through negotiations or operationally and to fully recover the associated outsourcing assets.

Systems Integration and Consulting—

Future results will also depend in part on our ability to drive profitable growth in systems integration and consulting. Our ability to grow profitably in this business will depend on the level of demand for systems integration projects and the portfolio of solutions we offer for specific industries. It will also depend on an improvement in our utilization of services delivery personnel and on our ability to work through disruptions in this business related to our repositioning actions. In addition, profit margins in this business are largely a function of the rates we are able to charge for our services and the chargeability of our professionals. If we are not able to attain sufficient rates or appropriate chargeability for our professionals, our profit margins will suffer. The rates we are able to charge for our services are affected by a number of factors, including: our clients’ perception of our ability to add value through our services; introduction of new services or products by us or our competitors; pricing policies of our competitors; and general economic conditions. Chargeability is also affected by a number of factors, including: our ability to transition employees from completed projects to new engagements; and our ability to forecast demand for our services and thereby maintain an appropriate head count.

Our future results will depend on market demand for our high-end enterprise servers and customer acceptance of the new models we introduced in 2006.

In our technology business, high-end enterprise servers and maintenance on these servers continue to experience secular revenue declines. We continue to apply our resources to develop value-added software capabilities and optimized solutions for these server platforms which provide competitive differentiation. Future results will depend, in part, on customer acceptance of our new ClearPath systems and our ability to maintain our installed base for ClearPath and to develop next-generation ClearPath products that are purchased by the installed base. In addition, future results will depend, in part, on our ability to generate new customers and increase sales of our Intel-based ES7000 line. We believe there is growth potential in the market for high-end, Intel-based servers running Microsoft and Linux operating system software. However, our ability to succeed will depend on our ability to compete effectively against enterprise server competitors with more substantial resources and on our ability to achieve market acceptance of the ES7000 technology by clients, systems integrators and independent software vendors. Future results of the technology business will also depend, in part, on the successful implementation of our arrangements with NEC.

Our contracts may not be as profitable or provide the level of revenues that we expect, and our contracts with U.S. governmental agencies may also be subject to audits, civil and criminal penalties, sanctions and other expenses and fines.

We frequently enter into contracts with governmental entities. U.S. government agencies, including the Defense Contract Audit Agency and the Department of Labor (“DOL”), routinely audit government contractors. These agencies review a contractor’s performance under its contracts, cost structure and compliance with applicable laws, regulations and standards. The U.S. government also may review the adequacy of, and a contractor’s compliance with, its systems and policies, including the contractor’s purchasing, property, estimating, accounting, compensation and management information systems. Any costs found to be overcharged or improperly allocated to a specific contract will be subject to reimbursement to the government. If an audit uncovers improper or illegal activities, we may be subject to civil and criminal penalties and administrative sanctions, including termination of contracts, forfeiture of profits, suspension of payments, fines and suspension or prohibition from doing business with the U.S. government. Other risks and uncertainties associated with government contracts include the availability of appropriated funds and contractual provisions that allow governmental entities to terminate agreements at their discretion before the end of their terms. In addition, if our performance is unacceptable to the customer under a government contract, the government retains the right to pursue remedies under the affected contract, which could include termination.

A number of our long-term contracts for infrastructure services, outsourcing, help desk and similar services do not provide for minimum transaction volumes. As a result, revenue levels are not guaranteed. In addition, some of these contracts may permit customer termination or may impose other penalties if we do not meet the performance levels specified in the contracts.

Some of our outsourcing agreements require that our prices be benchmarked and provide for a downward adjustment to those prices if the pricing for similar services in the market has changed. As a result, anticipated revenues from these contracts may decline.

Some of our systems integration contracts are fixed-price contracts under which we assume the risk for the delivery of the contracted services and products at an agreed-upon fixed price. At times we have experienced problems in performing some of these fixed-price contracts on a profitable basis, and we have provided periodically for adjustments to the estimated cost to complete them. Our future results will depend on our ability to perform these services contracts profitably.

We may face damage to our reputation or legal liability if our clients are not satisfied with our services or products.

The success of our business is dependent on strong, long-term client relationships and on our reputation for responsiveness and quality. As a result, if a client is not satisfied with our services or products, our reputation could be damaged and our business adversely affected. Allegations by private litigants or regulators of improper conduct, as well as negative publicity and press speculation about us, whatever the outcome and whether or not valid, may harm our reputation. For example, in September 2007, an article in the Washington Post alleged that the FBI is investigating us in connection with our alleged failure to detect cyber intrusions at the Department of Homeland Security, one of our clients, and our alleged failure to disclose these security breaches once detected. We disputed the allegations made in the article. In addition to the harm to our reputation, if we fail to meet our contractual obligations, we could be subject to legal liability, which could adversely affect our business, operating results and financial condition.

Our future results will depend in part on the performance and capabilities of third parties.

We have commercial relationships with suppliers, channel partners and other parties that have complementary products, services or skills. We have announced that alliance partnerships with select IT companies are a key factor in the development and delivery of our refocused portfolio. Our future results will depend, in part, on the performance and capabilities of these third parties, on the ability of external suppliers to deliver components at reasonable prices and in a timely manner, and on the financial condition of, and our relationship with, distributors and other indirect channel partners.

We are subject to the risks of doing business internationally.

We derive more than half of our total revenue from international operations, so we are subject to the risks of doing business internationally, which include:

•	foreign currency exchange rate fluctuations;

•	changes in political or economic conditions;

•	trade protection measures;

•	import or export licensing requirements;

•	multiple and possibly overlapping and conflicting tax laws and new tax legislation;

•	weaker intellectual property protections in some jurisdictions; and

•	additional legal and regulatory compliance requirements applicable to businesses that operate internationally, including the Foreign Corrupt Practices Act and non-U.S. laws and regulations.

Our services or products may infringe upon the intellectual property rights of others.

We cannot be sure that our services and products do not infringe on the intellectual property rights of third parties, and we may have infringement claims asserted against us or against our clients. These claims could cost us money, prevent us from offering some services or products or damage our reputation.

Risks Relating to the Notes

Our level of indebtedness could limit cash flow available for our operations and could adversely affect our ability to service our debt or obtain additional financing, if necessary.

We have now and, after the offering, will continue to have a significant amount of indebtedness. As of September 30, 2007, on an as adjusted basis giving effect to this offering and the application of the net proceeds therefrom, we would have had total indebtedness of $1.1 billion. Our level of indebtedness could restrict our operations and make it more difficult for us to satisfy our obligations under the notes. Among other things, our substantial indebtedness could:

•	limit our ability to obtain additional financing for working capital, capital expenditures, research and development efforts, debt service requirements, acquisitions and general corporate purposes;

•	make it more difficult for us to satisfy our financial obligations, including those with respect to the notes;

•	increase our vulnerability to general adverse economic and industry conditions;

•

require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of our cash flow to fund working capital, capital expenditures, research and development efforts, acquisitions and other general corporate purposes;

•	limit our flexibility in planning for, or reacting to, changes in our business and the markets in which we compete; and

•	place us at a competitive disadvantage compared to our competitors that have less debt.

In addition, the indenture, the indentures governing our other outstanding notes and our secured credit facility contain financial and other restrictive covenants that will limit our ability to engage in activities that may be in our long-term best interests. Our failure to comply with those covenants could result in an event of default which, if not cured or waived, could result in the acceleration of all of our debt.

Despite current indebtedness levels, we and our subsidiaries may still be able to incur substantially more debt. This could further exacerbate the risks associated with our substantial leverage.

We and our subsidiaries may be able to incur substantial additional indebtedness in the future. The terms of the indenture, the indentures governing our other outstanding notes and the agreements governing our secured credit facility do not fully prohibit us or our subsidiaries from doing so. As of September 30, 2007, there was no indebtedness outstanding under our secured credit facility, there were letters of credit of $43.7 million issued under the facility, and $231.3 million was available for additional borrowing under the facility, all of which borrowings would rank senior to the notes to the extent of the collateral securing such facility. If new debt or liabilities are added to our and our subsidiaries’ current debt levels, the related risks that we and they now face could intensify.

We could face business and financial risk in implementing future acquisitions or dispositions.

As part of our business strategy, we may from time to time consider acquiring complementary technologies, products and businesses and disposing of existing technologies, products and businesses that may no longer be in alignment with our strategic direction, including transactions of a material size. Although we regularly engage in discussions, we do not currently have any definitive understandings, commitments or agreements relating to any material acquisitions or dispositions.

Any acquisitions may result in the incurrence of substantial additional indebtedness or contingent liabilities. Acquisitions could also result in potentially dilutive issuances of equity securities and an increase in amortization expenses related to goodwill and other intangible assets. Additional risks we could face with respect to acquisitions include integration difficulties; difficulties in maintaining or enhancing the profitability of any acquired business; risks of entering markets in which we have no or limited prior experience; potential loss of employees or failure to maintain or renew any contracts of any acquired business; and expenses of any undiscovered or potential liabilities of the acquired product or business, including relating to employee benefits contribution obligations or environmental requirements.

Risks we could face with respect to dispositions include difficulty finding buyers or alternative exit strategies on acceptable terms in a timely manner; potential loss of employees; and dispositions at unfavorable prices or on unfavorable terms, including relating to retained liabilities. Further, with respect to both acquisitions and dispositions, management’s attention could be diverted away from other business concerns.

The risks associated with acquisitions and dispositions could have a material adverse effect upon our business, financial condition and results of operations. We cannot assure you that we will be successful in consummating future acquisitions or dispositions on favorable terms or at all.

To service our indebtedness, we will require a significant amount of cash. Our ability to generate cash depends on many factors beyond our control.

Our ability to make payments on and to refinance our indebtedness, including the notes, and to fund planned capital expenditures and research and development efforts will depend on our ability to generate cash in the future. Our future operating performance and financial results will be subject, in part, to factors beyond our control, including interest rates and general economic, financial and business conditions. We cannot assure you that our business will generate sufficient cash flow from operations or that future borrowings or other facilities will be available to us in an amount sufficient to enable us to pay our indebtedness, including the notes, or to fund our other liquidity needs. For example, we currently have an agreement to sell, on an on-going basis, through our wholly-owned receivables subsidiary, interests in up to $300 million of eligible U.S. trade accounts receivable. The receivables facility is terminable by the purchasers if our corporate rating is below B by S&P or B2 by Moody’s and requires the maintenance of certain ratios related to the sold receivables. The facility is renewable annually in November at the purchasers’ option until November 2008. In November 2007, the annual renewal date was extended to December 28, 2007. We are currently in discussions to renew the receivables facility, however we cannot assure you that the purchasers will elect to do so or, if renewed, that it will be for the full period or at its current size. Usage of the facility has ranged between $100 million and $170 million for the last four quarterly reporting periods. At September 30, 2007, we had sold $100 million of receivables under the facility.

If we are unable to generate sufficient cash flow to service our debt, we may be required to:

•	refinance all or a portion of our debt, including the notes;

•	obtain additional financing;

•	sell some of our assets or operations;

•	reduce or delay capital expenditures, research and development efforts and acquisitions; or

•	revise or delay our strategic plans.

If we are required to take any of these actions, it could have a material adverse effect on our business, financial condition and results of operations. In addition, we cannot assure you that we would be able to take any of these actions, that these actions would enable us to continue to satisfy our capital requirements or that these actions would be permitted under the terms of our various debt instruments.

The covenants in the indenture governing the notes, the indentures governing our existing notes and the agreements governing our secured credit facility impose restrictions that may limit our ability and the ability of our subsidiaries to take certain actions. Our failure to comply with these covenants could result in the acceleration of our outstanding indebtedness.

The indenture governing the notes, the indentures governing our existing notes and the agreements governing our secured credit facility contain various covenants that limit the ability of Unisys and our subsidiaries to:

•	incur or assume additional debt or provide guarantees in respect of obligations of other persons;

•	issue redeemable stock and preferred stock;

•	pay dividends or distributions or redeem or repurchase capital stock;

•	prepay, redeem or repurchase debt;

•	make loans and investments;

•	incur liens;

•	restrict dividends, loans or asset transfers from our subsidiaries;

•	sell or otherwise dispose of assets, including capital stock of subsidiaries;

•	consolidate or merge with or into, or sell substantially all of our assets to, another person; and

•	enter into transactions with affiliates.

Additionally, most of the restrictive covenants in the indenture governing the notes will cease to apply if such notes achieve investment grade ratings from Moody’s Investor Services Inc. or Standard & Poor’s Rating Services, and no default or event of default has occurred. If these restrictive covenants cease to apply, we may take actions, such as incur additional debt or make certain dividends or distributions that would otherwise be prohibited under the indenture.

In addition, our secured credit facility contains covenants customary for credit facilities of this nature, including financial covenants requiring us to maintain certain interest coverage, leverage and asset coverage ratios and a minimum amount of liquidity. Events beyond our control can affect our ability to meet those covenants. Our ability to borrow under our secured credit facility will depend upon satisfaction of these covenants. As a result of these covenants, we are limited in the manner in which we conduct our business and we may be unable to engage in favorable business activities or finance future operations or capital needs.

If we are unable to meet the terms of our financial covenants, or if we breach any of these covenants, a default could occur. A default, if not waived, would entitle our lenders to declare all amounts borrowed under the breached agreement or instrument to become immediately due and payable, which could also cause the acceleration of obligations under certain other agreements and the termination of our trade accounts receivable facility. In the event of acceleration of our outstanding indebtedness, we cannot assure you that we would be able to repay our debt or obtain new financing to refinance our debt. Even if new financing is made available to us, it may not be on terms acceptable to us.

The notes are unsecured, and are effectively subordinated to our current and future secured indebtedness.

The notes are unsecured, and would be effectively subordinated to all secured indebtedness we have incurred or may incur to the extent of the assets securing such indebtedness. As of September 30, 2007, there was no indebtedness outstanding under our secured credit facility, there were letters of credit of $43.7 million issued under the facility, and $231.3 million was available for additional borrowing under the facility. The indenture governing the notes will permit us to incur a substantial amount of additional secured indebtedness. In addition, the indenture governing the notes and the indentures governing our existing notes require, in most cases, the granting of collateral in favor of those notes to the extent that we incur certain secured indebtedness.

We will be permitted to borrow substantial additional indebtedness in the future under the terms of the indenture. See “Description of Notes.” In the event of our insolvency, bankruptcy, liquidation, reorganization, dissolution or winding up, we may not have sufficient assets to pay amounts due on any or all of the notes then outstanding. Holders of the notes will participate ratably with all holders of our unsecured indebtedness that is deemed to be of the same class as the notes, and potentially with all of our other general creditors, based upon the respective amounts owed to each holder or creditor, in our remaining assets. In any of the foregoing events, we cannot assure you that there will be sufficient assets to pay amounts due on the notes. As a result, holders of the notes may receive less, ratably, than holders of our secured indebtedness.

As of the date of this prospectus supplement, none of our subsidiaries has guaranteed or otherwise become obligated with respect to the notes. Your right to receive payments on the notes could be adversely affected if any of our non-guarantor subsidiaries declare bankruptcy, liquidate, or reorganize.

As of the date of this prospectus supplement, none of our subsidiaries has guaranteed or otherwise become obligated with respect to the notes. Under the indenture, we are obligated to cause our current and future domestic subsidiaries to guarantee the notes only if they first guarantee certain other debt obligations or incur certain indebtedness as primary obligor. See “Description of Notes—Certain Covenants—Future Subsidiary Guarantees.” For the nine months ended September 30, 2007, revenue from our subsidiaries collectively represented approximately 56% of our total revenue. At September 30, 2007, our subsidiaries collectively had no outstanding indebtedness (other than intercompany debt and a guarantee by Unisys Holding Corporation, one of our wholly-owned subsidiaries, pursuant to our secured credit facility). Any existing or future liabilities, including trade payables, of our non-guarantor subsidiaries would be structurally senior to the notes.

Our right to receive assets from any of our non-guarantor subsidiaries upon their liquidation or reorganization, and the right of holders of the notes to participate in those assets, is structurally subordinated to claims of that subsidiary’s creditors, including trade creditors. Even if one or more of our domestic subsidiaries does guarantee the notes, any such guarantee would be subordinate to any security interest granted with respect to the assets of any such subsidiary. Further, none of our subsidiaries is under any obligation to make payments to us, and any payments to us would depend on the earnings or financial condition of our subsidiaries and various business considerations. Statutory, contractual or other restrictions may also limit our subsidiaries’ ability to pay dividends or make distributions, loans or advances to us. For these reasons, we may not have access to any assets or cash flows of our subsidiaries to satisfy our obligations on the notes.

We may not have access to sufficient cash to make payments on the notes.

Unisys has direct operations only in the United States. We conduct operations outside the United States through our non-U.S. operating subsidiaries. As a result, we are dependent in part upon dividends and other payments from our subsidiaries to generate the funds necessary to meet our outstanding debt service and other obligations. Our subsidiaries may not generate sufficient cash from operations to enable us to make principal and interest payments on our indebtedness, including the notes. In addition, any payment of dividends, distributions, loans or advances to us by our subsidiaries may be subject to restrictions on dividends or repatriation of earnings under applicable local law and monetary transfer restrictions in the jurisdictions in which our subsidiaries operate. In addition, payments to us by our subsidiaries will be contingent upon our subsidiaries’ earnings or financial condition and various business considerations. Our subsidiaries are permitted under the terms of our indebtedness, including the indenture governing the notes, to incur additional indebtedness that may restrict payments from our subsidiaries to us. We cannot assure you that agreements governing current and future indebtedness of our subsidiaries will permit them to provide us with sufficient cash to fund payments on the notes when due.

Our subsidiaries are separate and distinct legal entities and, except for subsidiaries that become guarantors of the notes, they will have no obligation, contingent or otherwise, to pay amounts due under the notes or to make any funds available to pay those amounts, whether by dividend, distribution, loan or other payment. In addition, any guarantee of the notes will be effectively subordinated to any indebtedness of a guarantor that is secured, to the extent of the value of the collateral securing such guarantee.

We may not have the ability to raise the funds necessary to finance the change of control offer required by the indenture.

Upon the occurrence of certain specific kinds of change of control events, we will be required to offer to repurchase all outstanding notes at 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of repurchase. However, it is possible that we will not have sufficient funds at the time of the change of control to make the required repurchase of notes or that restrictions in our other indebtedness will not allow such repurchases. Our failure to repay holders tendering notes upon a change of control would result in an event of default under the notes. A change of control, or an event of default under the notes, may also result in an event of default under our secured credit facility, which may result in the acceleration of the indebtedness under that facility requiring us to repay that indebtedness immediately. If a change of control were to occur, we cannot assure you that we would have sufficient funds to repay debt outstanding under our secured credit facility or any securities which we would be required to offer to purchase or that become immediately due and payable as a result. We may require additional financing from third parties to fund any such purchases, and we cannot assure you that we would be able to obtain financing on satisfactory terms or at all. In addition, certain important corporate events, such as leveraged recapitalizations that would increase the level of our indebtedness or certain reorganizations and restructurings, would not constitute a “Change of Control” under the indenture. See “Description of Notes—Repurchase at the Option of Holders.”

Investors may not be able to determine when a change of control giving rise to their right to have the notes repurchased by us has occurred following a sale of “substantially all” of our assets.

A change of control, as defined in the indenture governing the notes offered hereby, will require us to make an offer to repurchase all outstanding notes. The definition of change of control includes a phrase relating to the sale, lease or transfer of “all or substantially all” of our assets. There is no precise established definition of the phrase “substantially all” under applicable law. Accordingly, the ability of a holder of notes to require us to repurchase its notes as a result of a sale, lease or transfer of less than all our assets to another individual, group or entity may be uncertain.

Federal and state statutes allow courts, under specific circumstances, to void guarantees and require note holders to return payments received from guarantors.

As of the date of this prospectus supplement, none of our subsidiaries has guaranteed or otherwise become obligated with respect to the notes. Under the indenture, we are only obligated to cause our current and future domestic subsidiaries to guarantee the notes if they first guarantee certain other debt obligations or incur certain indebtedness as primary obligor. See “Description of Notes—Certain Covenants—Future Subsidiary Guarantees.” To the extent any of our current or future domestic subsidiaries do become guarantors of the notes, their guarantee would be subject to the federal bankruptcy laws and comparable provisions of state fraudulent transfer laws. Under such laws, a guarantee could be voided, or claims in respect of a guarantee could be subordinated to all other debts of that guarantor if, among other things, the guarantor, at the time it incurred the indebtedness evidenced by its guarantee:

•	received less than reasonably equivalent value or fair consideration for the incurrence of such guarantee; and

•	was insolvent or rendered insolvent by reason of such incurrence; or

•	was engaged in a business or transaction for which the guarantor’s remaining assets constituted unreasonably small capital; or

•	intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they mature.

In addition, any payment by that guarantor pursuant to its guarantee could be voided and required to be returned to the guarantor, or to a fund for the benefit of the creditors of the guarantor.

The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a guarantor would be considered insolvent if:

•	the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all of its assets; or

•

if the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they become due.

If an active trading market does not develop for the notes you may not be able to resell them.

Prior to this offering, there was no public market for the notes. If no active trading market develops, you may not be able to resell your notes at their fair market value or at all. Future trading prices of the notes will depend on many factors, including, among other things, prevailing interest rates, our operating results and financial condition, the number of holders of notes and the market for similar securities. Recently, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the notes. We cannot assure you that the market, if any, for the notes will be free from similar disruptions or that any such disruptions may not adversely affect the prices at which you may sell your notes. We have been informed by the underwriters that they currently intend to make a market in the notes after this offering is completed. However, the underwriters may cease market-making activities at any time. We do not intend to apply to list the notes on any securities exchange.

USE OF PROCEEDS

We estimate that the net proceeds from the issuance and sale of the notes, after deducting the underwriters’ discounts and commissions and approximately $1.25 million in expenses relating to the offering, will be approximately $245.0 million. We plan to use $200.0 million of the net proceeds from this offering to redeem the aggregate principal amount outstanding of our 7 7/8% senior notes, which mature on April 1, 2008. We will use the remaining net proceeds from this offering for general corporate purposes.

CAPITALIZATION

The following table sets forth our cash and capitalization as of September 30, 2007 on an actual basis and as adjusted to give effect to the sale of the notes and application of net proceeds therefrom, including the redemption of all $200,000,000 aggregate principal amount outstanding of our 7 7/8% senior notes due 2008.

	September 30, 2007
	Actual	As Adjusted
	(dollars in millions)
Cash and cash equivalents	$448.5	$493.5	(a)

Short-term debt	$—	$—

Long-term debt:
7 7/8% senior notes due 2008	$200.0	$—
6 7/8% senior notes due 2010	300.0	300.0
8% senior notes due 2012	400.0	400.0
8 1/2% senior notes due 2015	150.0	150.0
Senior notes due 2016 offered hereby	—	250.0
Other, net of unamortized discounts	(0.3)	(0.3)

Total debt	$1,049.7	$1,099.7

Stockholders’ equity:
Common stock	$3.5	$3.5
Accumulated deficit	(2,479.7)	(2,479.8	)(b)
Other capital	3,999.7	3,999.7
Accumulated other comprehensive loss	(1,510.5)	(1,510.5)

Total stockholders’ equity	$13.0	$12.9

Total capitalization	$1,062.7	$1,112.6

(a)

Gives effect to approximately $245.0 million of net proceeds we expect to receive from the sale of the notes offered hereby, less $200.0 million used to redeem the aggregate principal amount of the 7 7/8% senior notes due 2008.

(b)

Gives effect to the estimated early extinguishment of debt charge of $0.1 million, net of tax, associated with the redemption of $200.0 million aggregate principal amount of the 7 7/8% senior notes due 2008.

RATIO OF EARNINGS TO FIXED CHARGES

For purposes of this ratio, earnings consist of income (loss) before income taxes, minus undistributed earnings of associated companies, plus amortization of capitalized interest and fixed charges, less interest capitalized during the period. Fixed charges consist of interest on all indebtedness, interest capitalized during the period, amortization of debt issuance expense and the portion of rental expense representative of interest.

Year Ended December 31,								Nine Months ended September 30, 2007
2002	2003	2004		2005		2006
3.51x	3.52x	(a	)	(a	)	(a	)	(a	)

(a)

Earnings for the years ended December 31, 2004, 2005 and 2006 and for the nine months ended September 30, 2007 were inadequate to cover fixed charges by $94.6 million, $180.2 million, $242.6 million and $37.8 million, respectively.

DESCRIPTION OF NOTES

You can find the definitions of certain terms used in this description under the subheading “Certain Definitions.” The following description of the notes we are offering supersedes the description of the general terms and provisions of the debt securities set forth in “Description of Debt Securities” in the accompanying prospectus. In this description, the word “Unisys” refers only to Unisys Corporation and not to any of its Subsidiaries.

Unisys will issue the notes under a supplemental indenture to the indenture dated as of March 1, 2003 between Unisys and HSBC Bank USA, National Association (as successor to HSBC Bank USA), as trustee (together, the “indenture”). The terms of the notes will include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended. The covenants described in the accompanying prospectus under the captions “Description of Debt Securities—Certain Covenants Applicable to Senior Debt Securities” will not apply to the notes.

The following description is a summary of the material provisions of the indenture. It does not restate that agreement in its entirety. We urge you to read the indenture because it, and not this description, defines your rights as holders of the notes. We have filed a copy of the indenture as an exhibit incorporated by reference in the registration statement relating to this prospectus supplement. Certain defined terms used in this description but not defined below under “—Certain Definitions” have the meanings assigned to them in the indenture.

The registered holder of a note will be treated as the owner of it for all purposes. Only registered holders will have rights under the indenture.

Brief Description of the Notes

The Notes

The notes:

•	will be general unsecured obligations of Unisys;

•

will be effectively subordinated in right of payment to all secured borrowings of Unisys to the extent of the value of the assets securing such debt, including all obligations under the Credit Agreement, and will be structurally subordinated to all liabilities (including trade payables) of our non-guarantor subsidiaries;

•	will be pari passu in right of payment with all existing and future unsubordinated Indebtedness of Unisys, including other senior notes issued by Unisys; and

•	will be senior in right of payment to any future subordinated Indebtedness of Unisys.

The notes will be effectively subordinated to all borrowings under the Credit Agreement, which is secured by substantially all of the assets of Unisys (except that the collateral securing the Credit Agreement does not include accounts receivable that are subject to the Receivables Facility, real estate located in the United States or the stock or indebtedness of Domestic Subsidiaries). As of September 30, 2007, there was no indebtedness outstanding under the Credit Agreement, there were letters of credit of $43.7 million issued under the Credit Agreement, and $231.3 million was available for additional borrowing under the Credit Agreement. See “Risk Factors—Risks Relating to the Notes—The notes are unsecured, and are effectively subordinated to our current and future secured indebtedness.”

Initially, none of Unisys’ Subsidiaries will guarantee the notes or have any other obligation in respect of the notes. Further, under the terms of the indenture, none of Unisys’ Foreign Subsidiaries will guarantee the notes in the future, and Unisys’ Domestic Subsidiaries will be required to guarantee the notes in the future only if they guarantee or incur Ineligible Indebtedness. The notes will be effectively subordinated in right of payment to all Indebtedness and other liabilities and commitments (including trade payables and lease obligations) of Unisys’ non-guarantor Subsidiaries. Any right of Unisys to receive assets of any of its non-guarantor Subsidiaries upon the Subsidiary’s liquidation or reorganization (and the consequent right of the holders of the notes to participate in those assets) will be effectively subordinated to the claims of that Subsidiary’s creditors, except to the extent that Unisys is itself recognized as a creditor of the Subsidiary, in which case the claims of Unisys would still be effectively subordinated in right of payment to any security in the assets of the Subsidiary and subordinated in right of payment to any Indebtedness of the Subsidiary senior to that held by Unisys. For the nine months ended September 30, 2007, revenue from Unisys’ Subsidiaries collectively represented approximately 56% of Unisys’ total consolidated revenue. At September 30, 2007, Unisys’ Subsidiaries had no outstanding indebtedness (other than intercompany debt and a guarantee by Unisys Holding Corporation, one of Unisys’ wholly-owned Subsidiaries, pursuant to the Credit Agreement). Any existing or future liabilities, including trade payables, of Unisys’ Subsidiaries would be structurally senior to the notes. See “Risk Factors—Risks Relating to the Notes—As of the date of this prospectus supplement, none of our subsidiaries has guaranteed or otherwise become obligated with respect to the notes. Your right to receive payments on the notes could be adversely affected if any of our non-guarantor subsidiaries declare bankruptcy, liquidate, or reorganize.”

Principal, Maturity and Interest

Unisys will issue $250.0 million in aggregate principal amount of notes in this offering. Unisys may issue an unlimited amount of additional notes of the same series under the indenture from time to time after this offering. Any issuance of additional notes of the same series is subject to all of the covenants in the indenture, including the covenant described below under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock.” The notes and any additional notes of the same series subsequently issued under the indenture will be treated as a single class for all purposes under the indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase.

Unisys will issue notes in denominations of $2,000 and integral multiples of $1,000 in excess of $2,000. The notes will mature on January 15, 2016.

Interest on the notes will accrue at the rate of             % per annum and will be payable semi-annually in arrears on January 15 and July 15, commencing on July 15, 2008. Unisys will make each interest payment to the holders of record on the immediately preceding January 1 and July 1.

Interest on the notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest on the notes will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Methods of Receiving Payments on the Notes

If a holder of more than $10.0 million aggregate principal amount of notes has given wire transfer instructions to Unisys, Unisys will pay all principal, interest and premium, if any, on that holder’s notes in accordance with those instructions. All other payments on the notes will be made at the office or agency of the paying agent and registrar within the City and State of New York unless Unisys elects to make interest payments by check mailed to the noteholders at their address set forth in the register of holders.

Paying Agent and Registrar for the Notes

The trustee will initially act as paying agent and registrar. Unisys may change the paying agent or registrar without prior notice to the holders of the notes, and Unisys or any of its Subsidiaries may act as paying agent or registrar.

Transfer and Exchange

A holder may transfer or exchange notes in accordance with the provisions of the indenture. The registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents in connection with a transfer of notes. Holders will be required to pay all taxes due on transfer. Unisys will not be required to transfer or exchange any note selected for redemption. Also, Unisys will not be required to transfer or exchange any note for a period of 15 days before a selection of notes to be redeemed.

Optional Redemption

At any time prior to January 15, 2011, Unisys may on any one or more occasions redeem up to 35% of the aggregate principal amount of notes issued under the indenture, upon not less than 30 nor more than 60 days’ notice, at a redemption price equal to         % of the principal amount of the notes redeemed, plus accrued and unpaid interest, if any, to the date of redemption (subject to the rights of holders of notes on the relevant record date to receive interest on the relevant interest payment date), with the net cash proceeds from one or more Equity Offerings; provided that:

(1)	at least 50% of the aggregate principal amount of notes originally issued under the indenture (excluding notes held by Unisys and its Subsidiaries) remains outstanding immediately after the occurrence of such redemption; and

(2)	the redemption occurs within 180 days of the date of the closing of such Equity Offering.

At any time prior to January 15, 2012, Unisys may on any one or more occasions redeem all or a part of the notes, upon not less than 30 nor more than 60 days’ notice, at a redemption price equal to 100% of the principal amount of the notes redeemed, plus the Applicable Premium as of, and accrued and unpaid interest, if any, to, the date of redemption, subject to the rights of holders of notes on the relevant record date to receive interest due on the relevant interest payment date.

Except pursuant to the preceding paragraphs, the notes will not be redeemable at Unisys’ option prior to January 15, 2012.

On or after January 15, 2012, Unisys may on any one or more occasions redeem all or a part of the notes, upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest, if any, on the notes redeemed, to the applicable date of redemption, if redeemed during the twelve-month period beginning on January 15 of the years indicated below, subject to the rights of holders of notes on the relevant record date to receive interest on the relevant interest payment date:

Year	Percentage
2012		%
2013		%
2014 and thereafter	100.00%

Unless Unisys defaults in the payment of the redemption price, interest will cease to accrue on the notes or portions thereof called for redemption on the applicable redemption date.

Mandatory Redemption

Unisys is not required to make mandatory redemption or sinking fund payments with respect to the notes.

Repurchase at the Option of Holders

Change of Control

If a Change of Control occurs, each holder of notes will have the right to require Unisys to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of that holder’s notes pursuant to a Change of Control Offer on the terms set forth in the indenture. In the Change of Control Offer, Unisys will offer a Change of Control Payment in cash equal to 101% of the aggregate principal amount of notes repurchased, plus accrued and unpaid interest, if any, on the notes repurchased to the date of purchase, subject to the rights of holders of notes on the relevant record date to receive interest due on the relevant interest payment date. Within 30 days following any Change of Control, Unisys will mail a notice to each holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase notes on the Change of Control Payment Date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by the indenture and described in such notice. Unisys will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the indenture, Unisys will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the indenture by virtue of such compliance.

On the Change of Control Payment Date, Unisys will, to the extent lawful:

(1)	accept for payment all notes or portions of notes properly tendered pursuant to the Change of Control Offer;

(2)	deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes properly tendered; and

(3)	deliver or cause to be delivered to the trustee the notes properly accepted together with an officers’ certificate stating the aggregate principal amount of notes or portions of notes being purchased by Unisys.

The paying agent will promptly mail to each holder of notes properly tendered the Change of Control Payment for such notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any.

The provisions described above that require Unisys to make a Change of Control Offer following a Change of Control will be applicable whether or not any other provisions of the indenture are applicable. Except as described above with respect to a Change of Control, the indenture does not contain provisions that permit the holders of the notes to require that Unisys repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

Unisys will not be required to make a Change of Control Offer upon a Change of Control if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by Unisys and purchases all notes properly tendered and not withdrawn under the Change of Control Offer or (2) notice of redemption has been given pursuant to the indenture as described above under the caption “—Optional Redemption,” unless and until there is a default in payment of the applicable redemption price. Notwithstanding anything to the contrary contained herein, a Change of Control Offer may be made in advance of a Change of Control, conditional upon the consummation of such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control Offer.

The Change of Control provisions described above may deter certain mergers, tender offers and other takeover attempts involving Unisys by increasing the capital required to effectuate such transactions. The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of Unisys and its Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require Unisys to repurchase its notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of Unisys and its Subsidiaries taken as a whole to another Person or group may be uncertain.

Asset Sales

Unisys will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1)	Unisys (or the Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the Fair Market Value of the assets or Equity Interests issued or sold or otherwise disposed of; and

(2)	at least 75% of the consideration received in the Asset Sale by Unisys or such Restricted Subsidiary is in the form of cash or Cash Equivalents. For purposes of this provision, each of the following will be deemed to be cash:

(a)	any liabilities, as shown on the most recent consolidated balance sheet, of Unisys or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the notes or any Note Guarantee) that are assumed by the transferee of any such assets;

(b)	any securities, notes or other obligations received by Unisys or any such Restricted Subsidiary from such transferee that are, within 180 days following the closing of the related Asset Sale, converted by Unisys or such Restricted Subsidiary into cash or Cash Equivalents, to the extent of the cash or Cash Equivalents received in that conversion;

(c)	any stock or assets of the kind referred to in clauses (5), (6) or (7) of the next paragraph of this covenant; and

(d)	any Designated Non-cash Consideration received by Unisys or such Restricted Subsidiary having an aggregate Fair Market Value, taken together with all other Designated Non-cash Consideration received pursuant to this clause (d) that is at that time outstanding (with the Fair Market Value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value), not to exceed 5% of the consolidated total assets of Unisys and its Restricted Subsidiaries (measured at the time of the receipt of such Designated Non-cash Consideration).

Within 450 days after the receipt of any Net Proceeds from an Asset Sale, Unisys (or the applicable Restricted Subsidiary, as the case may be) may apply an amount equal to such Net Proceeds:

(1)	to repay Indebtedness and other Obligations under a Credit Facility and any other Indebtedness that is secured by a Lien and, if the Indebtedness repaid is revolving credit Indebtedness, to correspondingly reduce commitments with respect thereto;

(2)	to repay Indebtedness and other Obligations of a Restricted Subsidiary that is not a Guarantor, other than Indebtedness owed to Unisys or another Restricted Subsidiary;

(3)	to repurchase, redeem or defease Existing Indebtedness which has a final maturity date (as in effect on the Issue Date) on or prior to January 15, 2016;

(4)	to repay other Indebtedness of Unisys (other than any Disqualified Stock or any Indebtedness that is contractually subordinated to the notes), other than Indebtedness owed to a Restricted Subsidiary of Unisys); provided that Unisys shall equally and ratably repay the notes as provided under “—Optional Redemption,” through open market purchases (to the extent such purchases are at or above 100% of the principal amount thereof) or by making an offer (in accordance with the procedures set forth below for an Asset Sale Offer) to all holders to purchase the notes at 100% of the principal amount thereof, plus the amount of accrued but unpaid interest, if any, on the amount of notes that would otherwise be prepaid;

(5)	to acquire all or substantially all of the assets of, or any Capital Stock of, another Permitted Business, if, after giving effect to any such acquisition of Capital Stock, the Permitted Business is or becomes a Restricted Subsidiary of Unisys;

(6)	to make a capital expenditure; or

(7)	to acquire other assets that are used or useful in a Permitted Business,

or enter into a binding commitment regarding clauses (5), (6) or (7) above, provided that if such acquisition or expenditure in respect of such binding commitment is not consummated on or before the 180th day following the aforementioned 450 day period, and Unisys or such Restricted Subsidiary shall not have otherwise applied an amount equal to such Net Proceeds pursuant to clause (1)-(7) of this paragraph on or before such 180th day, such binding commitment shall be deemed not to have been a permitted application of Net Proceeds.

Unisys will not, and will not permit any Restricted Subsidiary to, engage in any Asset Swap, unless in the event such Asset Swap involves the transfer by Unisys or any Restricted Subsidiary of assets having an aggregate Fair Market Value in excess of $50.0 million, the terms of such Asset Swap have been approved by a majority of the members of the Board of Directors of Unisys.

Pending the final application of an amount equal to any Net Proceeds, Unisys may temporarily reduce revolving credit borrowings or otherwise invest the Net Proceeds in any manner that is not prohibited by the indenture.

Any Net Proceeds from Asset Sales that are not applied or invested as provided in the second paragraph of this covenant will constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $100.0 million, within five days thereof, Unisys will make an Asset Sale Offer to all holders of notes and all holders of other Indebtedness that is pari passu with the notes containing provisions similar to those set forth in the indenture with respect to offers to purchase or redeem with the proceeds of sales of assets to purchase the maximum principal amount of notes and such other pari passu Indebtedness that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of the principal amount, plus accrued and unpaid interest to the date of purchase, and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, Unisys may use those Excess Proceeds for any purpose not otherwise prohibited by the indenture. If the aggregate principal amount of notes and other pari passu Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the trustee will select the notes and such other pari passu Indebtedness to be purchased on a pro rata basis. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

Unisys will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of notes pursuant to a Change of Control Offer or an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control or Asset Sale provisions of the indenture, Unisys will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control or Asset Sale provisions of the indenture by virtue of such compliance.

The occurrence of certain of the events that constitute a Change of Control would constitute a default under the Credit Agreement. Future agreements may contain prohibitions of certain events, including events that would constitute a Change of Control or an Asset Sale, or require such Indebtedness to be repurchased upon a Change of Control or an Asset Sale. Moreover, the exercise by the holders of notes of their right to require Unisys to repurchase the notes upon a Change of Control or an Asset Sale could cause a default under these other agreements, even if the Change of Control or Asset Sale itself does not, due to the financial effect of such repurchases on Unisys. In the event a Change of Control or Asset Sale occurs at a time when Unisys is prohibited from purchasing notes, Unisys could seek the consent of its senior lenders to the purchase of notes or could attempt to refinance the borrowings that contain such prohibition. If Unisys does not obtain a consent or repay those borrowings, Unisys will remain prohibited from purchasing notes. In that case, Unisys’ failure to purchase tendered notes would constitute an Event of Default under the indenture which could, in turn, constitute a default under the other indebtedness. Finally, Unisys’ ability to pay cash to the holders of notes upon a repurchase may be limited by Unisys’ then existing financial resources. See “Risk Factors—Risks Relating to the Notes—We may not have the ability to raise the funds necessary to finance the change of control offer required by the indenture.”

Selection and Notice

If less than all of the notes are to be redeemed at any time, the trustee will select notes for redemption on a pro rata basis unless otherwise required by law or applicable stock exchange requirements.

No notes of $2,000 or less can be redeemed in part. Notices of redemption will be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of notes to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the notes or a satisfaction and discharge of the indenture. Notices of redemption may not be conditional.

If any note is to be redeemed in part only, the notice of redemption that relates to that note will state the portion of the principal amount of that note that is to be redeemed. A new note in principal amount equal to the unredeemed portion of the original note will be issued in the name of the holder of notes upon cancellation of the original note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on notes or portions of notes called for redemption.

Certain Covenants

Changes in Covenants when notes Rated Investment Grade

If on any date following the Issue Date:

(1)	the notes are rated (a) Baa3 or better by Moody’s and BB+ or better by S&P or (ii) Ba1 or better by Moody’s and BBB- or better by S&P (or, if either such entity ceases to rate the notes for reasons outside of the control of Unisys, the equivalent investment grade credit rating from any other “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act selected by Unisys as a replacement agency); and

(2)	no Default or Event of Default shall have occurred and be continuing,

then, beginning on such date and continuing at all times thereafter regardless of any subsequent changes in the rating of the notes, the covenants specifically described under the following captions in this prospectus supplement will no longer be applicable to the notes:

(1)	“—Repurchase at the Option of Holders-Asset Sales;”

(2)	“—Restricted Payments;”

(3)	“—Incurrence of Indebtedness and Issuance of Preferred Stock;”

(4)	“—Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries;”

(5)	“—Designation of Restricted and Unrestricted Subsidiaries;”

(6)	“—Transactions with Affiliates;”

(7)	“—Future Subsidiary Guarantees;” and

(8)	clause (4) of the covenant described below under the caption “—Merger, Consolidation or Sale of Assets.”

There can be no assurance that the notes will ever achieve or maintain an investment grade rating.

Restricted Payments

Unisys will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1)	declare or pay any dividend or make any other payment or distribution on account of Unisys’ Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving Unisys) or to the direct or indirect holders of Unisys’ Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of Unisys);

(2)	purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving Unisys) any Equity Interests of Unisys or any direct or indirect parent of Unisys;

(3)

make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness of Unisys or any Guarantor that is contractually subordinated to the notes or to any Note Guarantee (excluding any intercompany Indebtedness between or among Unisys and any of its

Restricted Subsidiaries), except a payment of interest or principal at the Stated Maturity thereof or the purchase, redemption, defeasance or other acquisition or retirement of Indebtedness that is contractually subordinated to the notes or any Note Guarantee in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of purchase, redemption, defeasance or other acquisition or retirement; or

(4)	make any Restricted Investment

(all such payments and other actions set forth in these clauses (1) through (4) above being collectively referred to as “Restricted Payments”),

unless, at the time of and after giving effect to such Restricted Payment:

(1)	no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment;

(2)	Unisys would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Interest Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock;” and

(3)	such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by Unisys and its Restricted Subsidiaries since the Issue Date (excluding Restricted Payments permitted by clauses (2)-(6) and (8)-(13) of the next succeeding paragraph), is less than the sum, without duplication, of:

(a)	50% of the Consolidated Net Income of Unisys for the period (taken as one accounting period) from October 1, 2007 to the end of Unisys’ most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit); plus

(b)	100% of the aggregate net cash proceeds and the Fair Market Value of marketable securities or other property received by Unisys since the Issue Date as a contribution to its equity capital or from the issue or sale of Qualifying Equity Interests of Unisys or from the issue or sale of convertible or exchangeable Disqualified Stock of Unisys or convertible or exchangeable debt securities of Unisys, in each case that have been converted into or exchanged for Qualifying Equity Interests of Unisys (other than Qualifying Equity Interests and convertible or exchangeable Disqualified Stock or debt securities sold to a Subsidiary of Unisys); plus

(c)	100% of the aggregate net cash proceeds and the Fair Market Value of marketable securities or other property received from the sale or other disposition (other than to Unisys or a Restricted Subsidiary) of Restricted Investments made by Unisys or its Restricted Subsidiaries and repurchases and redemptions of such Restricted Investments from Unisys or its Restricted Subsidiaries and repayments of loans or advances, and releases of guarantees, which constituted Restricted Investments by Unisys or its Restricted Subsidiaries when made, in each case after the Issue Date; plus

(d)	to the extent that any Unrestricted Subsidiary of Unisys designated as such after the Issue Date is redesignated as a Restricted Subsidiary after the Issue Date, the Fair Market Value of Unisys’ Restricted Investment in such Subsidiary as of the date of such redesignation; plus

(e)	100% of the aggregate net cash proceeds and the Fair Market Value of marketable securities or other property received from the sale (other than to Unisys or a Restricted Subsidiary) of the stock of an Unrestricted Subsidiary (other than to the extent such Investment constituted a Permitted Investment) or of any dividends or distributions received by Unisys after the Issue Date from an Unrestricted Subsidiary of Unisys, to the extent that such dividends were not otherwise included in the Consolidated Net Income of Unisys for such period.

The preceding provisions will not prohibit:

(1)	the payment of any dividend or the consummation of any irrevocable redemption within 60 days after the date of declaration of the dividend or giving of the redemption notice, as the case may be, if at the date of declaration or notice, the dividend or redemption payment would have complied with the provisions of the indenture;

(2)	the making of any Restricted Payment in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of Unisys) of, Equity Interests of Unisys (other than Disqualified Stock) or from the substantially concurrent contribution of equity capital to Unisys; provided that the amount of any such net cash proceeds that are utilized for any such Restricted Payment will not be considered to be Qualifying Equity Interests for purposes of clause (3)(b) of the preceding paragraph;

(3)	the repurchase, redemption, defeasance or other acquisition or retirement for value of Indebtedness of Unisys or any Guarantor that is contractually subordinated to the notes or to any Note Guarantee with the net cash proceeds from a substantially concurrent incurrence of Indebtedness that is permitted to be incurred pursuant to the covenant described under “—Incurrence of Indebtedness and Issuance of Preferred Stock” and constitutes Permitted Refinancing Indebtedness;

(4)	the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of Unisys held by any current or former officer, director, employee or consultant of Unisys or any of its Subsidiaries (or any permitted transferees of such persons) pursuant to any equity subscription agreement, stock option agreement, shareholders’ agreement, or other management or employee benefit plan or similar agreement; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests may not exceed $5.0 million in any twelve-month period; provided, further, that Unisys may carry forward and make in a subsequent twelve-month period, in addition to the amounts permitted for such twelve-month period, the amount of such repurchase, redemptions or other acquisitions or retirements for value permitted to have been made but not made in any preceding twelve-month period up to a maximum of $10.0 million in any twelve-month period; provided, further, that such amount in any calendar year may be increased by an amount not to exceed the cash proceeds from the sale of Equity Interests (other than Disqualified Stock) of Unisys to any current or former officer, director, employee or consultant of Unisys or any of its Subsidiaries that occurs after the Issue Date, to the extent the cash proceeds from the sale of such Equity Interests have not otherwise been applied to the payment of Restricted Payments by virtue of clause (3), plus the cash proceeds of key man life insurance policies received by Unisys or its Restricted Subsidiaries after the Issue Date, less the amount of any Restricted Payments previously made with the cash proceeds described in this proviso of this clause (4);

(5)	the repurchase of Equity Interests deemed to occur upon the exercise of stock options or warrants to the extent such Equity Interests represent a portion of the exercise price of those stock options or warrants;

(6)	the declaration and payment of regularly scheduled or accrued dividends to holders of any class or series of Disqualified Stock of Unisys issued on or after the Issue Date or any class or series of preferred stock of any Restricted Subsidiary issued in accordance with the covenant described below under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock;”

(7)	the declaration and payment of quarterly dividends to holders of common Equity Interests of Unisys in an aggregate amount not to exceed $100.0 million in any twelve-month period; provided that no Restricted Payment may be made in respect of this clause (7) if Unisys’ Consolidated Leverage Ratio exceeds 3.0 to 1.0 at the time of such declaration or payment;

(8)	make cash payments in lieu of the issuance of fractional shares in an aggregate amount not to exceed $10.0 million since the Issue Date;

(9)	the repayment of intercompany debt, the incurrence of which was permitted pursuant to the covenant described below under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock;”

(10)	satisfaction of change of control obligations on subordinated obligations; provided that Unisys concurrently fulfills its obligations relating to a Change of Control under the indenture;

(11)	payments made in satisfaction of an asset sale offer with respect to subordinated obligations; provided that Unisys concurrently fulfills its obligations relating to such Asset Sale under the indenture;

(12)	distributions or payments of commissions, discounts and other fees and charges incurred in connection with any Qualified Receivables Transaction; and

(13)	other Restricted Payments in an aggregate amount not to exceed $200.0 million since the Issue Date;

provided, however, that at the time of, and after giving effect to, any Restricted Payment under clauses (7) or (13) of this paragraph, no Default shall have occurred and be continuing or would occur as a consequence thereof.

The amount of all Restricted Payments (other than cash) will be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by Unisys or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The Fair Market Value of any assets or securities in excess of $25.0 million (other than cash or Cash Equivalents) that are required to be valued by this covenant will be determined by the Board of Directors of Unisys.

Incurrence of Indebtedness and Issuance of Preferred Stock

Unisys will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt), and Unisys will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of preferred stock; provided, however, that Unisys may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock, and any Guarantor may incur Indebtedness (including Acquired Debt) or issue preferred stock, if the Interest Coverage Ratio for Unisys’ most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or such preferred stock is issued, as the case may be, would have been at least 2.0 to 1.0, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the Disqualified Stock or the preferred stock had been issued, as the case may be, at the beginning of such four-quarter period.

The first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”):

(1)	the incurrence by Unisys and any Restricted Subsidiary of additional Indebtedness and letters of credit under Credit Facilities in an aggregate principal amount at any one time outstanding under this clause (1) (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of Unisys and its Restricted Subsidiaries thereunder) not to exceed the greater of (a) $600.0 million and (b) the Maximum Credit Facilities Cap as of the date of such incurrence;

(2)	the incurrence by Unisys and its Restricted Subsidiaries of the Existing Indebtedness;

(3)	the incurrence by Unisys of Indebtedness represented by the notes to be issued on the Issue Date and the incurrence by any Guarantors of Note Guarantees pursuant to the covenant described below under the caption “—Future Subsidiary Guarantees;”

(4)	the incurrence by Unisys or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of design, construction, installation or improvement of property, plant or equipment used in the business of Unisys or any of its Restricted Subsidiaries, in an aggregate principal amount, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (4), not to exceed the greater of (a) $100.0 million and (b) 2.5% of the consolidated total assets of Unisys and its Restricted Subsidiaries (measured at the time of such incurrence);

(5)	the incurrence by Unisys or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge any Indebtedness, Disqualified Stock or preferred stock, including additional Indebtedness, Disqualified Stock or preferred stock incurred to pay accrued interest, fees and expenses, including premiums, incurred in connection therewith (other than intercompany Indebtedness, Disqualified Stock or preferred stock) that was permitted by the indenture to be incurred under the first paragraph of this covenant or clauses (2)-(5), (12), (13) or (20) of this paragraph;

(6)	the incurrence by Unisys or any of its Restricted Subsidiaries of intercompany Indebtedness between or among Unisys and any of its Restricted Subsidiaries; provided, however, that:

(a)	if Unisys or any Guarantor is the obligor on such Indebtedness and the payee is not Unisys or a Guarantor, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations then due with respect to the notes, in the case of Unisys, or such Guarantor’s Note Guarantee, in the case of a Guarantor; and

(b)(i)	any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than Unisys or a Restricted Subsidiary of Unisys and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either Unisys or a Restricted Subsidiary of Unisys, will be deemed, in each case, to constitute an incurrence of such Indebtedness by Unisys or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (6);

(7)	the issuance by any of Unisys’ Restricted Subsidiaries to Unisys or to any of its Restricted Subsidiaries of shares of preferred stock; provided, however, that:

(a)	any subsequent issuance or transfer of Equity Interests that results in any such preferred stock being held by a Person other than Unisys or a Restricted Subsidiary of Unisys; and

(b)	any sale or other transfer of any such preferred stock to a Person that is not either Unisys or a Restricted Subsidiary of Unisys,

will be deemed, in each case, to constitute an issuance of such preferred stock by such Restricted Subsidiary that was not permitted by this clause (7);

(8)	the incurrence by Unisys or any of its Restricted Subsidiaries of Hedging Obligations in the ordinary course of business;

(9)	the guarantee by Unisys or any of the Guarantors of Indebtedness of Unisys or a Restricted Subsidiary of Unisys that was permitted to be incurred by another provision of this covenant; provided that if the Indebtedness being guaranteed is subordinated to or pari passu with the notes or any Note Guarantee, then the guarantee must be subordinated or pari passu, as applicable, to such Notes and/or such Note Guarantees, as applicable, to the same extent as the Indebtedness guaranteed;

(10)	the incurrence by Unisys or any of its Restricted Subsidiaries of Indebtedness in respect of workers’ compensation claims, self-insurance obligations, bankers’ acceptances, performance, bid, appeal, surety and customs bonds, completion guarantees and similar obligations in the ordinary course of business;

(11)	the incurrence by Unisys or any of its Restricted Subsidiaries of Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds, so long as such Indebtedness is covered within five business days;

(12)	the incurrence by Foreign Subsidiaries of Indebtedness in an aggregate principal amount at any time outstanding pursuant to this clause (12), including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (12), not to exceed the greater of (a) $200.0 million and (b) the Foreign Borrowing Base as of the date of such incurrence (or, in each case, the equivalent thereof, measured at the time of each incurrence, in the applicable foreign currency);

(13)

Indebtedness or preferred stock of a Restricted Subsidiary incurred and outstanding on or prior to the date on which such Restricted Subsidiary was acquired by Unisys (other than Indebtedness incurred in contemplation of, or in connection with, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary of or was otherwise acquired by Unisys); provided that either (a) the aggregate principal amount at any time outstanding pursuant to this clause (13), including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (13), does not exceed $50.0 million or (b) at the time such Restricted Subsidiary is acquired, Unisys (i) would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Interest Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock” or (ii) would have had an Interest Coverage Ratio greater than the Interest Coverage Ratio for Unisys immediately prior to such transaction;

(14)	the incurrence by a Receivables Subsidiary of Indebtedness in a Qualified Receivables Transaction that is without recourse to Unisys or to any of its other Restricted Subsidiaries or their assets (other than such Receivables Subsidiary and its assets and, as to Unisys or any of its Subsidiaries, other than pursuant to representations, warranties, covenants and indemnities customary for such transactions) and is not guaranteed by any such Person;

(15)	Indebtedness arising from agreements of Unisys or a Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the disposition of any business or assets of Unisys or any business, assets or Capital Stock of a Subsidiary, provided that the maximum aggregate liability in respect of all such Indebtedness shall at no time exceed the gross proceeds actually received by Unisys and its Restricted Subsidiaries in connection with such disposition;

(16)	Indebtedness consisting of Indebtedness issued by Unisys or a Restricted Subsidiary to any current or former officer, director, employee or consultant of Unisys or any of its Subsidiaries (or any permitted transferees of such persons), in each case to finance the purchase or redemption of Equity Interests of Unisys to the extent described in clause (4) of the second paragraph under the caption “—Restricted Payments;”

(17)	Indebtedness owed on a short-term basis of no longer than 30 days to banks and other financial institutions incurred in the ordinary course of business of Unisys and its Restricted Subsidiaries with such banks or financial institutions that arises in connection with ordinary banking arrangements to manage cash balances of Unisys and its Restricted Subsidiaries;

(18)	Indebtedness incurred by a Restricted Subsidiary in connection with bankers’ acceptances, discounted bills of exchange or the discounting or factoring of receivables for credit management purposes, in each case incurred or undertaken in the ordinary course of business on arm’s length commercial terms on a recourse basis;

(19)	Indebtedness incurred by Unisys or any of its Restricted Subsidiaries constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business; provided, that upon the drawing of such letters of credit or the incurrence of such Indebtedness, such obligations are reimbursed within 30 days following such drawing or incurrence; and

(20)	the incurrence or issuance by Unisys or any Restricted Subsidiary of additional Indebtedness, Disqualified Stock or preferred stock in an aggregate principal amount (or accreted value or amount, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (20), not to exceed the greater of (a) $250.0 million and (b) 5% of the consolidated total assets of Unisys and its Restricted Subsidiaries (measured at the time of such incurrence).

Unisys will not incur, and will not permit any Guarantor to incur, any Indebtedness (including Permitted Debt) that is contractually subordinated in right of payment to any other Indebtedness of Unisys or such Guarantor unless such Indebtedness is also contractually subordinated in right of payment to the notes and the applicable Note Guarantee on substantially identical terms; provided, however, that no Indebtedness will be deemed to be contractually subordinated in right of payment to any other Indebtedness of Unisys solely by virtue of being unsecured or by virtue of being secured on a junior priority basis.

For purposes of determining compliance with this “Incurrence of Indebtedness and Issuance of Preferred Stock” covenant:

(a)	in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (20) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, Unisys will be permitted to classify such item of Indebtedness on the date of its incurrence, or later reclassify all or a portion of such item of Indebtedness, in any manner that complies with this covenant;

(b)	at the time of incurrence, Unisys will be entitled to divide and classify an item of Indebtedness in more than one of the types of Indebtedness described in the first and second paragraphs above;

(c)	Indebtedness under the Credit Agreement outstanding on the date on which notes are first issued and authenticated under the indenture will initially be deemed to have been incurred on such date in reliance on the exception provided by clause (1) of the definition of Permitted Debt;

(d)	Guarantees of, or obligations in respect of letters of credit relating to, Indebtedness which is otherwise included in the determination of a particular amount of Indebtedness shall not be included; and

(e)	with respect to any U.S. dollar-denominated restriction on the incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term Indebtedness, or first committed, in the case of revolving credit Indebtedness; provided that if such Indebtedness is incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced.

The accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, the reclassification of preferred stock as Indebtedness due to a change in accounting principles, and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock for purposes of this covenant; provided, in each such case, that the amount of any such accrual, accretion or payment is included in Consolidated Interest Expense of Unisys as accrued. Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that Unisys or any Restricted Subsidiary may incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in exchange rates or currency values.

The amount of any Indebtedness outstanding as of any date will be:

(1)	the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount;

(2)	the principal amount of the Indebtedness, in the case of any other Indebtedness; and

(3)	in respect of Indebtedness of another Person secured by a Lien on the assets of the specified Person, the lesser of:

(a)	the Fair Market Value of such assets at the date of determination; and

(b)	the amount of the Indebtedness of the other Person.

Liens

Unisys will not, and will not permit any of its Restricted Subsidiaries to, create, incur, assume or otherwise cause or suffer to exist or become effective any Lien of any kind (other than Permitted Liens) upon any of their property or assets, now owned or hereafter acquired, unless all payments due under the indenture and the notes and any Note Guarantee are secured on an equal and ratable basis with the obligations so secured until such time as such obligations are no longer secured by a Lien.

Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

Unisys will not directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(1)	pay dividends or make any other distributions on its Capital Stock to Unisys or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any indebtedness owed to Unisys or any of its Restricted Subsidiaries;

(2)	make loans or advances to Unisys or any of its Restricted Subsidiaries; or

(3)	sell, lease or transfer any of its properties or assets to Unisys or any of its Restricted Subsidiaries.

However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

(1)	agreements or instruments as in effect on the Issue Date and any amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings of those agreements or instruments;

(2)	the indenture, the notes and the Note Guarantees;

(3)	applicable law, rule, regulation or order;

(4)	any agreement or instrument of a Person acquired by Unisys or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such agreement or instrument was entered into or created in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired; provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the indenture to be incurred;

(5)	customary non-assignment provisions in leases, licenses and other contracts entered into in the ordinary course of business;

(6)	purchase money obligations for property acquired in the ordinary course of business and Capital Lease Obligations that impose restrictions on the property purchased or leased of the nature described in clause (3) of the preceding paragraph;

(7)	any agreement for the sale or other disposition of assets that contains customary restrictions pending its sale or other disposition, including restrictions on distributions by a Restricted Subsidiary pending its sale or other disposition;

(8)	Permitted Refinancing Indebtedness; provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

(9)	Liens permitted to be incurred under the indenture that limit the right of the debtor to dispose of the assets subject to such Liens;

(10)	provisions limiting the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements and other similar agreements, which limitation is applicable only to the assets that are the subject of such agreements;

(11)	restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(12)	any agreement or instrument governing Indebtedness, Disqualified Stock or preferred stock of Foreign Subsidiaries permitted to be incurred subsequent to the Issue Date pursuant to the provisions of the covenant described under “—Incurrence of Indebtedness and Issuance of Preferred Stock;”

(13)

any amendment, restatement, modification, renewal, supplement, refunding, replacement or refinancing of an agreement or instrument referred to in clauses (1), (4), (6) or (12) of this paragraph or this clause (13); provided, however, that the encumbrances and restrictions contained in any such agreement or instrument are not materially more restrictive, taken as a whole, than the encumbrances and restrictions contained in such agreements referred to in clauses (1), (4), (6) or (12) of this paragraph on the Issue Date or the date such Restricted Subsidiary became a Restricted Subsidiary or was merged into a Restricted Subsidiary, whichever is applicable;

(14)	any organizational document or any agreement or arrangement relating to any Restricted Subsidiary that is not a wholly-owned Restricted Subsidiary;

(15)	Indebtedness or other contractual requirements of a Receivables Subsidiary in connection with a Qualified Receivables Transaction, provided that such restrictions apply only to such Receivables Subsidiary; and

(16)	any agreement or arrangement evidencing Indebtedness or other obligations in an aggregate amount not to exceed $25.0 million at any time outstanding.

Merger, Consolidation or Sale of Assets

Unisys will not, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not Unisys is the surviving corporation); or (2) sell, assign, transfer, convey, or otherwise dispose of all or substantially all of the properties or assets of Unisys and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person, unless:

(1)	either: (a) Unisys is the surviving corporation; or (b) the Person formed by or surviving any such consolidation or merger (if other than Unisys) or to which such sale, assignment, transfer, conveyance or other disposition has been made is a Person organized or existing under the laws of the United States, any state of the United States or the District of Columbia and expressly assumes by supplemental indenture all of the obligations of Unisys under the indenture and the notes;

(2)	the Person formed by or surviving any such consolidation or merger (if other than Unisys) or the Person to which such sale, assignment, transfer, conveyance or other disposition has been made assumes all the obligations of Unisys under the notes and the indenture pursuant to agreements reasonably satisfactory to the trustee;

(3)	immediately after such transaction, no Default or Event of Default exists;

(4)	Unisys or the Person formed by or surviving any such consolidation or merger (if other than Unisys), or to which such sale, assignment, transfer conveyance or other disposition has been made would, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, (i) be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Interest Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock” or (ii) have had an Interest Coverage Ratio equal to or greater than the Interest Coverage Ratio for Unisys immediately prior to such transaction; and

(5)	Unisys or the surviving entity, as the case may be, delivers to the trustee an officers’ certificate and an opinion of counsel, each stating that the consolidation, merger, sale, assignment, transfer, conveyance or other disposition and the supplemental indenture, if any, comply with the indenture.

In addition, Unisys will not, directly or indirectly, lease all or substantially all of the properties and assets of it and its Restricted Subsidiaries, taken as a whole, in one or more related transactions, to any other Person.

This “Merger, Consolidation or Sale of Assets” covenant will not apply to:

(1)	a merger of Unisys with an Affiliate solely for the purpose of reorganizing Unisys in another jurisdiction; or

(2)	any consolidation or merger, or any sale, assignment, transfer, conveyance, lease or other disposition of assets between or among Unisys and its Restricted Subsidiaries.

Transactions with Affiliates

Unisys will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of Unisys involving aggregate payments of consideration in excess of $25.0 million (each, an “Affiliate Transaction”), unless:

(1)	the Affiliate Transaction is on terms that are not materially less favorable to Unisys or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by Unisys or such Restricted Subsidiary with an unrelated Person; and

(2)	in the event any Affiliate Transaction or series of related Affiliate Transactions involving the transfer by Unisys or any Restricted Subsidiary of assets having an aggregate Fair Market Value in excess of $50.0 million, the terms of such Affiliate Transaction have been approved by a majority of the members of the Board of Directors of Unisys and by a majority of the disinterested members of the Board of Directors of Unisys.

The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

(1)	any agreement, arrangement or transaction with a current or former officer, director, employee or consultant of Unisys or any of its Restricted Subsidiaries relating to compensation, perquisites or indemnities, including without limitation any employment agreement, employee benefit plan, officer or director indemnification agreement, consultant agreement or any similar arrangement, entered into by Unisys or any of its Restricted Subsidiaries in the ordinary course of business and payments pursuant thereto;

(2)	transactions between or among Unisys and/or its Restricted Subsidiaries;

(3)	transactions with a Person (other than an Unrestricted Subsidiary of Unisys) that is an Affiliate of Unisys solely because Unisys owns, directly or through a Restricted Subsidiary, an Equity Interest in, or controls, such Person;

(4)	any issuance of Equity Interests (other than Disqualified Stock) of Unisys to Affiliates of Unisys;

(5)	Restricted Payments that do not violate the provisions of the indenture described above under the caption “—Restricted Payments” or are permitted pursuant to the definition of Permitted Investments;

(6)	sales or other transfers or dispositions of accounts receivable and other related assets customarily transferred in an asset securitization transaction involving accounts receivable to a Receivables Subsidiary in a Qualified Receivables Transaction and transactions between a Receivables Subsidiary and any Person in which the Receivables Subsidiary has an Investment;

(7)	loans or advances to, or Guarantees of Indebtedness of, employees, officers or directors made in the ordinary course of business of Unisys or any Restricted Subsidiary of Unisys in an aggregate amount not in excess of $15.0 million with respect to all loans, advances or Guarantees made since the Issue Date;

(8)	transaction or series of related transactions in which Unisys or any Restricted Subsidiary delivered to the trustee a letter issued by an accounting, appraisal or investment banking firm of national standing as to the fairness to Unisys or such Restricted Subsidiary of such transaction or series of related transactions from a financial point of view or that such transaction or series of related transactions are not materially less favorable to Unisys or the relevant Restricted Subsidiary, taken as a whole, than those that would have been obtained in a comparable transaction by Unisys or such Restricted Subsidiary with an unrelated Person;

(9)	transactions with customers, clients, suppliers or purchasers or sellers of goods or services, in each case in the ordinary course of the business of Unisys and its Restricted Subsidiaries and otherwise in compliance with the terms of the indenture; provided that in the reasonable determination of Unisys, such transactions are on terms that are no less favorable to Unisys or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by Unisys or such Restricted Subsidiary with an unrelated Person;

(10)	payments by Unisys and its Restricted Subsidiaries pursuant to tax sharing agreements among Unisys and its Restricted Subsidiaries on customary terms to the extent attributable to the ownership or operation of Unisys and its Restricted Subsidiaries; and

(11)	any agreement as in effect as of the Issue Date, or any amendment thereto (so long as any such amendment is not disadvantageous to the holders when taken as a whole as compared to the applicable agreement as in effect on the Issue Date).

Designation of Restricted and Unrestricted Subsidiaries

The Board of Directors of Unisys may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate Fair Market Value of all outstanding Investments owned by Unisys and its Restricted Subsidiaries in the Subsidiary designated as Unrestricted will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments under the covenant described above under the caption “—Restricted Payments” or under one or more clauses of the definition of Permitted Investments, as determined by Unisys. That designation will only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The Board of Directors of Unisys may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if that redesignation would not cause a Default.

Any designation of a Subsidiary of Unisys as an Unrestricted Subsidiary will be evidenced to the trustee by filing with the trustee a certified copy of a resolution of the Board of Directors giving effect to such designation and an officers’ certificate certifying that such designation complied with the preceding conditions and was permitted by the covenant described above under the caption “—Restricted Payments” or under one or more clauses of the definition of Permitted Investments. If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of the indenture and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of Unisys as of such date and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock,” Unisys will be in default of such covenant.

The Board of Directors of Unisys may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary of Unisys; provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of Unisys of any outstanding Indebtedness of such Unrestricted Subsidiary, and such designation will only be permitted if (1) such Indebtedness is permitted under the covenant described under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock,” calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period or Unisys would have an Interest Coverage Ratio greater than the Interest Coverage Ratio for Unisys immediately prior to such designation; and (2) no Default or Event of Default would be in existence following such designation.

Future Subsidiary Guarantees

Unisys will not permit any of its current or future Domestic Subsidiaries (other than Receivables Subsidiaries), directly or indirectly, to Guarantee or pledge any assets to secure the payment of any Ineligible Indebtedness of any other Person or otherwise provide direct credit support for any Ineligible Indebtedness of any other Person, or to incur any Ineligible Indebtedness as primary obligor, in each case, unless such Domestic Subsidiary within 60 days executes and delivers a supplemental indenture providing for the Guarantee of the payment of the notes by such Domestic Subsidiary, which Guarantee will be senior to or pari passu with such Domestic Subsidiary’s Guarantee, pledge, credit support or Ineligible Indebtedness, as the case may be.

The Note Guarantee of a Guarantor will automatically and unconditionally be released:

(1)

in connection with any sale or other disposition of all or substantially all of the assets of that Guarantor (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) Unisys or a Restricted Subsidiary of Unisys, if the sale or other disposition does not violate the “Asset Sale” provisions of the indenture;

(2)	in connection with any sale or other disposition of all of the Capital Stock of that Guarantor to a Person that is not (either before or after giving effect to such transaction) Unisys or a Restricted Subsidiary of Unisys, if the sale or other disposition does not violate the “Asset Sale” provisions of the indenture and the Guarantor ceases to be a Restricted Subsidiary of Unisys as a result of such sale or other disposition;

(3)	if Unisys designates any Restricted Subsidiary that is a Guarantor to be an Unrestricted Subsidiary in accordance with the applicable provisions of the indenture;

(4)	upon the release or discharge of the Guarantee, pledge, credit support or Indebtedness that resulted in the creation of such Note Guarantee; or

(5)	upon legal or covenant defeasance or satisfaction and discharge of the indenture as provided below under the captions “—Legal Defeasance and Covenant Defeasance” and “—Satisfaction and Discharge.”

Reports

Whether or not required by the rules and regulations of the SEC, so long as any notes are outstanding, Unisys will furnish to the holders of notes or cause the trustee to furnish to the holders of notes, within the time periods specified in the SEC’s rules and regulations:

(1)	all quarterly and annual reports that would be required to be filed with the SEC on Forms 10-Q and 10-K if Unisys were required to file such reports; and

(2)	all current reports that would be required to be filed with the SEC on Form 8-K if Unisys were required to file such reports.

All such reports will be prepared in all material respects in accordance with all of the rules and regulations applicable to such reports. Each annual report on Form 10-K will include a report on Unisys’ consolidated financial statements by Unisys’ certified independent accountants. Notwithstanding the foregoing, the availability of the reports referred to in clauses (1) and (2) above on the SEC’s Electronic Data Gathering and Retrieval service and Unisys’ website within the time periods specified in the rules and regulations applicable to such reports will be deemed to satisfy its delivery obligation.

If, at any time, Unisys is no longer subject to the periodic reporting requirements of the Exchange Act for any reason, Unisys will nevertheless continue filing the reports specified in the preceding paragraphs of this covenant with the SEC within the time periods specified above unless the SEC will not accept such a filing. Unisys will not take any action for the purpose of causing the SEC not to accept any such filings. If, notwithstanding the foregoing, the SEC will not accept Unisys’ filings for any reason, Unisys will post the reports referred to in the preceding paragraphs on its website within the time periods that would apply if Unisys were required to file those reports with the SEC.

In addition, Unisys agrees that, for so long as any notes remain outstanding, if at any time it is not required to file with the SEC the reports required by the preceding paragraphs, it will furnish to the holders of notes and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Events of Default and Remedies

Each of the following is an “Event of Default”:

(1)	default for 30 days in the payment when due of interest on the notes;

(2)	default in the payment when due (at maturity, upon redemption or otherwise) of the principal of, or premium, if any, on, the notes;

(3)	failure by Unisys or any of its Restricted Subsidiaries to comply with the provisions described under the caption “—Repurchase at the Option of Holders—Change of Control;”

(4)	failure by Unisys or any of its Restricted Subsidiaries to comply with the provisions described under the caption “—Reports,” for 120 days after notice to Unisys by the trustee or the holders of at least 25% in aggregate principal amount of the notes then outstanding voting as a single class;

(5)	failure by Unisys or any of its Restricted Subsidiaries for 60 days after notice to Unisys by the trustee or the holders of at least 25% in aggregate principal amount of the notes then outstanding voting as a single class to comply with any of the other agreements or covenants in the indenture;

(6)	default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by Unisys or any of its Restricted Subsidiaries (or the payment of which is guaranteed by Unisys or any of its Restricted Subsidiaries), whether such Indebtedness or Guarantee now exists, or is created after the Issue Date, if that default:

(a)	is caused by a failure to pay principal on such Indebtedness at its stated final maturity (after giving effect to any applicable grace periods provided in such Indebtedness) (a “Payment Default”); or

(b)	results in the acceleration of such Indebtedness prior to its express maturity,

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $50.0 million or more;

(7)	failure by Unisys or any of its Significant Subsidiaries to pay final judgments with respect to which no appeal may be or has been taken, entered by a court or courts of competent jurisdiction aggregating in excess of $50.0 million (net of any amounts that a reputable and creditworthy insurance company has acknowledged liability for in writing), which judgments are not paid, discharged or stayed for a period of 60 days, and in the event such judgment is covered by insurance, an enforcement proceeding has been commenced by any creditor upon such judgment or decree which is not promptly stayed;

(8)	except as permitted by the indenture, any Note Guarantee is held in any judicial proceeding to be unenforceable or invalid or ceases for any reason to be in full force and effect, or any Guarantor, or any Person acting on behalf of any Guarantor, denies or disaffirms its obligations under its Note Guarantee; and

(9)	certain events of bankruptcy or insolvency described in the indenture with respect to Unisys or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of its Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary.

In the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to Unisys, any Restricted Subsidiary of Unisys that is a Significant Subsidiary or any group of Restricted Subsidiaries of Unisys that, taken together, would constitute a Significant Subsidiary, all outstanding notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the trustee or the holders of at least 25% in aggregate principal amount of the then outstanding notes may declare all the notes to be due and payable immediately; provided that so long as any Indebtedness permitted to be incurred pursuant to the indenture under any Credit Facility shall be outstanding, no such acceleration shall be effective until the earlier of:

(1)	acceleration of any such Indebtedness under such Credit Facility; or

(2)	five business days after the giving of written notice of such acceleration to Unisys and the administrative agent (or any other agent or representative) with respect to such Credit Facility.

Subject to certain limitations, holders of a majority in aggregate principal amount of the then outstanding notes may direct the trustee in its exercise of any trust or power. The trustee may withhold from holders of the notes notice of any continuing Default or Event of Default if it determines that withholding notice is in their interest, except a Default or Event of Default relating to the payment of principal, interest or premium, if any.

Subject to the provisions of the indenture relating to the duties of the trustee, in case an Event of Default occurs and is continuing, the trustee will be under no obligation to exercise any of the rights or powers under the indenture at the request or direction of any holders of notes unless such holders have offered to the trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium, if any, or interest, if any, when due, no holder of a note may pursue any remedy with respect to the indenture or the notes unless:

(1)	such holder has previously given the trustee notice that an Event of Default is continuing;

(2)	holders of at least 25% in aggregate principal amount of the then outstanding notes have requested the trustee to pursue the remedy;

(3)	such holders have offered the trustee reasonable security or indemnity against any loss, liability or expense;

(4)	the trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and

(5)	holders of a majority in aggregate principal amount of the then outstanding notes have not given the trustee a direction inconsistent with such request within such 60-day period.

The holders of a majority in aggregate principal amount of the then outstanding notes by notice to the trustee may, on behalf of the holders of all of the notes, rescind an acceleration or waive any existing Default or Event of Default and its consequences under the indenture except a continuing Default or Event of Default in the payment of interest or premium, if any, on, or the principal of, the notes.

In the event of any Event of Default specified in clause (6) of the first paragraph above, such Event of Default and all consequences thereof shall be annulled, waived and rescinded, automatically and without any action by the trustee or the holders, if within 20 days after such Event of Default arose:

(1)	the Indebtedness or guarantee that is the basis for such Event of Default has been discharged; or

(2)	holders thereof have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default; or

(3)	the default that is the basis for such Event of Default has been cured.

Unisys is required to deliver to the trustee annually a statement regarding compliance with the indenture. Within five business days after becoming aware of any Default or Event of Default, Unisys is required to deliver to the trustee a statement specifying such Default or Event of Default.

No Personal Liability of Directors, Officers, Employees and Stockholders

No director, officer, employee, incorporator or stockholder of Unisys or any Guarantor, as such, will have any liability for any obligations of Unisys or the Guarantors under the notes, the indenture or the Note Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Legal Defeasance and Covenant Defeasance

Unisys may at any time, at the option of its Board of Directors evidenced by a resolution set forth in an officers’ certificate, elect to have all of its obligations discharged with respect to the outstanding notes and all obligations of the Guarantors discharged with respect to their Note Guarantees (“Legal Defeasance”) except for:

(1)	the rights of holders of outstanding notes to receive payments in respect of the principal of, or interest or premium, if any, on, such notes when such payments are due from the trust referred to below;

(2)	Unisys’ obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3)	the rights, powers, trusts, duties and immunities of the trustee, and Unisys’ and the Guarantors’ obligations in connection therewith; and

(4)	the Legal Defeasance provisions of the indenture.

In addition, Unisys may, at its option and at any time, elect to have the obligations of Unisys and the Guarantors released with respect to certain covenants (including its obligation to make Change of Control Offers and Asset Sale Offers) that are described in the indenture (“Covenant Defeasance”) and thereafter any omission to comply with those covenants will not constitute a Default or Event of Default with respect to the notes. In the event Covenant Defeasance occurs, all Events of Default described under “—Events of Default and Remedies” (except those relating to payments on the notes or bankruptcy, receivership, rehabilitation or insolvency) will no longer constitute an Event of Default with respect to the notes.

In order to exercise either Legal Defeasance or Covenant Defeasance:

(1)	Unisys must irrevocably deposit with the trustee, in trust, for the benefit of the holders of the notes, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants, to pay the principal of, or interest and premium, if any, on, the outstanding notes on the stated date for payment thereof or on the applicable redemption date, as the case may be, and Unisys must specify whether the notes are being defeased to such stated date for payment or to a particular redemption date;

(2)	in the case of Legal Defeasance, Unisys must deliver to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that (a) Unisys has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the Issue Date, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel will confirm that, the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3)	in the case of Covenant Defeasance, Unisys must deliver to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that, subject to customary assumptions and exclusions, the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4)	no Default or Event of Default has occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit or the granting of Liens in connection therewith);

(5)	such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than the indenture) to which Unisys or any of its Subsidiaries is a party or by which Unisys or any of its Subsidiaries is bound (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit or the granting of Liens in connection therewith);

(6)	Unisys must deliver to the trustee an officers’ certificate stating that the deposit was not made by Unisys with the intent of preferring the holders of notes over the other creditors of Unisys with the intent of defeating, hindering, delaying or defrauding any creditors of Unisys or others; and

(7)	Unisys must deliver to the trustee an officers’ certificate and an opinion of counsel, which opinion may be subject to customary assumptions and exclusions, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Amendment, Supplement and Waiver

Except as provided in the next two succeeding paragraphs, the indenture or the notes or the Note Guarantees may be amended or supplemented with the consent of the holders of at least a majority in aggregate principal amount of the notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes), and any existing Default or Event of Default or compliance with any provision of the indenture or the notes or the Note Guarantees may be waived with the consent of the holders of a majority in aggregate principal amount of the then outstanding notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes).

Without the consent of each holder of notes affected, an amendment, supplement or waiver may not (with respect to any notes held by a non-consenting holder):

(1)	reduce the principal amount of notes whose holders must consent to an amendment, supplement or waiver;

(2)	reduce the principal of or change the fixed maturity of any note or alter the provisions with respect to the redemption of the notes (other than provisions relating to the covenants described above under the caption “—Repurchase at the Option of Holders”);

(3)	reduce the rate of or change the time for payment of interest, including default interest, on any note;

(4)	waive a Default or Event of Default in the payment of principal of, or interest or premium, if any, on, the notes (except a rescission of acceleration of the notes by the holders of at least a majority in aggregate principal amount of the then outstanding notes and a waiver of the payment default that resulted from such acceleration);

(5)	make any note payable in money other than that stated in the notes;

(6)	make any change in the provisions of the indenture relating to waivers of past Defaults or the rights of holders of notes to receive payments of principal of, or interest or premium, if any, on, the notes;

(7)	waive a redemption payment with respect to any note (other than a payment required by one of the covenants described above under the caption “—Repurchase at the Option of Holders”);

(8)	release any Guarantor from any of its obligations under its Note Guarantee or the indenture, except in accordance with the terms of the indenture; or

(9)	make any change in the preceding amendment and waiver provisions.

Notwithstanding the preceding, without the consent of any holder of notes, Unisys, the Guarantors and the trustee may amend or supplement the indenture, the notes or the Note Guarantees:

(1)	to cure any ambiguity, defect or inconsistency;

(2)	to provide for uncertificated notes in addition to or in place of certificated notes;

(3)	to provide for the assumption of Unisys’ or a Guarantor’s obligations to holders of notes and Note Guarantees in the case of a merger or consolidation or sale of all or substantially all of Unisys’ or such Guarantor’s assets, as applicable;

(4)	to make any change that would provide any additional rights or benefits to the holders of notes or that does not adversely affect the legal rights under the indenture of any such holder or surrender any right or power conferred upon Unisys;

(5)	to comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act;

(6)	to conform the text of the indenture, the Note Guarantees or the notes to any provision of this Description of Notes to the extent that such provision in this Description of Notes was intended (as evidenced by an officers’ certificate) to be a verbatim recitation of a provision of the indenture, the Note Guarantees or the notes;

(7)	to provide for the issuance of additional notes of the same series in accordance with the limitations set forth in the indenture as of the Issue Date;

(8)	to provide for the appointment of a successor trustee; provided that the successor trustee is otherwise qualified and eligible to act as such under the terms of the indenture; or

(9)	to provide a guarantee with respect to the Notes or to grant any Lien for the benefit of the holders of the Notes.

The consent of the holders is not necessary under the indenture to approve the particular form of any proposed amendment or supplement. It is sufficient if such consent approves the substance of the proposed amendment or supplement.

Satisfaction and Discharge

The indenture will be discharged and will cease to be of further effect as to all notes issued thereunder, when:

(1)	all notes that have been authenticated, except lost, stolen or destroyed notes that have been replaced or paid and notes for whose payment money has been deposited in trust and thereafter repaid to Unisys, have been delivered to the trustee for cancellation; or

(2)

(a)    all notes that have not been delivered to the trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year and Unisys or any Guarantor has irrevocably deposited or caused to be deposited with the trustee as trust funds in trust solely for the benefit of the holders, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the notes not delivered to the trustee for cancellation for principal, premium, if any, and accrued interest to the date of maturity or redemption;

(b)	no Default or Event of Default has occurred and is continuing on the date of the deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit and the granting of Liens in connection therewith) and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which Unisys or any Guarantor is a party or by which Unisys or any Guarantor is bound (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit and the granting of Liens in connection therewith);

(c)	Unisys or any Guarantor has paid or caused to be paid all sums payable by it under the indenture; and

(d)	Unisys has delivered irrevocable instructions to the trustee under the indenture to apply the deposited money toward the payment of the notes at maturity or on the redemption date, as the case may be.

In addition, Unisys must deliver an officers’ certificate and an opinion of counsel to the trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Concerning the Trustee

If the trustee becomes a creditor of Unisys or any Guarantor, the indenture limits the right of the trustee to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue as trustee (if the indenture has been qualified under the Trust Indenture Act) or resign.

The holders of a majority in aggregate principal amount of the then outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. The indenture provides that in case an Event of Default occurs and is continuing, the trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of notes, unless such holder has offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense.

Book-Entry, Delivery and Form

The notes will be represented by one or more global debt securities that will be deposited with, or on behalf of, the Depositary and registered in the name of Cede & Co., the nominee of the Depositary.

The Depositary has advised us and the underwriters that it is:

•	a limited-purpose trust company organized under the New York Banking Law;

•	a “banking organization” within the meaning of the New York Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

•	a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

The Depositary was created to hold securities of its participating organizations (“participants”) and to facilitate the clearance and settlement of securities transactions, such as transfers and pledges, among its participants in such securities through electronic computerized book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. Participants include securities brokers and dealers (including the underwriters), banks, trust companies, clearing corporations and certain other organizations, some of whom (and/or their representatives) own the Depositary. Access to the Depositary’s book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. Persons who are not participants may beneficially own securities held by the Depositary only through participants.

Unless and until it is exchanged in whole or in part for certificated debt securities in definitive form, a global debt security may not be transferred except as a whole by the Depositary to a nominee of the Depositary or by a nominee of the Depositary to the Depositary or another nominee of the Depositary or by the Depositary or any such nominee to a successor depositary or a nominee of such successor depositary.

A further description of the Depositary’s procedures with respect to the notes is set forth in the accompanying prospectus under the heading “Description of Debt Securities—Transfer and Exchange—Global Debt Securities and Book-Entry System.”

Clearstream.    Clearstream is incorporated under the laws of Luxembourg as a professional depositary. Clearstream holds securities for its participating organizations (“Clearstream Participants”) and facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book-entry changes in accounts of Clearstream Participants, thereby eliminating the need for physical movement of certificates. Clearstream provides Clearstream Participants with, among other things, services for safekeeping, administration, clearance and establishment of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. As a professional depositary, Clearstream is subject to regulation by the Luxembourg Monetary Institute. Clearstream Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations, and may include the underwriters. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream Participant either directly or indirectly.

Distributions with respect to notes held beneficially through Clearstream will be credited to cash accounts of Clearstream Participants in accordance with its rules and procedures to the extent received by the Depositary for Clearstream.

Euroclear.    Euroclear was created in 1968 to hold securities for participants of Euroclear (“Euroclear Participants”) and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear includes various other services, including securities lending and borrowing and interfaces with domestic markets in several markets in several countries. Euroclear is operated by Euroclear Bank S.A./ N.V. (the “Euroclear Operator”), under contract with Euro-clear Clearance Systems S.C., a Belgian cooperative corporation (the “Cooperative”). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative establishes policy for Euroclear on behalf of Euroclear Participants. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

The Euroclear Operator is regulated and examined by the Belgian Banking Commission.

Links have been established among the Depositary, Clearstream and Euroclear to facilitate the initial issuance of the notes sold outside of the United States and cross-market transfers of the notes associated with secondary market trading.

Although the Depositary, Clearstream and Euroclear have agreed to the procedures provided below in order to facilitate transfers, they are under no obligation to perform these procedures, and these procedures may be modified or discontinued at any time.

Clearstream and Euroclear will record the ownership interests of their participants in much the same way as the Depositary, and the Depositary will record the total ownership of each of the U.S. agents of Clearstream and Euroclear, as participants in the Depositary. When notes are to be transferred from the account of a Depositary participant to the account of a Clearstream participant or a Euroclear participant, the purchaser must send instructions to Clearstream or Euroclear through a participant at least one day prior to settlement. Clearstream or Euroclear, as the case may be, will instruct its U.S. agent to receive notes against payment. After settlement, Clearstream or Euroclear will credit its participant’s account. Credit for the notes will appear on the next day (European time).

Because settlement is taking place during New York business hours, the Depositary participants will be able to employ their usual procedures for sending notes to the relevant U.S. agent acting for the benefit of Clearstream or Euroclear participants. The sale proceeds will be available to the Depositary seller on the settlement date. As a result, to the Depositary participant, a cross-market transaction will settle no differently than a trade between two Depositary participants.

When a Clearstream or Euroclear participant wishes to transfer notes to a Depositary participant, the seller will be required to send instructions to Clearstream or Euroclear through a participant at least one business day prior to settlement. In these cases, Clearstream or Euroclear will instruct its U.S. agent to transfer these notes against payment for them. The payment will then be reflected in the account of the Clearstream or Euroclear participant the following day, with the proceeds back valued to the value date, which would be the preceding day, when settlement occurs in New York, if settlement is not completed on the intended value date, that is, the trade fails, proceeds credited to the Clearstream or Euroclear participant’s account will instead be valued as of the actual settlement date.

You should be aware that you will only be able to make and receive deliveries, payments and other communications involving the notes through Clearstream and Euroclear on the days when those clearing systems are open for business. Those systems may not be open for business on days when banks, brokers and other institutions are open for business in the United States. In addition, because of time zone differences there may be problems with completing transactions involving Clearstream and Euroclear on the same business day as in the United States.

Certain Definitions

Set forth below are certain defined terms used in the indenture. Reference is made to the indenture for a full disclosure of all defined terms used therein, as well as any other capitalized terms used herein for which no definition is provided.

“Acquired Debt” means, with respect to any specified Person:

(1)	Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Restricted Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Restricted Subsidiary of, such specified Person; and

(2)	Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise. Notwithstanding any of the foregoing to the contrary, no Person (other than Unisys or any Subsidiary of Unisys) in whom a Receivables Subsidiary makes an Investment in connection with a Qualified Receivables Transaction will be deemed to be an Affiliate of Unisys or any of its Subsidiaries solely by reason of such Investment. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings.

“Applicable Premium” means, with respect to any note on any redemption date, the greater of:

(1)	1.0% of the principal amount of the note; and

(2)	the excess of:

(a)	the present value at such redemption date of (i) the redemption price of the note at January 15, 2012 (such redemption price being set forth in the table appearing above under the caption “—Optional Redemption”) plus (ii) all required interest payments due on the note through January 15, 2012, (excluding accrued but unpaid interest to the redemption date), computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over

(b)	the principal amount of the note.

“Asset Sale” means:

(1)	the sale, lease, conveyance or other disposition of any assets or rights; provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of Unisys and its Restricted Subsidiaries taken as a whole will be governed by the provisions of the indenture described above under the caption “—Repurchase at the Option of Holders—Change of Control” and/or the provisions described above under the caption “—Certain Covenants—Merger, Consolidation or Sale of Assets” and not by the provisions of the Asset Sale covenant; and

(2)	the issuance of Equity Interests by any of Unisys’ Restricted Subsidiaries or the sale of Equity Interests in any of its Subsidiaries; provided that the issuance of preferred stock by any of Unisys’ Restricted Subsidiaries will be governed by the provisions of the indenture described above under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock” and not by the provisions of the Asset Sale covenant.

Notwithstanding the preceding, none of the following items will be deemed to be an Asset Sale:

(1)	any single transaction or series of related transactions that involves assets having a Fair Market Value of less than $50.0 million;

(2)	a transfer of assets between or among Unisys and its Restricted Subsidiaries;

(3)	an issuance of Equity Interests by a Restricted Subsidiary of Unisys to Unisys or to a Restricted Subsidiary of Unisys;

(4)	the sale or lease of products, services, accounts receivable or notes receivable in the ordinary course of business and any sale or other disposition of damaged, worn-out or obsolete assets in the ordinary course of business;

(5)	the sale or other disposition of cash or Cash Equivalents;

(6)	sales or transfers of accounts receivable and related assets of the type specified in the definition of “Qualified Receivables Transaction” (or a fractional undivided interest therein);

(7)	a Restricted Payment that does not violate the covenant described above under the caption “—Certain Covenants—Restricted Payments” or a Permitted Investment;

(8)	to the extent allowable under Section 1031 of the Code or any comparable or successor provision, any exchange of like property (excluding any boot thereon) for use in a Permitted Business;

(9)	the lease, assignment or sub-lease of any real or personal property in the ordinary course of business;

(10)	any financing transaction with respect to property built or acquired by Unisys or any Restricted Subsidiary after the Issue Date;

(11)	foreclosures on assets;

(12)	an Asset Swap effected in compliance with “—Repurchase at the Option of Holders—Asset Sales;”

(13)	sales, transfers and other dispositions of Investments in joint ventures to the extent required by, or made pursuant to, customary buy/sell arrangements between joint venture parties set forth in joint venture arrangements and similar binding arrangements;

(14)	the licensing or sub-licensing of intellectual property or other general intangibles in the ordinary course of business; and

(15)	any surrender or waiver of contract rights or the settlement, release or surrender of contract rights or other litigation claims in the ordinary course of business.

“Asset Sale Offer” has the meaning assigned to that term in the indenture governing the notes.

“Asset Swap” means a substantially concurrent purchase and sale or exchange of assets that are used or useful in a Permitted Business between Unisys or any of its Restricted Subsidiaries and another Person; provided that any cash received must be applied in accordance with “—Repurchase at the Option of Holders—Asset Sales.”

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time. The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.

“Board of Directors” means:

(1)	with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board;

(2)	with respect to a partnership, the Board of Directors of the general partner of the partnership;

(3)	with respect to a limited liability company, the managing member or members or any controlling committee of managing members thereof; and

(4)	with respect to any other Person, the board or committee of such Person serving a similar function.

“Capital Lease Obligation” means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized and reflected as a liability on a balance sheet prepared in accordance with GAAP, and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.

“Capital Stock” means:

(1)	in the case of a corporation, corporate stock;

(2)	in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3)	in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and

(4)	any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

“Cash Equivalents” means:

(1)	United States dollars, Euros, any national currency of any participating member state of the economic and monetary union as contemplated in the Treaty on European Union, Australian dollars, Brazilian Reals, Indian Rupees, South Africa Rand, Swiss Franc and the British Pound, or other local currencies held by Unisys and its Restricted Subsidiaries from time to time in the ordinary course of business;

(2)	securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government (provided that the full faith and credit of the United States is pledged in support of those securities) having maturities of not more than two years from the date of acquisition;

(3)	certificates of deposit and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case, with any lender party to the Credit Agreement or with any domestic commercial bank having capital and surplus in excess of $500.0 million and a Thomson Bank Watch Rating of “B” or better in the case of U.S. banks and $100.0 million (or the U.S. dollar equivalent as of the date of determination) in the case of non-U.S. banks;

(4)	repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5)	commercial paper or marketable short-term money market or readily marketable direct obligations and similar securities having one of the two highest ratings obtainable from Moody’s or S&P and, in each case, maturing within two years after the date of acquisition; and

(6)	money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (5) of this definition.

“Change of Control” means the occurrence of any of the following:

(1)	the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of Unisys and its Subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act);

(2)	the adoption of a plan relating to the liquidation or dissolution of Unisys; or

(3)	the consummation of any transaction (including, without limitation, any merger or consolidation), the result of which is that any “person” (as defined above), becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of Unisys, measured by voting power rather than number of shares.

“Change of Control Offer” has the meaning assigned to that term in the indenture governing the notes.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Consolidated EBITDA” means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus, without duplication:

(1)	provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

(2)	the Consolidated Interest Expense of such Person and its Restricted Subsidiaries for such period, to the extent that such Consolidated Interest Expense were deducted in computing such Consolidated Net Income; plus

(3)	depreciation, amortization (including amortization of intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash charges or expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash charges or expenses were deducted in computing such Consolidated Net Income; plus

(4)	Prior Restructuring Charges of such Person and its Restricted Subsidiaries,

in each case, on a consolidated basis and determined in accordance with GAAP.

“Consolidated Interest Expense” means, with respect to any specified Person for any period, the sum, without duplication, of:

(1)	the consolidated interest expense of such specified Person and its Restricted Subsidiaries for such period, whether paid or accrued, including, without limitation, amortization of original issue discount, non-cash interest payments, and the interest component of any deferred payment obligations; plus

(2)	any interest on Indebtedness of another Person that is guaranteed by such specified Person or one or more of its Restricted Subsidiaries or secured by a Lien on assets of such specified Person or one of its Restricted Subsidiaries, but only to the extent such Guarantee or Lien is called upon; plus

(3)	the product of (a) all cash dividends paid on any series of preferred stock of such specified Person or any of its Restricted Subsidiaries times (b) a fraction, the numerator of which is one and the denominator is one minus the then current combined federal, state and local statutory tax rate of such specified Person, expressed as a decimal, in each case, determined on a consolidated basis calculated in accordance with GAAP.

“Consolidated Leverage Ratio” means, with respect to Unisys and its Restricted Subsidiaries, as at any date of determination, the ratio of Consolidated Total Indebtedness as at such date to Consolidated EBITDA for the most recent four consecutive fiscal quarters for which financial statements of Unisys are available.

“Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the net income (loss) of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP and without any reduction in respect of preferred stock dividends; provided that:

(1)	all gains and losses realized in connection with the disposal, abandonment or discontinuation of operations, asset dispositions or abandonment or the disposition of securities other than in the ordinary course of business, together with any related provision for taxes on any such gain or loss, will be excluded;

(2)	the net income or loss of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting will be excluded except that (a) Unisys’ equity in the net income of any such Person for such period will be included in Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to Unisys or a Restricted Subsidiary as a dividend or other distribution and (b) Unisys’ equity in a net loss of any such Person (other than an Unrestricted Subsidiary) for such period will be included in determining such Consolidated Net Income to the extent such loss has been funded with cash from Unisys or a Restricted Subsidiary;

(3)	any extraordinary, unusual or non-recurring loss, charges or expenses (whether cash or non-cash) caused by or attributable to any acquisition will be excluded; provided that such charges or expenses are incurred within twelve months of such acquisition;

(4)	all non-cash charges and expenses, and no more than $150.0 million in the aggregate of cash charges and expenses, in each case, caused by or attributable to any restructuring, severance, relocation costs, consolidation and closing costs, integration costs, business optimization costs, transition costs, signing, retention or completion bonuses and curtailments or modifications to pension and post-retirement employee benefit plans, will be excluded;

(5)	the net income or loss of any Restricted Subsidiary will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders unless such restriction with respect to the payment of dividends or similar distributions has been legally waived; provided that (a) the net income of any such Restricted Subsidiary for such period will be included in Consolidated Net Income up to the aggregate amount that could have been distributed by such Restricted Subsidiary during such period to Unisys or a Restricted Subsidiary as a dividend or other distribution and (b) up to an aggregate of $25.0 million of net income of all such Restricted Subsidiaries in any twelve-month period will be included;

(6)	the cumulative effect of a change in accounting principles will be excluded;

(7)	charges related to equity compensation (including 401(k) matching, restricted stock units, options and stock appreciation rights) will be excluded;

(8)	effects of adjustments resulting from the application of purchase accounting in relation to any consummated acquisition or the amortization or write-off of any amounts thereof, net of taxes, will be excluded;

(9)	any non-cash impairment charge or non-cash asset write-off, including, without limitation, impairment charges or asset write-offs related to intangible assets, long-lived assets or investments in debt and equity securities, in each case, pursuant to GAAP and the amortization of intangibles arising pursuant to GAAP will be excluded;

(10)	any fees, expenses and charges incurred during such period, or any amortization thereof for such period, in connection with any acquisition or disposition, Investment, Asset Sale, recapitalization, issuance or repayment of Indebtedness permitted to be incurred by the indenture, issuance of Equity Interests, refinancing transaction or amendment or modification of any debt instrument (in each case, including any such transaction consummated prior to the Issue Date and any such transaction undertaken but not completed) and any charges or non-recurring merger costs incurred during such period as a result of any such transaction, including (i) such fees, expenses or charges related to the offering of the notes and (ii) any amendment or other modification of the notes and the Credit Facilities and, in each case, will be excluded; and

(11)	to the extent covered by insurance and actually reimbursed, or, so long as Unisys has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer and only to the extent that such amount is (a) not denied by the applicable carrier in writing within 180 days and (b) in fact reimbursed within 365 days of the date of such evidence (with a deduction for any amount so added back to the extent not so reimbursed within 365 days), expenses with respect to liability or casualty events or business interruption will be excluded.

“Consolidated Total Indebtedness” means, as of any date of determination, an amount equal to the aggregate amount of all Indebtedness of Unisys and its Restricted Subsidiaries outstanding as of such date of determination, determined on a consolidated basis in accordance with GAAP, after giving effect to any incurrence of Indebtedness and the application of the proceeds therefrom giving rise to such determination.

“Credit Agreement” means that certain Credit Agreement, dated as of May 31, 2006, by and among Unisys, the foreign subsidiaries party thereto, Citibank, N.A., as administrative agent, and the lenders party thereto, providing for up to $275.0 million of revolving credit borrowings, including any related notes, Guarantees, collateral documents, instruments and agreements executed in connection therewith, and, in each case, as amended, restated, modified, renewed, refunded, replaced in any manner (whether upon or after termination or otherwise) or refinanced (including by means of sales of debt securities) in whole or in part from time to time whether by the same or any other agent(s) or lender(s) including any such replacement, refunding or refinancing facility or indenture that increases the amount permitted to be borrowed thereunder or alters the maturity thereof (provided that such increase in borrowings is permitted under “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock”) or adds Restricted Subsidiaries as additional borrowers or guarantors thereunder.

“Credit Facilities” means, one or more debt facilities (including, without limitation, the Credit Agreement) or commercial paper facilities, in each case, with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables), letters of credit or other long-term indebtedness, in each case, as amended, restated, modified, renewed, refunded, replaced in any manner (whether upon or after termination or otherwise) or refinanced (including by means of sales of debt securities) in whole or in part from time to time whether by the same or any other agent(s) or lender(s) including any such replacement, refunding or refinancing facility or indenture that increases the amount permitted to be borrowed thereunder or alters the maturity thereof (provided that such increase in borrowings is permitted under “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock”) or adds Restricted Subsidiaries as additional borrowers or guarantors thereunder.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Designated Non-cash Consideration” means the Fair Market Value of non-cash consideration received by Unisys or any of its Restricted Subsidiaries in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to an officers’ certificate, setting forth the basis of such valuation, executed by the principal financial officer of Unisys, less the amount of cash or Cash Equivalents received in connection with a subsequent sale of or collection on such Designated Non-cash Consideration.

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case, at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the date on which the notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require Unisys to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale (each defined in a substantially identical manner to the corresponding definitions in the indenture) will not constitute Disqualified Stock. The amount of Disqualified Stock deemed to be outstanding at any time for purposes of the indenture will be the maximum amount that Unisys and its Restricted Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock, exclusive of accrued dividends.

“Domestic Subsidiary” means any Restricted Subsidiary of Unisys that was formed under the laws of the United States or any state of the United States or the District of Columbia or that guarantees or otherwise provides direct credit support for any Indebtedness of Unisys.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Offering” means a public or private issuance or sale of either (1) Equity Interests of Unisys (other than Disqualified Stock and other than to a Subsidiary of Unisys) or (2) Equity Interests of a direct or indirect parent entity of Unisys (other than to Unisys or a Subsidiary of Unisys) to the extent that the net proceeds therefrom are contributed to the common equity capital of Unisys.

“Existing Indebtedness” means all Indebtedness of Unisys and its Subsidiaries (other than Indebtedness under the Credit Agreement) in existence on the Issue Date, until such amounts are repaid.

“Fair Market Value” means the fair market value that would be paid by a willing buyer to an unaffiliated willing seller (unless otherwise provided in the indenture).

“Foreign Borrowing Base” means, as of any date, an amount equal to:

(1)	85% of the face amount of all accounts receivable owned by Foreign Subsidiaries as of the end of the most recent fiscal quarter preceding such date that were not more than 90 days past due; plus

(2)	65% of the gross book value of all inventory owned by Foreign Subsidiaries as of the end of the most recent fiscal quarter preceding such date.

“Foreign Subsidiary” means any Restricted Subsidiary of Unisys that is not a Domestic Subsidiary.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the Issue Date.

“Guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take or pay or to maintain financial statement conditions or otherwise).

“Guarantors” means any Restricted Subsidiary of Unisys that executes a Note Guarantee in accordance with the provisions of the indenture, and their respective successors and assigns, in each case, until the Note Guarantee of such Person has been released in accordance with the provisions of the indenture.

“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under:

(1)	interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements;

(2)	other agreements or arrangements designed to manage interest rates or interest rate risk; and

(3)	other agreements or arrangements designed to protect such Person against fluctuations in currency exchange rates or commodity prices.

“Indebtedness” means, with respect to any specified Person, any indebtedness of such Person (excluding accrued expenses and trade payables), whether or not contingent:

(1)	in respect of borrowed money;

(2)	evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

(3)	in respect of banker’s acceptances;

(4)	representing Capital Lease Obligations;

(5)

representing the balance deferred and unpaid of the purchase price of any property or services due more than six months after such property is acquired or such services are completed except (i) any such balance that constitutes a trade payable or similar obligation to a trade creditor, in each case accrued in the ordinary course of business and (ii) any earn-out obligations until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP; or

(6)	representing any Hedging Obligations,

if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet (excluding the footnotes thereto) of the specified Person prepared in accordance with GAAP. In addition, the term “Indebtedness” includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the Guarantee by the specified Person of any Indebtedness of any other Person, other than by endorsement of negotiable instruments for collection in the ordinary course of business.

“Ineligible Indebtedness” means any Indebtedness other than Indebtedness that is:

(1)	secured by a Lien;

(2)	permitted to be incurred by clauses (1), (4), (6)-(8), (10)-(12), (13) (provided that any such incurrence pursuant to clause (13) shall be limited to $50.0 million in aggregate principal amount at any one time outstanding) or (14)-(20) of the second paragraph of the covenant entitled “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock” or any Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness permitted pursuant to this clause; or

(3)	taken together with all other Ineligible Indebtedness, other than Ineligible Indebtedness contemplated by clauses (1) or (2) above, that is at such time outstanding, less than $25.0 million in the aggregate.

“Interest Coverage Ratio” means with respect to any specified Person for any period, the ratio of the Consolidated EBITDA of such Person for such period to the Consolidated Interest Expense of such Person for such period. In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, guarantees, repays, repurchases, redeems, defeases or otherwise discharges any Indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems Disqualified Stock or preferred stock subsequent to the commencement of the period for which the Interest Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Interest Coverage Ratio is made (the “Calculation Date”), then the Interest Coverage Ratio will be calculated giving pro forma effect (as determined in good faith by a responsible financial or accounting officer of Unisys) to such incurrence, assumption, Guarantee, repayment, repurchase, redemption, defeasance or other discharge of Indebtedness, or such issuance, repurchase, or redemption of preferred stock, and the use of the proceeds therefrom, as if the same had occurred at the beginning of the applicable four-quarter reference period.

In addition, for purposes of calculating the Interest Coverage Ratio, the Consolidated Leverage Ratio and the Secured Leverage Ratio:

(1)	acquisitions that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations, or any Person or any of its Restricted Subsidiaries is acquired by the specified Person or any of its Restricted Subsidiaries, and including all related financing transactions and including increases in ownership of Restricted Subsidiaries, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date, or that are to be made on the Calculation Date, will be given pro forma effect (as determined in good faith by a responsible financial or accounting officer of Unisys, and which may include, for the avoidance of doubt, cost savings and operating expense reductions resulting from such acquisition which is being given pro forma effect; provided that such cost savings and operating expense reductions have been realized or are expected to be realized within 12 months of the date of such acquisition) as if they had occurred on the first day of the four-quarter reference period.

(2)	the Consolidated EBITDA attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded;

(3)	the Consolidated Interest Expense attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded, but only to the extent that the obligations giving rise to such Consolidated Interest Expense will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date;

(4)	any Person that is a Restricted Subsidiary on the Calculation Date will be deemed to have been a Restricted Subsidiary at all times during such four-quarter period;

(5)	any Person that is not a Restricted Subsidiary on the Calculation Date will be deemed not to have been a Restricted Subsidiary at any time during such four-quarter period; and

(6)	if any Indebtedness bears a floating rate of interest, the interest expense on such Indebtedness will be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligation applicable to such Indebtedness if such Hedging Obligation has a remaining term as at the Calculation Date at least as long as the Indebtedness to which it applies or in excess of 12 months).

“Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the form of loans (including Guarantees or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If Unisys or any Restricted Subsidiary of Unisys sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of Unisys such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of Unisys, Unisys will be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of Unisys’ Investments in such Restricted Subsidiary that were not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption “—Certain Covenants—Restricted Payments.” The acquisition by Unisys or any Restricted Subsidiary of Unisys of a Person that holds an Investment in a third Person will be deemed to be an Investment by Unisys or such Restricted Subsidiary in such third Person in an amount equal to the Fair Market Value of the Investments held by the acquired Person in such third Person in an amount determined as provided in the final paragraph of the covenant described above under the caption “—Certain Covenants—Restricted Payments.” Except as otherwise provided in the indenture, the amount of an Investment will be determined at the time the Investment is made and without giving effect to subsequent changes in value.

“Issue Date” means December      , 2007.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and, except in connection with any Qualified Receivables Transaction, any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction; provided that in no event shall an operating lease be deemed to constitute a Lien.

“Maximum Credit Facilities Cap” means, as of any date of determination, an amount equal to the maximum principal amount of Secured Indebtedness that would not have caused the Secured Leverage Ratio for Unisys’ most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding such date to exceed 3.25 to 1, determined on a pro forma basis (including a pro forma application of the net proceeds of such Indebtedness), as if such Indebtedness had been incurred at the beginning of such four-quarter period.

“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.

“Net Proceeds” means the aggregate cash proceeds received by Unisys or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result of the Asset Sale, taxes paid or payable as a result of the Asset Sale, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.

“Non-Recourse Debt” means Indebtedness:

(1)	as to which neither Unisys nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable as a guarantor or otherwise, or (c) constitutes the lender; and

(2)	no default with respect to which (including any rights that the holders of the Indebtedness may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness of Unisys or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment of the Indebtedness to be accelerated or payable prior to its Stated Maturity.

“Note Guarantee” means the Guarantee by each Guarantor of Unisys’ obligations under the indenture and the notes, executed pursuant to the provisions of the indenture.

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

“Permitted Business” means any of the lines of business conducted by Unisys and its Subsidiaries on the Issue Date and any businesses similar, related, incidental or ancillary thereto or that constitutes a reasonable extension or expansion thereof.

“Permitted Investments” means:

(1)	any Investment in Unisys or in a Restricted Subsidiary of Unisys;

(2)	any Investment in Cash Equivalents;

(3)	any Investment by Unisys or any Restricted Subsidiary of Unisys in a Person, if as a result of such Investment:

(a)	such Person becomes a Restricted Subsidiary of Unisys; or

(b)	such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, Unisys or a Restricted Subsidiary of Unisys;

and, in each case, any Investment held by such Person; provided that such Investment was not acquired by such Person in contemplation of such acquisition, merger, consolidation or transfer;

(4)	any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption “—Repurchase at the Option of Holders—Asset Sales;”

(5)	any acquisition of Capital Stock solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of Unisys;

(6)	any Investments received (A) in compromise or resolution of obligations of creditors or customers that were incurred in the ordinary course of business of Unisys or any of its Restricted Subsidiaries, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any creditor or customer; (B) in compromise or resolution of litigation, arbitration or other disputes with Persons who are not Affiliates; or (C) as a result of a foreclosure by Unisys or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(7)	Investments represented by Hedging Obligations;

(8)	loans or advances to, or Guarantees of Indebtedness of, employees, officers or directors made in the ordinary course of business of Unisys or any Restricted Subsidiary of Unisys in an aggregate amount not in excess of $15.0 million with respect to all loans, advances or Guarantees made since the Issue Date;

(9)	repurchases of the notes;

(10)	(a) the acquisition by a Receivables Subsidiary in connection with a Qualified Receivables Transaction of Equity Interests of a trust or other Person established by such Receivables Subsidiary to effect such Qualified Receivables Transaction; (b) any other Investment by Unisys or a Subsidiary of Unisys in a Receivables Subsidiary or by a Receivables Subsidiary in any other Person in connection with a Qualified Receivables Transaction; provided that such Investment pursuant to clause (b) is in the form of a note or other instrument that the Receivables Subsidiary or other Person is required to repay as soon as practicable from available cash collections less amounts required to be established as reserves pursuant to contractual agreements with entities that are not Affiliates of Unisys entered into as part of a Qualified Receivables Transaction; and (c) any other Investment relating to a Receivables Subsidiary that, in the good faith determination of Unisys, are necessary or advisable to effect a Receivables Facility;

(11)	Investments in joint ventures and other business entities (in each case that are not Subsidiaries of Unisys) that are engaged in a Permitted Business, in an aggregate amount (with the amount of each such Investment measured on the date it was made and without giving effect to subsequent changes in value) not to exceed the greater of (a) $100.0 million at any one time outstanding or (b) 2.5% of the consolidated total assets of Unisys and its Restricted Subsidiaries (measured at the time each such Investment is made);

(12)	Investments existing on the Issue Date;

(13)	guarantees of Indebtedness permitted under the covenant described in “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock;”

(14)	an Asset Swap effected in compliance with “—Repurchase at the Option of Holders—Asset Sales;”

(15)	Investments consisting of purchases and acquisitions of inventory, supplies, material or equipment;

(16)	advances, loans or extensions of trade credit in the ordinary course of business by Unisys or any of its Restricted Subsidiaries; and

(17)	other Investments in any Person having an aggregate Fair Market Value (with the Fair Market Value of each such Investment measured on the date it was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (17) that are at the time outstanding, not to exceed the greater of (a) $175.0 million and (b) 5% of the consolidated total assets of Unisys and its Restricted Subsidiaries (measured at the time each such Investment is made).

“Permitted Liens” means:

(1)	Liens on assets of Unisys or any Restricted Subsidiary securing Indebtedness and other Obligations in an aggregate principal amount that, when taken together with all other Obligations secured by Liens pursuant to this clause (1), do not to exceed the amount of Indebtedness permitted to be incurred under clause (1) of the second paragraph of the covenant entitled “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock” on the date of such incurrence;

(2)	Liens in favor of Unisys or any Restricted Subsidiary;

(3)	Liens on property of a Person existing at the time such Person becomes a Restricted Subsidiary of Unisys or is merged with or into or consolidated with Unisys or any Restricted Subsidiary of Unisys; provided that such Liens were in existence prior to the contemplation of such Person becoming a Restricted Subsidiary of Unisys or such merger or consolidation and do not extend to any assets other than those of the Person that becomes a Restricted Subsidiary of Unisys or is merged into or consolidated with Unisys or a Restricted Subsidiary of Unisys;

(4)	Liens on property (including Capital Stock) existing at the time of acquisition of the property by Unisys or any Subsidiary of Unisys; provided that such Liens were in existence prior to, such acquisition, and not incurred in contemplation of, such acquisition;

(5)	Liens, pledges or deposits to secure the performance of public or statutory obligations, performance, bid, appeal, surety or customs bonds, to secure the payment of rent or under worker’s compensation or unemployment laws or other obligations of a like nature incurred in the ordinary course of business;

(6)	Liens to secure Indebtedness (including Capital Lease Obligations) permitted to be incurred by clause (4) of the second paragraph of the covenant entitled “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock” covering only the assets acquired with or financed by such Indebtedness;

(7)	Liens on assets of any Foreign Subsidiary to secure Indebtedness or other Obligations permitted to be incurred by clause (12) of the second paragraph of the covenant entitled “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock;”

(8)	Liens on assets of Unisys or any Restricted Subsidiary to secure Indebtedness or other Obligations permitted to be incurred by clause (20) of the second paragraph of the covenant entitled “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock;”

(9)	Liens existing on the date of the indenture;

(10)	Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

(11)	Liens imposed by law, such as carriers’, warehousemen’s, landlord’s and mechanics’ Liens, in each case, incurred in the ordinary course of business;

(12)	survey exceptions, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property that were not incurred in connection with Indebtedness and that do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(13)	Liens created for the benefit of (or to secure) the notes (or the Note Guarantees);

(14)	Liens to secure any Permitted Refinancing Indebtedness permitted to be incurred under the indenture; provided, however, that:

(a)	the new Lien is limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Lien (plus improvements and accessions to, such property or proceeds or distributions thereof); and

(b)	the Indebtedness secured by the new Lien is not increased to any amount greater than the sum of (x) the outstanding principal amount, or, if greater, committed amount, of the Indebtedness renewed, refunded, refinanced, replaced, defeased or discharged with such Permitted Refinancing Indebtedness and (y) an amount necessary to pay any fees and expenses, including premiums, related to such renewal, refunding, refinancing, replacement, defeasance or discharge;

(15)	Liens on assets of Unisys or any Subsidiary (including a Receivables Subsidiary) incurred in connection with a Qualified Receivables Transaction;

(16)	Liens securing Hedging Obligations so long as the related Indebtedness is, and is permitted to be under the indenture, secured by a Lien on the same property securing such Hedging Obligations;

(17)	leases, subleases, licenses or sublicenses granted to others in the ordinary course of business which do not materially interfere with the ordinary conduct of the business of Unisys or any of its Restricted Subsidiaries and do not secure any Indebtedness;

(18)	Liens on equipment of Unisys or any of its Restricted Subsidiaries granted in the ordinary course of business;

(19)	Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by Unisys or any of its Restricted Subsidiaries in the ordinary course of business;

(20)	Liens arising out of conditional sale, title retention, consignment or similar arrangements, or that are contractual rights of set-off, relating to the sale or purchase of goods entered into by Unisys or any of its Restricted Subsidiary in the ordinary course of business;

(21)	deposits made in the ordinary course of business to secure liability to insurance carriers;

(22)	Liens securing judgments for the payment of money not constituting an Event of Default under clause (7) under the caption “—Events of Default and Remedies” so long as such Liens are adequately bonded;

(23)	Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection, (ii) attaching to commodity trading accounts or other commodity brokerage accounts incurred in the ordinary course of business and not for speculative purposes, and (iii) in favor of banking institutions arising as a matter of law encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry;

(24)	Liens deemed to exist in connection with Investments in repurchase agreements permitted under “—Certain covenants—Incurrence of Indebtedness and Issuance of Preferred Stock”; provided that such Liens do not extend to any assets other than those that are the subject of such repurchase agreement;

(25)	Liens that are contractual rights of set-off relating to pooled deposit or sweep accounts of Unisys or any of its Restricted Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of Unisys and its Restricted Subsidiaries;

(26)	Liens securing obligations owed by Unisys or any Restricted Subsidiary to any lender under the Credit Agreement or any Affiliate of such a lender, in each case in respect of any overdraft and related liabilities arising from treasury, depository and cash management services or any automated clearing house transfers of funds;

(27)	any encumbrance or restriction (including put and call arrangements) with respect to capital stock of any joint venture or similar arrangement pursuant to any joint venture or similar agreement;

(28)	Liens, pledges or deposits to secure the performance of any contracts for production, research or development with or for the U.S. government or any department or agency thereof, directly or indirectly, providing for advance, partial or progress payments on such contracts and for a Lien upon money advanced or paid pursuant to such contracts, or upon any material, equipment, tools, machinery, land, buildings or supplies in connection with the performance of such contracts to secure such payments to, or Indebtedness owing to, the U.S. government; and

(29)	Liens incurred in the ordinary course of business of Unisys or any Restricted Subsidiary with respect to obligations in an aggregate amount that, when taken together with all other obligations secured by Liens pursuant to this clause (29), do not exceed $25.0 million.

“Permitted Refinancing Indebtedness” means any Indebtedness, Disqualified Stock or preferred stock of Unisys or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge other Indebtedness, Disqualified Stock or preferred stock of Unisys or any of its Restricted Subsidiaries (other than intercompany Indebtedness, Disqualified Stock or preferred stock); provided that:

(1)	the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness, Disqualified Stock or preferred stock renewed, refunded, refinanced, replaced, defeased or discharged (plus all accrued interest on the Indebtedness and the amount of all fees and expenses, including premiums, incurred in connection therewith);

(2)	such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness, Disqualified Stock or preferred stock, if applicable, being renewed, refunded, refinanced, replaced, defeased or discharged;

(3)

(a) if the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged is subordinated in right of payment to the notes, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the notes on terms at least as favorable to the holders of notes as those contained in the documentation governing the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged or (b) if Disqualified Stock or preferred stock is being renewed, refunded, refinanced or replaced, such Permitted Refinancing Indebtedness must be Disqualified Stock or preferred stock, respectively; and

(4)	such Indebtedness shall not include Indebtedness, Disqualified Stock or preferred stock of a Subsidiary of Unisys that refinances Indebtedness, Disqualified Stock or preferred stock of Unisys unless such Subsidiary was the obligor on the Indebtedness, Disqualified Stock or preferred stock being renewed, refunded, refinanced, replaced, defeased or discharged.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

“Prior Restructuring Charges” means all charges and expenses caused by or attributable to any restructuring, severance, relocation costs, consolidation and closing costs, integration costs, business optimization costs, transition costs, signing, retention or completion bonuses and curtailments or modifications to pension and post-retirement employee benefit plans incurred prior to October 1, 2007.

“Qualified Receivables Transaction” means any transaction or series of transactions entered into by Unisys or any of its Subsidiaries pursuant to which Unisys or any of its Subsidiaries sells, conveys or otherwise transfers, or grants a security interest in, any accounts receivable (whether now existing or arising in the future) of Unisys or any of its Subsidiaries, and any assets related thereto including, without limitation, all collateral securing such accounts receivable, all contracts and all guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable.

“Qualifying Equity Interests” means Equity Interests of Unisys other than Disqualified Stock.

“Receivables Facility” means that certain Second Amended and Restated Receivables Purchase Agreement dated as of February 26, 2004 (as such may be amended from time to time) by and among Unisys Funding Corporation I, as the seller, CHARTA, LLC, as the investor, Citibank, N.A., General Electric Capital Corporation, as the banks, Citicorp North America, Inc., as the agent, Unisys, as servicer and an originator, and Unisys Item Processing Services L.L.C., as an originator, providing for up to $300.0 million of financings, including any related notes, Guarantees, collateral documents, instruments and agreements executed in connection therewith, and, in each case, as amended, restated, modified, renewed, refunded, replaced in any manner (whether upon or after termination or otherwise) or refinanced (including by means of sales of debt securities) in whole or in part from time to time whether by the same or any other agent(s) or lender(s) or Restricted Subsidiaries as additional servicers or originators thereunder.

“Receivables Subsidiary” means a Subsidiary of Unisys which engages in no activities other than in connection with the financing of accounts receivable (a) no portion of the Indebtedness or any other Obligations (contingent or otherwise) of which (i) is guaranteed by Unisys or any Restricted Subsidiary of Unisys (excluding guarantees of Obligations (other than the principal of, and interest on, Indebtedness) pursuant to representations, warranties, covenants and indemnities entered into in the ordinary course of business in connection with a Qualified Receivables Transaction), (ii) is recourse to or obligates Unisys or any Restricted Subsidiary of Unisys in any way other than pursuant to representations, warranties, covenants and indemnities entered into in the ordinary course in connection with a Qualified Receivables Transaction or (iii) subjects any property or asset of Unisys or any Restricted Subsidiary of Unisys (other than accounts receivable and related assets as provided in the definition of “Qualified Receivables Transaction”), directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to representations, warranties, covenants and indemnities entered into in the ordinary course in connection with a Qualified Receivables Transaction, (b) with which neither Unisys nor any Restricted Subsidiary of Unisys has any material contract, agreement, arrangement or understanding other than on terms no less favorable to Unisys or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of Unisys, other than fees payable in the ordinary course in connection with servicing accounts receivable and (c) with which neither Unisys nor any Restricted Subsidiary of Unisys has any obligation to maintain or preserve such Receivables Subsidiary’s financial condition or cause such Receivables Subsidiary to achieve certain levels of operating results.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

“Secured Indebtedness” means, with respect to any Person, at any date of determination, the aggregate principal amount of Indebtedness of such Person that is secured by a Lien at such date (other than (i) any Indebtedness of such Person that is secured by a Lien that is subordinated in right of payment to a Lien securing the notes, (ii) any Indebtedness of any Guarantor that is secured by a Lien that is subordinated in right of payment to a Lien securing the Note Guarantee of such Guarantor, (iii) any Indebtedness incurred by Unisys or any Restricted Subsidiary pursuant to clauses (4), (12) or (20) of the second paragraph of the covenant entitled “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock” and (iv) any Indebtedness secured by a Lien permitted by clause (29) of the definition of Permitted Liens), as determined on a consolidated basis for such Person and its Restricted Subsidiaries in accordance with GAAP.

“Secured Leverage Ratio” means, as of any date of determination, the ratio of the principal amount of Secured Indebtedness of Unisys and its Restricted Subsidiaries as of such date, determined on a consolidated basis in accordance with GAAP, to the Consolidated EBITDA of Unisys with respect to the most recently ended four fiscal quarters through such date. In the event that the Unisys or any of its Restricted Subsidiaries incurs, assumes, Guarantees, repays, repurchases, redeems, defeases or otherwise discharges any Secured Indebtedness subsequent to the commencement of the period for which the Secured Leverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Secured Leverage Ratio is made, then the Secured Leverage Ratio will be calculated giving pro forma effect to such incurrence, assumption, Guarantee, repayment, repurchase, redemption, defeasance or other discharge of Secured Indebtedness, or such issuance, repurchase or redemption of preferred stock, and the use of the proceeds therefrom, as if the same had occurred at the beginning of the applicable four fiscal quarter period.

“S&P” means Standard & Poor’s Ratings Group and any successor to its rating agency business.

“Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the Issue Date.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the documentation governing such Indebtedness as of the Issue Date, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subsidiary” means, with respect to any specified Person:

(1)	any corporation, association, joint venture, limited liability company or other business entity of which more than 50% of the total voting power of shares of Capital Stock or membership or other equity interests entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2)	any partnership a general partner or managing general partner of which is such Person or a Subsidiary of such Person.

“Treasury Rate” means, as of any redemption date, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two business days prior to the redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the redemption date to January 15, 2012; provided, however, that if the period from the redemption date to January 15, 2012, is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Unrestricted Subsidiary” means (A) any Subsidiary of Unisys that is designated by the Board of Directors of Unisys as an Unrestricted Subsidiary pursuant to a resolution of the Board of Directors or (B) any Subsidiary of an Unrestricted Subsidiary, but only to the extent that such Subsidiary:

(1)	has no Indebtedness other than Non-Recourse Debt;

(2)	except as permitted by the covenant described above under the caption “—Certain Covenants—Transactions with Affiliates,” is not party to any agreement, contract, arrangement or understanding with Unisys or any Restricted Subsidiary of Unisys unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to Unisys or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of Unisys;

(3)	is a Person with respect to which neither Unisys nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and

(4)	has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of Unisys or any of its Restricted Subsidiaries.

“Voting Stock” of any specified Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1)	the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2)	the then outstanding principal amount of such Indebtedness.

UNITED STATES FEDERAL INCOME AND ESTATE TAX CONSEQUENCES TO NON-U.S. HOLDERS

The following is a summary of the material United States federal income and estate tax consequences of the purchase, ownership and disposition of the notes as of the date hereof. Except where noted, this summary deals only with notes that are held as capital assets by a non-U.S. holder who acquires the notes upon original issuance at their initial offering price.

A “non-U.S. holder” means a holder of the notes (other than a partnership) that is not for United States federal income tax purposes any of the following:

•	an individual citizen or resident of the United States;

•

a corporation (or any other entity treated as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to United States federal income taxation regardless of its source; or

•

a trust if it (1) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

This summary is based upon provisions of the Internal Revenue Code of 1986, as amended (the “Code”), and regulations, rulings and judicial decisions as of the date hereof. Those authorities may be changed, perhaps retroactively, so as to result in United States federal income and estate tax consequences different from those summarized below. This summary does not address all aspects of United States federal income and estate taxes and does not deal with foreign, state, local or other tax considerations that may be relevant to non-U.S. holders in light of their personal circumstances. In addition, it does not represent a detailed description of the United States federal income and estate tax consequences applicable to you if you are subject to special treatment under the United States federal income tax laws (including if you are a United States expatriate, “controlled foreign corporation,” “passive foreign investment company” or a partnership or other pass-through entity for United States federal income tax purposes). We cannot assure you that a change in law will not alter significantly the tax considerations that we describe in this summary.

If a partnership holds the notes, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding the notes, you should consult your tax advisors.

If you are considering the purchase of notes, you should consult your own tax advisors concerning the particular United States federal income and estate tax consequences to you of the ownership of the notes, as well as the consequences to you arising under the laws of any other taxing jurisdiction.

United States Federal Withholding Tax

The 30% United States federal withholding tax will not apply to any payment of interest on the notes under the “portfolio interest rule,” provided that:

•	interest paid on the notes is not effectively connected with your conduct of a trade or business in the United States;

•

you do not actually (or constructively) own 10% or more of the total combined voting power of all classes of our voting stock within the meaning of the Code and applicable United States Treasury regulations;

•	you are not a controlled foreign corporation that is related to us through stock ownership;

•	you are not a bank whose receipt of interest on the notes is described in Section 881(c)(3)(A) of the Code; and

•

either (a) you provide your name and address on an Internal Revenue Service (“IRS”) Form W-8BEN (or other applicable form), and certify, under penalties of perjury, that you are not a United States person as defined under the Code or (b) you hold your notes through certain foreign intermediaries and satisfy the certification requirements of applicable United States Treasury regulations. Special certification rules apply to non-U.S. holders that are pass-through entities rather than corporations or individuals.

If you cannot satisfy the requirements described above, payments of interest made to you will be subject to the 30% United States federal withholding tax, unless you provide us with a properly executed:

•	IRS Form W-8BEN (or other applicable form) claiming an exemption from or reduction in withholding under the benefit of an applicable income tax treaty; or

•

IRS Form W-8ECI (or other applicable form) stating that interest paid on the notes is not subject to withholding tax because it is effectively connected with your conduct of a trade or business in the United States (as discussed below under “United States Federal Income Tax”).

The 30% United States federal withholding tax generally will not apply to any payment of principal or gain that you realize on the sale, exchange, retirement or other disposition of a note.

United States Federal Income Tax

If you are engaged in a trade or business in the United States and interest on the notes is effectively connected with the conduct of that trade or business (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment), then you will be subject to United States federal income tax on that interest on a net income basis (although you will be exempt from the 30% United States federal withholding tax, provided the certification requirements discussed above in “United States Federal Withholding Tax” are satisfied) generally in the same manner as if you were a United States person as defined under the Code. In addition, if you are a foreign corporation, you may be subject to a branch profits tax equal to 30% (or lower applicable income tax treaty rate) of such interest, subject to adjustments.

Any gain realized on the disposition of a note generally will not be subject to United States federal income tax unless:

•

the gain is effectively connected with your conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment); or

•	you are an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met.

United States Federal Estate Tax

Your estate will not be subject to United States federal estate tax on notes beneficially owned by you at the time of your death, provided that any payment to you on the notes would be eligible for exemption from the 30% United States federal withholding tax under the “portfolio interest rule” described above under “United States Federal Withholding Tax” without regard to the statement requirement described in the fifth bullet point of that section.

Information Reporting and Backup Withholding

Generally, we must report to the IRS and to you the amount of interest paid to you and the amount of tax, if any, withheld with respect to those payments. Copies of the information returns reporting such interest payments and any withholding may also be made available to the tax authorities in the country in which you reside under the provisions of an applicable income tax treaty.

In general, you will not be subject to backup withholding with respect to payments on the notes that we make to you provided that we do not have actual knowledge or reason to know that you are a United States person as defined under the Code, and we have received from you the statement described above under “United States Federal Withholding Tax.”

Information reporting and, depending on the circumstances, backup withholding will apply to the proceeds of a sale of notes within the United States or conducted through certain United States-related financial intermediaries, unless you certify under penalties of perjury that you are a non-U.S. holder (and the payor does not have actual knowledge or reason to know that you are a United States person as defined under the Code), or you otherwise establish an exemption.

Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your United States federal income tax liability provided the required information is timely furnished to the IRS.

CERTAIN ERISA CONSIDERATIONS

The following is a summary of certain considerations associated with the purchase of the notes by employee benefit plans that are subject to Title I of the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”), plans, individual retirement accounts and other arrangements that are subject to Section 4975 of the Code or provisions under any federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of the Code or ERISA (collectively, “Similar Laws”), and entities whose underlying assets are considered to include “plan assets” of such plans, accounts and arrangements (each, a “Plan”).

General Fiduciary Matters

ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA or Section 4975 of the Code (an “ERISA Plan”) and prohibit certain transactions involving the assets of an ERISA Plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of such an ERISA Plan, or who renders investment advice for a fee or other compensation to such an ERISA Plan, is generally considered to be a fiduciary of the ERISA Plan. In considering an investment in the notes of a portion of the assets of any Plan, a fiduciary should determine whether the investment is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code or any Similar Law relating to a fiduciary’s duties to the Plan including, without limitation, the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA, the Code and any other applicable Similar Laws.

Prohibited Transaction Issues

Section 406 of ERISA and Section 4975 of the code prohibit ERISA Plans from engaging in specified transactions involving plan assets with persons or entities who are “parties in interest,” within the meaning of ERISA, or “disqualified persons,” within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person who engaged in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of the ERISA Plan that engaged in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code. The acquisition and/or holding of the notes by an ERISA Plan with respect to which any of Unisys or the initial purchasers is considered a party in interest or a disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the investment is acquired and is held in accordance with an applicable statutory, class or individual prohibited transaction exemption. In this regard, the DOL has issued prohibited transaction class exemptions, or “PTCEs,” that may apply to the acquisition and holding of the notes. These class exemptions include, without limitation, PTCE 84-14 respecting transactions determined by independent qualified professional asset managers, PTCE 90-1 respecting insurance company pooled separate accounts, PTCE 91-38 respecting bank collective investment funds, PTCE 95-60 respecting life insurance company general accounts and PTCE 96-23 respecting transactions determined by in house asset managers. In addition, Section 408(17) of ERISA and Section 4975(d)(20) of the Code provide relief from the prohibited transaction provisions of ERISA and Section 4975 of the Code for certain transactions, provided that neither the issuer of the securities nor any of its affiliates (directly or indirectly) have or exercise any discretionary authority or control or render any investment advice with respect to the assets of any ERISA Plan involved in the transaction and provided further that the ERISA Plan pays no more than adequate consideration in connection with the transaction. There can be no assurance that all of the conditions of any such exemptions will be satisfied. Because of the foregoing, the notes should not be purchased or held by a person investing “plan assets” of any Plan, unless such purchase and holding will not constitute a non-exempt prohibited transaction under ERISA and the Code or similar violation of any applicable Similar Laws.

Representation

Accordingly, by acceptance of a note, each purchaser and subsequent transferee of a note will be deemed to have represented and warranted that either (i) no portion of the assets used by such purchaser or transferee to acquire and hold the notes constitutes assets of any Plan or (ii) the purchase and holding of the notes by such purchaser or transferee will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or similar violation under any applicable Similar Laws.

The foregoing discussion is general in nature and is not intended to be all-inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries, or other persons considering purchasing the notes on behalf of, or with the assets of, any Plan, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any Similar Laws to such investment and whether an exemption would be applicable to the purchase and holding of the notes.

UNDERWRITING

Subject to the terms and conditions set forth in the Underwriting Agreement Basic Provisions dated December 2007 and the related Terms Agreement dated December    , 2007 (collectively, the “underwriting agreement”) among us and the underwriters, each of the underwriters named below has severally agreed to purchase from us the principal amount of notes set forth opposite its name below.

Underwriters	Principal Amount of Notes
Bear, Stearns & Co. Inc.	$
Banc of America Securities LLC
Citigroup Global Markets Inc.
BNP Paribas Securities Corp.
Credit Suisse Securities (USA) LLC
Deutsche Bank Securities Inc.
J.P. Morgan Securities Inc.
Scotia Capital (USA) Inc.
BNY Capital Markets, Inc.

$250,000,000

The underwriting agreement provides that the obligations of the several underwriters thereunder are subject to the satisfaction of various closing conditions. The underwriters are obligated to purchase and accept delivery of all of the notes if they purchase any of the notes.

The underwriters propose to offer the notes directly to the public at the public offering price set forth on the cover page of this prospectus supplement and to certain securities dealers at such price less a concession not in excess of         % per note. The underwriters may allow, and such dealers may re-allow, concessions not in excess of         % per note on sales to other dealers. After the offering of the notes, the public offering price, concessions and other selling terms may be changed by the underwriters. The notes are offered subject to receipt and acceptance by the underwriters and to certain other conditions, including the right to reject orders in whole or in part.

We estimate that our total expenses for this offering will be approximately $1.25 million.

We have agreed to indemnify the underwriters against certain liabilities under the Securities Act of 1933 or to contribute to payments that the underwriters may be required to make in respect thereof.

The notes are a new issue of securities with no established trading market. The notes will not be listed on any securities exchange or on any automated dealer quotation system. The underwriters may make a market in the notes after completion of the offering, but will not be obligated to do so and may discontinue any market-making activities at any time without notice. No assurance can be given as to the liquidity of the trading market for the notes or that an active public market for the notes will develop. If an active public trading market for the notes does not develop, the market price and liquidity of the notes may be adversely affected.

In connection with the offering of the notes, certain of the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the notes. Specifically, the underwriters may overallot in connection with the offering, creating a short position. In addition, the underwriters may bid for, and purchase, the notes in the open market to cover short positions or to stabilize the price of the notes. Any of these activities may stabilize or maintain the market price of the notes above independent market levels, but no representation is made hereby of the magnitude of any effect that the transactions described above may have on the market price of the notes. The underwriters will not be required to engage in these activities, and may engage in these activities, and may end any of these activities at any time without notice.

From time to time, some of the underwriters or their affiliates have provided, and may continue to provide in the future, investment banking, general financing and banking services to us and our affiliates, for which they have received, and expect to receive, customary compensation. Certain of the underwriters, or their affiliates, are lenders in our secured credit facility. An affiliate of Citigroup Global Markets Inc. is the administrative agent for our secured credit facility.

LEGAL MATTERS

Simpson Thacher & Bartlett LLP, New York, New York, will pass upon the validity of the notes for us. Certain legal matters in connection with the offering will be passed upon for the underwriters by Latham & Watkins LLP, New York, New York.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement with the SEC to register the notes covered by this prospectus supplement. This prospectus supplement and the accompanying prospectus, which are part of the registration statement, do not contain all the information or exhibits contained in the registration statement. The descriptions in this prospectus supplement and the accompanying prospectus of documents that are filed as exhibits to the registration statement are merely summaries and are not necessarily complete. You should refer to the actual documents for the complete text.

We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available over the Internet at the SEC’s website at http://www.sec.gov and at our website at http://www.unisys.com/about_unisys/investors. You may also read and copy any document we file with the SEC at their Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330 for more information.

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to other documents filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus supplement, and later information filed with the SEC will update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act until this offering is completed (other then information or filings that are deemed to have been furnished and not filed):

•	Annual Report on Form 10-K for the year ended December 31, 2006;

•	Annual Report on Form 11-K of Unisys Savings Plan for the year ended December 31, 2006;

•	Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2007, June 30, 2007 and September 30, 2007; and

•	Current Reports on Form 8-K filed February 12, 2007, June 4, 2007, August 21, 2007, August 31, 2007 and November 1, 2007.

You may request a copy of these filings (other than exhibits to such documents unless such exhibits are specifically incorporated by reference therein), at no cost, by writing or telephoning us at the following address:

Unisys Corporation

Unisys Way

Blue Bell, Pennsylvania 19424

Attention: Financial Communications

(215) 986-5777

You should rely only on the information incorporated by reference or provided in this prospectus supplement and the accompanying prospectus. We have authorized no one to provide you with different information. We are not making an offer of the notes in any state where the offer is not permitted. You should not assume that the information in this prospectus supplement is accurate as of any date other than the date on the front of this prospectus supplement.

PROSPECTUS

$1,500,000,000

UNISYS CORPORATION

Debt Securities

Common Stock

Preferred Stock

Warrants

Stock Purchase Contracts

Stock Purchase Units

Guarantees

UNISYS CAPITAL TRUST I

UNISYS CAPITAL TRUST II

Trust Preferred Securities

Guaranteed by

Unisys Corporation

We will provide the specific terms of the securities in supplements to this prospectus. You should read this prospectus and the related supplement carefully before you invest.

Our common stock is listed on the New York Stock Exchange under the symbol “UIS.”

Before you invest, you should consider carefully the risk factors beginning on page 1.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

Unisys Corporation

Unisys Way

Blue Bell, PA 19424

(215) 986-4011

This prospectus is dated April 26, 2002.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the SEC using a shelf registration process. Under this shelf process, we may sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $1,500,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus.

You should rely only on the information contained or incorporated by reference in this prospectus and any applicable prospectus supplement. We have not authorized anyone to provide you with different information. We are not making offers to sell the securities in any jurisdiction where an offer or solicitation is not permitted. The information in this prospectus is accurate only as of the date on the front cover. You should not assume that the information contained in this prospectus is accurate as of any other date. You should read both this prospectus and any prospectus supplement together with the additional information we incorporate by reference under the heading “Where You Can Find More Information”.

RISK FACTORS

In addition to the other information contained and incorporated in this prospectus, you should consider carefully the following factors before deciding to purchase any of the securities.

Our business is affected by changes in general economic and business conditions.

Our business is affected by changes in general economic and business conditions. It also could be affected by acts of war, terrorism or natural disasters. During 2001, we faced a very challenging economic environment, compounded by the terrorist attacks of September 11. In this environment, many organizations delayed planned purchases of information technology products and services. For us, this was particularly the case in several key markets that we serve: airlines and travel, financial services and communications, with the impact most pronounced for us in high-end enterprise servers and in systems integration and consulting projects. If the level of demand for our products and services does not increase or if it declines in the future, our business could be adversely affected.

We face aggressive competition in the information services and technology marketplace.

The information services and technology markets in which we operate include a large number of companies vying for customers and market share both domestically and internationally. Our competitors include:

•	computer hardware manufacturers;

•	software providers;

•	systems integrators;

•	consulting and other professional services firms;

•	outsourcing providers; and

•	network services providers.

Some of our competitors may develop competing products and services that offer better price-performance or that reach the market in advance of our offerings. Some of our competitors also have or may develop greater financial and other resources than we have, with enhanced ability to compete for market share generally, in some instances through significant economic incentives to secure contracts. Some may also be better able to compete for skilled professionals. Any of this could have an adverse effect on our business. Our future results will depend on our ability to mitigate the effects of aggressive competition on our revenues, pricing and margins and on our ability to attract and retain talented people.

We face volatility and rapid technological change in our industry.

We operate in a highly volatile industry characterized by rapid technological change, evolving technology standards, short product life cycles and continually changing customer demand patterns. Our success will depend, in part, on our ability to anticipate and respond to these market trends and to design, develop, introduce, deliver or obtain new and innovative products and services on a timely and cost-effective basis. We may not be successful in anticipating or responding to changes in technology, industry standards or customer preferences, and the market may not demand or accept our services and product offerings. In addition, products and services developed by our competitors may make our offerings less competitive.

Our future results will depend on our ability to grow profitably in our services business.

In particular, we will need to:

•

Accelerate growth in outsourcing and managed services—Our outsourcing contracts are multi-year engagements under which we take over management of a client’s technology operations, business processes or networks. We will need to maintain a strong financial position in order to grow our outsourcing business. In a number of these arrangements, we hire certain of our clients’ employees and may become responsible for the related employee obligations, such as pension and severance commitments. In addition, system development activity on outsourcing contracts may require us to make significant up-front investments. As long-term relationships, these outsourcing contracts provide us a base of recurring revenue. However, in the early phases of these contracts, gross margins may be lower than in later years when the work force and facilities have been rationalized for efficient operations and an integrated systems solution has been implemented.

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Drive profitable growth in systems integration and consulting—Our systems integration and consulting business has been adversely affected by the recent economic slowdown. In this economic environment, customers have been delaying systems integration projects. Our ability to grow profitably in this business will depend in part on an improvement in economic conditions and a pick-up in demand for systems integration projects. It will also depend on the success of the actions we have taken to enhance the skills base and management team in this business and to refocus the business on integrating best-of-breed, standards-based solutions to solve client needs. In addition, profit margins in this business are largely a function of the rates we are able to charge for our services and the chargeability of our professionals. If we are not able to maintain the rates we charge or appropriate chargeability for our professionals, our profit margins will suffer. The rates we are able to charge for our services are affected by a number of factors, including: our clients’ perception of our ability to add value through our services; introduction of new services or products by us or our competitors; pricing policies of our competitors; and general economic conditions. Chargeability is also affected by a number of factors, including: our ability to transition employees from completed projects to new engagements; and our ability to forecast demand for our services and thereby maintain an appropriate head count.

Our future results will depend on market acceptance of our high-end enterprise servers.

In our technology business, we are focusing our resources on high-end enterprise servers based on our Cellular MultiProcessing (CMP) architecture. Our CMP servers are designed to provide mainframe-class capabilities with compelling price-performance by making use of standards-based technologies such as Intel chips and Microsoft operating system software. In recent months we have transitioned both our legacy ClearPath servers and our Intel-based ES7000s to the CMP platform, creating a common platform for all the company’s high-end server lines. Our future results will depend, in part, on customer acceptance of our new CMP-based ClearPath Plus systems and our ability to maintain our installed base for ClearPath, which continues to provide the majority of operating profit in the company’s technology business. In addition, our future results will depend, in part, on our ability to generate new customers and accelerate sales of the lower-margin Intel-based ES7000 line. The company believes there is significant growth potential in the developing market for high-end Intel-based servers running Microsoft operating system software. However, competition in this new market is likely to intensify in coming years, and our ability to succeed will depend on our ability to compete effectively against enterprise server competitors with more substantial resources and on our ability to achieve market acceptance of the ES7000 technology by clients, systems integrators, and independent software vendors.

Our contracts may not be as profitable or provide the level of revenues that we expect.

A number of our long-term contracts for network services, outsourcing, help desk and similar services do not provide for minimum transaction volumes. As a result, revenue levels are not guaranteed. In addition, some of these contracts may permit termination or may impose other penalties if we do not meet the performance levels specified in the contracts.

Some of our systems integration contracts are fixed-price contracts under which we assume the risk for the delivery of the contracted services and products at an agreed-upon fixed price. At times we have experienced problems in performing some of these fixed-price contracts on a profitable basis and have provided periodically for adjustments to the estimated cost to complete them. Our future results will depend on our ability to perform these services contracts profitably.

We frequently enter into contracts with governmental entities. Risks and uncertainties associated with these government contracts include the availability of appropriated funds and contractual provisions that allow governmental entities to terminate agreements at their discretion before the end of their terms.

We may face damage to our reputation or legal liability if our clients are not satisfied with our services or products.

The success of our business is dependent on strong, long-term client relationships and on our reputation for responsiveness and quality. As a result, if a client is not satisfied with our services or products, our reputation could be damaged and our business adversely affected. In addition, if we fail to meet our contractual obligations, we could be subject to legal liability, which could adversely affect our business, operating results and financial condition.

Our future results will depend in part on the performance and capabilities of third parties.

We have commercial relationships with suppliers, channel partners and other parties that have complementary products, services or skills. Our future results will depend in part on the performance and capabilities of these third parties, on the ability of external suppliers to deliver components at reasonable prices and in a timely manner, and on the financial condition of, and our relationship with, distributors and other indirect channel partners.

We are subject to the risks of doing business internationally.

We derive approximately 57% of our total revenue from international operations. Due to our foreign operations, we are exposed to the effects of foreign currency exchange rate fluctuations on the U.S. dollar. We use foreign exchange forward contracts and foreign exchange options to manage our exposure to market risks from changes in foreign currency exchange rates.

In addition to fluctuations in foreign currency exchange rates, many other factors beyond our control could affect our international business. These include:

•	changes in political or economic conditions;

•	trade protection measures;

•	import or export licensing requirements;

•	the burdens of complying with a variety of foreign laws and regulations;

•	multiple and possibly overlapping and conflicting tax laws; and

•	weaker intellectual property protections in some jurisdictions.

Our services or products may infringe upon the intellectual property rights of others.

We cannot be sure that our services and products do not infringe on the intellectual property rights of third parties, and we may have infringement claims asserted against us or against our clients. These claims could cost us money or prevent us from offering some services or products. Historically in our contracts, we have generally agreed to indemnify our clients for any expenses or liabilities resulting from claimed infringements of the intellectual property rights of third parties. In some instances, the amount of these indemnities may be greater than the revenues we receive from the client. Any claims or litigation in this area, whether we ultimately win or lose, could be time-consuming and costly, injure our reputation or require us to enter into royalty or licensing arrangements.

We incurred charges in the fourth quarters of 2000 and 2001.

Given the weak economic environment and the rapidly changing market for information technology products and services, we took actions in the fourth quarters of each of 2000 and 2001 to reduce our cost structure and to refocus our resources on higher-growth businesses and products. As a result:

•

In the fourth quarter of 2000, we took a pre-tax charge of $127.6 million, primarily for a work-force reduction. After the charge and an extraordinary item, we reported net income of $225.0 million for the full year.

•

In the fourth quarter of 2001, we took a pre-tax charge of $276.3 million, primarily for a work-force reduction. After this charge and an extraordinary item, we reported a net loss of $67.1 million for the full year.

We could incur charges and/or experience losses in the future.

SPECIAL NOTE ON FORWARD-LOOKING STATEMENTS

This prospectus contains and incorporates by reference statements that do not directly or exclusively relate to historical facts. These types of statements are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. You can often identify forward-looking statements by the use of words such as “may,” “could,” “project,” “believe,” “anticipate,” “expect,” “estimate,” “continue,” “potential,” “plan” and “forecast.” Forward-looking statements rely on assumptions and are subject to risks, uncertainties and other factors that could cause our actual results to differ materially from the expectations suggested or implied by these forward-looking statements. You should read and interpret forward-looking statements together with the following, which describe these assumptions, risks, uncertainties, and other factors:

•	the risk factors contained in this prospectus under the caption “Risk Factors”;

•	our most recent Annual Report on Form 10-K under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations”;

•	our Quarterly Reports on Form 10-Q; and

•	our other SEC filings.

Any forward-looking statement speaks only as of the date on which that statement is made. We will not update any forward-looking statement to reflect events or circumstances that occur after the date on which the statement is made.

ABOUT UNISYS

We are a worldwide information services and technology company providing business solutions that help customers use information technology to seize opportunities, overcome challenges and succeed in the global economy. We have two business segments—services and technology—and we provide services and technology to commercial businesses and governments throughout most of the world.

•

Services Segment—In the services segment, we provide a range of services and solutions designed to help clients apply information technology to meet their business needs. Our portfolio of solutions and services includes consulting and systems integration; outsourcing, including the management of a customer’s internal information systems and management of specific business processes, such as payment processing, mortgage administration and cargo management; network services involving the management and support of customers’ multi-vendor networks, desktops and servers; and security solutions to protect systems, networks, applications and data.

•

Technology Segment—In the technology segment, we develop servers and related products that operate in high-volume, mission-critical environments. Major offerings include enterprise-class servers based on our Cellular MultiProcessing architecture, such as the ClearPath Enterprise server, which integrates proprietary and “open” platforms, and Intel-based servers with enterprise-class attributes, such as the ES7000 server; system middleware to power high-end servers; storage products; payment systems; and specialized technologies.

The primary vertical markets we serve worldwide include financial services, communications, transportation, media, commercial and public sector, including the U.S. federal government.

Products and services are marketed primarily through a direct sales force. In certain foreign countries, we market primarily through distributors.

No single customer accounts for more than 10% of our consolidated revenue. Sales of commercial products to various agencies of the U.S. government represented 10% of total consolidated revenue in 2001.

The principal executive offices of Unisys are located at Unisys Way, Blue Bell, Pennsylvania 19424. Our telephone number is (215) 986-4011.

ABOUT THE TRUSTS

Each of the trusts is a Delaware business trust governed by a declaration of trust, which may be amended and restated from time to time, among the trustees of each trust and Unisys Corporation, as sponsor of the trusts. From time to time, the trusts may issue preferred securities and invest the proceeds in subordinated debt securities issued by Unisys. Each time a trust offers its trust preferred securities, it will provide the terms of those securities and related matters in a prospectus supplement.

Unisys will directly or indirectly own all of the common securities of each of the trusts. The common securities will rank equally with, and each trust will make payments on the common securities of that trust in proportion to, the corresponding trust preferred securities, except that if an event of default occurs under the applicable declaration of trust, our rights as holder of the common securities to payments will be subordinated to your rights as holder of the applicable preferred securities. We will, directly or indirectly, hold common securities in an aggregate liquidation amount equal to 3% of the total capital of each of the trusts, or such other amount stated in the applicable prospectus supplement.

Each trust will initially have four trustees. Three of them, referred to as regular or administrative trustees, are officers or employees of Unisys. The fourth, referred to as the Delaware trustee, is HSBC Bank & Trust Company (Delaware), National Association, which has its principal place of business in the State of Delaware. Prior to the issuance of any trust preferred securities, we will appoint an additional trustee, referred to as the property trustee or the institutional trustee, to act as property trustee for purposes of the Trust Indenture Act of 1939. The property trustee will be HSBC Bank USA or another financial institution that is not an affiliate of Unisys. Unisys, as holder of the common securities, is entitled to appoint, remove or replace any of, or increase or decrease the number of, the trustees of each of the trusts.

The rights of the holders of the trust preferred securities of a trust, including economic rights, rights to information and voting rights, and the duties and obligations of the trustees of a trust, will be contained in and governed by the declaration of that trust, as it may be amended and restated from time to time, the Delaware Business Trust Act and the Trust Indenture Act of 1939.

We will pay all of the trusts’ fees and expenses, including those relating to any offering of preferred securities. In addition, we guarantee payments on the preferred securities to the extent the trusts can themselves make payments on the preferred securities.

The office of the Delaware trustee for each trust is 1201 Market Street, Suite 1001, Wilmington, Delaware 19801. Each trust’s principal place of business is 15 Atlantic Avenue, Ocean View, Delaware 19970.

USE OF PROCEEDS

Unless we indicate otherwise in a prospectus supplement, we plan to use the net proceeds from the sale of the securities for general corporate purposes, to reduce or refinance indebtedness and to make acquisitions or engage in other business opportunities. Any proceeds of securities issued by either of the trusts would be used to purchase subordinated debt securities from us.

RATIOS OF EARNINGS TO FIXED CHARGES AND EARNINGS

TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

The ratio of earnings to fixed charges and the ratio of earnings to combined fixed charges and preferred stock dividends for each of our last five fiscal years appear below. We computed the ratio of earnings to fixed charges by dividing earnings by fixed charges. We computed the ratio of earnings to combined fixed charges and preferred stock dividends by dividing earnings by the sum of fixed charges and preferred dividend requirements. Earnings consist of income (loss) from continuing operations before income taxes, minus undistributed earnings of associated companies, plus amortization of capitalized interest and fixed charges, less interest capitalized during the period. Fixed charges consist of interest expense on all indebtedness, interest capitalized during the period, amortization of debt issuance expense and the portion of rental expense representative of interest. We had no outstanding preferred stock and paid no preferred stock dividends after 1999.

Ratio of Earnings to Fixed Charges

Year Ended December 31,
1997	1998	1999	2000	2001
*	3.63	5.27	3.56	*

*	Earnings for the years ended December 31, 1997 and 2001 were inadequate to cover fixed charges by approximately $742.2 million and $61.5 million, respectively.

Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends

Year Ended December 31,
1997	1998	1999	2000	2001
*	2.53	4.25	3.56	*

*	Earnings for the years ended December 31, 1997 and 2001 were inadequate to cover combined fixed charges and preferred stock dividends by approximately $742.2 million and $61.5 million, respectively.

DESCRIPTION OF DEBT SECURITIES

This section describes the general terms and provisions of our debt securities. You should refer to the applicable indenture and the applicable prospectus supplement for more specific information and the specific terms of a particular offering.

General

Our debt securities will be either senior debt securities or subordinated debt securities. The senior debt securities will rank equally with all of our existing and future unsecured and unsubordinated indebtedness. The subordinated debt securities will rank junior to all of our existing and future senior indebtedness in right of payment.

The senior debt securities will be issued under a senior indenture between us and HSBC Bank USA or another trustee chosen by us, and the subordinated debt securities will be issued under a subordinated indenture between us and HSBC Bank USA or another trustee chosen by us, in each case, as may be supplemented by a supplemental indenture relating to the specific terms of the debt securities offered. We have filed forms of both indentures as exhibits to the registration statement of which this prospectus is a part.

The indentures will not limit the amount of debt securities that we may issue and will permit us to issue securities from time to time in one or more series. We may issue our debt securities separately, upon conversion of or in exchange for our preferred stock or other debt securities or as part of a stock purchase unit. The debt securities will be our direct unsecured general obligations. They may bear interest at a fixed or floating rate or they may not bear interest. We may issue debt securities at, above or below their stated principal amount, as described more fully in the applicable prospectus supplement.

The applicable prospectus supplement will describe the following terms of any series of debt securities that we may offer:

•	the title of the debt securities;

•	whether they are senior or subordinated;

•	the total amount of the debt securities authorized and the amount outstanding, if any;

•	any limit on the aggregate principal amount of the debt securities offered by that prospectus supplement;

•	when the principal of the debt securities will mature;

•	the interest rate, if any, or the method for determining it, including any procedures to determine, vary or reset the interest rate;

•	when interest, if any, will be payable, as well as the record dates for determining to whom we will pay interest;

•	where the principal of, and premium and interest if any on, the debt securities will be paid;

•	redemption, call, repurchase or sinking fund provisions, if any;

•	whether the debt securities will be issued in global or certificated form and, in the case of global securities, the name of the depositary, if any;

•	if we are going to make payments to the holder in a foreign currency or currencies, the currency or currencies and manner of conversion from U.S. dollars;

•	any index we may use to determine the amount of payment of principal of, and premium and interest if any on, the debt securities;

•	whether the debt securities are convertible into or exchangeable for any other securities and the terms and conditions upon which a conversion or exchange may occur;

•	any additions or changes to events of default or covenants provided in the applicable indenture;

•	any other terms of the debt securities that vary from the terms in the applicable indenture;

•	any material U.S. federal income tax considerations; and

•	any other information we think is important with respect to the terms and other provisions of the securities.

Denominations, Registration and Transfer

We will issue debt securities as registered securities (without coupons) either in certificated form or in the form of one or more global securities. We will issue book-entry debt securities as registered global securities. Each global security will be issued in the denomination of the aggregate principal amount of the securities that it represents. Unless otherwise stated in the applicable prospectus, we will issue the debt securities in denominations of $1,000 or integral multiples thereof.

A holder may exchange certificated debt securities for other debt securities of the same series in a like aggregate principal amount but in different authorized denominations. Whenever any such debt securities are surrendered for exchange, we will execute, and the trustee will authenticate and deliver, the debt securities that the holder making the exchange is entitled to receive.

A holder may present debt securities in certificated form for registration of transfer (with the form of transfer printed on the security duly executed) at the office of the security registrar that we designate for such purpose. Unless we state otherwise in the applicable prospectus supplement, the security registrar will be the trustee we appointed under the indenture for the applicable debt securities. There will be no service charge to register the transfer, but the holder is responsible for paying any taxes and other governmental charges. Any transfer or exchange is subject to the security registrar being satisfied with the documents of title and identity of the person making the request.

For a discussion of restrictions on the exchange, registration and transfer of global securities, see the section below entitled “—Global Securities”.

Payment and Paying Agents

Unless otherwise indicated in an applicable prospectus supplement, we will pay the principal of, and premium and interest if any on, debt securities to a paying agent, whom we will designate from time to time. However, at our option we may pay any interest (1) by check mailed to you at your address appearing in the security register or (2) by wire transfer to an account maintained by you. Unless otherwise stated in the applicable prospectus supplement, we will pay interest to you on the applicable payment date if the debt security is registered in your name at the close of business on the regular record date for that interest payment.

Unless otherwise indicated in an applicable prospectus supplement, the trustee under the applicable indenture will act as our sole paying agent through its principal office. We may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts, except that we will be required to maintain a paying agent in each place of payment for each series. If, after two years, moneys that we paid to a paying agent remain unclaimed, the paying agent will remit the moneys to us, together with any interest, and you may look only to us for payment (or to the applicable state if we are required to escheat the moneys).

Global Securities

We will deposit any global securities with a depositary or its nominee identified in the applicable prospectus supplement. While the applicable prospectus supplement will describe the specific terms of the depositary arrangement, we expect the following general provisions to apply to our depositary arrangements:

Global securities will be registered in the name of the depositary or its nominee. Upon the issuance of a global security, the depositary or nominee will credit, on its book-entry registration and transfer system, the principal amounts of the debt securities represented by the global security to the accounts of institutions that have accounts with the depositary or nominee. If we are offering and selling the debt securities directly, we will designate the accounts to be credited; otherwise, our underwriter or agent will do so. Ownership of beneficial interests in a global security will be limited to participating institutions or their clients. The depositary or its nominee will keep records of the ownership and transfer of beneficial interests in a global security by participating institutions. Participating institutions will keep records of the ownership and transfer of beneficial interests by their clients. The laws of some jurisdictions may require that purchasers of securities receive them in certificated form. This may limit the ability to transfer beneficial interests in a global security.

So long as the depositary or its nominee is the registered owner of a global security, it will be considered the sole owner or holder of the debt securities represented by the global security for all purposes under the applicable indenture. Except as set forth below, owners of beneficial interests in the global securities will not be entitled to have debt securities represented by the global security registered in their names, will not receive or be entitled to receive debt securities in certificated form and will not be considered the owners or holders thereof under the applicable indenture. Accordingly, if a holder owns a beneficial interest in a global security, the holder must rely on the depositary and, if applicable, the participating institution of which that holder is a client to exercise the rights of that holder under the applicable indenture.

The depositary may grant proxies and otherwise authorize participating institutions to take any action that a holder is entitled to take under the indentures. We understand that, according to existing industry practices, if we request any action of holders, or any owner of a beneficial interest in a global security wishes to give any notice or take any action, the depositary would authorize the participating institutions to give the notice or take the action, and the participating institutions would in turn authorize their clients to give the notice or take the action.

Generally, we will make payments on debt securities represented by a global security directly to the depositary or its nominee. It is our understanding that the depositary will then credit the accounts of participating institutions, which will then distribute funds to their clients. We also expect that payments by participating institutions to their clients will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of clients registered in “street names,” and will be the responsibility of the participating institutions. Neither we nor the trustees, nor our respective agents, will have any responsibility, or bear any liability, for any aspects of the records relating to or payments made on account of beneficial interests in a global security, or for maintaining, supervising or reviewing records relating to beneficial interests.

Generally, a global security may be exchanged for certificated debt securities only in the following instances:

•

the depositary notifies us that it is unwilling or unable to continue as depositary, or it ceases to be a registered clearing agency, if required to be registered by law, and thereafter a successor is not appointed within 90 days; or

•

we determine in our sole discretion that we will no longer have debt securities represented by global securities or that we will permit global securities to be exchanged for certificated debt securities.

Certain Covenants Applicable to Senior Debt Securities

Unless otherwise indicated in the applicable prospectus supplement, senior debt securities will have the benefit of the following covenants contained in the senior indenture, and subordinated debt securities will not have the benefit of these covenants:

Limitation Upon Mortgages and Liens

Neither Unisys nor a Subsidiary will create or assume, except in favor of Unisys or a Wholly-Owned Subsidiary, any mortgage, pledge, lien or encumbrance upon any Real Property or any stock or indebtedness of any Subsidiary without equally and ratably securing the outstanding senior debt securities. This limitation will not apply to permitted encumbrances specified in the senior indenture, including:

•	mortgages, pledges, liens and encumbrances existing on the execution date of the senior indenture;

•	purchase money mortgages entered into within specified time limits;

•	liens existing on acquired property;

•	tax, materialmen’s, mechanics’ and judgment liens, liens arising by operation of law and other similar liens;

•	liens in connection with government contracts;

•	mortgages, pledges, liens or encumbrances in favor of any state or local government or governmental agency in connection with tax-exempt financings;

•	pledges of customers’ accounts or paper; and

•

mortgages, pledges, liens and encumbrances not otherwise permitted if the sum of the indebtedness thereby secured plus the Attributable Debt in respect of certain sale and leaseback transactions does not exceed the greater of $250,000,000 or 5% of Consolidated Stockholders’ Equity.

Limitation Upon Sale and Leaseback Transactions

Unisys and any Subsidiary will be prohibited from selling any Real Property with the intention of taking back a lease thereof (other than a temporary lease of not more than 36 months), unless:

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the sum of the Attributable Debt with respect to property involved in sale and leaseback transactions not otherwise permitted plus all indebtedness secured by certain mortgages, pledges, liens and encumbrances does not exceed the greater of $250,000,000 or 5% of Consolidated Stockholders’ Equity; or

•

the greater of the net proceeds of the sale or the fair market value of the Real Property (which may be conclusively determined by our board of directors) are applied within 120 days to the optional retirement of outstanding senior debt securities or to the optional retirement of other Funded Debt (as defined in the senior indenture) ranking on a parity with the senior debt securities.

Certain Definitions

The capitalized terms used in the summary of the covenants above have the following definitions:

“Attributable Debt” means, as to any sale and leaseback transaction, at any date as of which the amount thereof is to be determined, the total amount determined by multiplying (1) the aggregate sale price of the Real Property by (2) a fraction, the numerator of which is the number of months in the unexpired term of the lease of the Real Property and the denominator of which is the number of months in the full term of such lease (in each case excluding any renewal term unless the renewal is at the option of the lessor).

“Consolidated Stockholders’ Equity” means the total stockholders’ equity of Unisys and its consolidated subsidiaries which, under generally accepted accounting principles in the United States, would appear on a consolidated balance sheet of Unisys and its subsidiaries, excluding direct equity adjustments effected pursuant to certain generally accepted accounting principles.

“Real Property” means any real property, and any building, structure or other facility thereon, located in the United States that Unisys or any Subsidiary owns and that has a gross book value (without deduction of any depreciation reserves) on the date as of which the determination is being made in excess of 1% of Consolidated Stockholders’ Equity. The definition excludes any such real property and any building, structure or other facility or portion thereof thereon, that in the opinion of our board of directors, is not of material importance to the business conducted by Unisys and its Subsidiaries, taken as a whole.

“Subsidiary” means any corporation of which at least a majority of the outstanding voting stock is owned by Unisys or by other Subsidiaries, but will not include any such corporation (an “Affiliated Corporation”) which:

•	does not transact any substantial portion of its business or regularly maintain any substantial portion of its operating assets in the United States;

•	is principally engaged in financing sales or leases of merchandise, equipment or services by Unisys, a Subsidiary or another Affiliated Corporation;

•	is principally engaged in holding or dealing in real estate; or

•	is principally engaged in the holding of stock in, and/or the financing of operations of, Affiliated Corporations.

“Wholly-Owned Subsidiary” means a Subsidiary of which all of the outstanding voting stock (other than directors’ qualifying shares) is at the time, directly or indirectly, owned by Unisys and/or by one or more Wholly-Owned Subsidiaries.

Consolidation, Merger, Sale or Lease of Assets

Each indenture provides that we, without the consent of the holders of any of the outstanding debt securities, may consolidate with or merge into, or transfer or lease our assets substantially as an entirety to, any corporation organized under the laws of any domestic jurisdiction, provided that:

•	the successor corporation assumes our obligations under the indenture and the debt securities issued thereunder;

•	after giving effect to the transaction, no event of default and no event which, after notice or lapse of time, would become an event of default shall have occurred and be continuing; and

•	any other conditions that may be specified with respect to a particular series of debt securities are met.

Events of Default

Except as may be provided in a prospectus supplement, any of the following events will constitute an event of default for a series of debt securities under an indenture:

•	failure to pay principal of or any premium on any debt security of that series when due;

•	failure to pay any interest on any debt security of that series when due, continued for 30 days;

•	failure to deposit any sinking fund payment in respect of any debt security of that series when due;

•

failure to perform any other covenant of Unisys in the applicable indenture (other than a covenant included in the indenture solely for the benefit of a series of debt securities other than that series), continued for 60 days after written notice as provided in the indenture;

•	certain events of bankruptcy, insolvency or reorganization; and
•	any other event of default provided with respect to debt securities of that series.

If there is an event of default with respect to a series of our debt securities, which continues for the requisite amount of time, either the trustee or holders of at least 25% in aggregate principal amount of that series may declare the principal amount of all the debt securities of that series to be due and payable immediately. If we issued the securities with original issue discount, less than the stated principal amount may become payable. At any time after a declaration of acceleration with respect to debt securities of any series has been made, but before a judgment or decree based on acceleration has been obtained, the holders of a majority in aggregate principal amount of outstanding debt securities of that series may, under certain circumstances, rescind and annul the acceleration.

Each of the indentures provides that, subject to the trustee’s duty to act with the required standard of care during a default, the applicable trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any of the holders, unless the holders have offered reasonable indemnity to the applicable trustee. Subject to these provisions for the indemnification of the trustee, the holders of a majority in aggregate principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee, with respect to the debt securities of that series.

We are required to furnish the trustees annually with a statement as to our compliance with our obligations under the indentures and as to any defaults.

Modification and Waiver

We and the trustees may enter into supplemental indentures without the consent of any holders of the debt securities for the purposes, among other things, of expanding our covenants for the benefit of the holders of any series of debt securities, adding additional events of default for the benefit of the holders of any series of debt securities, adding guarantees, establishing the form or terms of debt securities or curing ambiguities or inconsistencies.

We may make other modifications and amendments to the indentures with the consent of the holders of a majority in aggregate principal amount of the outstanding debt securities of each series affected by the modification or amendment. However, the consent of all of the holders of our debt securities that are affected by a modification or amendment is required:

•	to change the stated maturity of the principal of, or any installment of principal or interest on, any debt security;

•	to reduce the principal amount of, or any premium or interest on, any debt security;

•	to reduce the amount of principal of debt securities issued with original issue discount payable upon acceleration of the maturity thereof;

•	to change the currency of payment of principal of, or any premium or interest on, any debt security;

•	to impair the right to institute suit for the enforcement of any payment on or with respect to any debt security; or

•	to reduce the percentage in principal amount of outstanding debt securities of any series, the consent of whose holders is required for modification or amendment of the indenture.

The holders of a majority in aggregate principal amount of the outstanding debt securities of each series may, on behalf of all holders of debt securities of that series, waive any past default under the applicable indenture with respect to debt securities of that series, except a default in the payment of the principal of, or premium or interest if any on, any of the debt securities of that series or in respect of a covenant or provision of the indenture that cannot, under the terms of the indenture, be modified or amended without the consent of the holders of each outstanding debt security affected thereby.

Defeasance

Except as specified with respect to debt securities of a particular series, we may discharge our obligations in respect of the debt securities of any series (including, in the case of the senior debt securities, our obligations to abide by certain covenants) by depositing with the trustee, in trust, money or government obligations which, through the payment of interest, principal and premium, if any, in accordance with their terms, will provide money in an amount sufficient to pay all the interest, principal and premium, if any, on the debt securities of that series on the dates those payments are due in accordance with the terms of the series. We must also, among other things, deliver to the applicable trustee an opinion of counsel to the effect that (1) the deposit and related defeasance would not cause the holders of the debt securities of the series to recognize income, gain or loss for U.S. income tax purposes and (2) the holders would be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the deposit and related defeasance had not occurred. Notwithstanding the foregoing, we may not be discharged from certain obligations to register the transfer or exchange of debt securities of a series, convert debt securities of a series, replace stolen, lost or mutilated debt securities of a series, maintain paying agencies or hold moneys for payment in trust.

Conversion Rights

The applicable prospectus supplement will describe the terms on which holders of our subordinated debt securities of a series may convert the securities into our common stock. Conversion may be mandatory, at the option of the holder, or at our option, as described in the applicable prospectus supplement.

Subordination Provisions

Our subordinated debt securities will be subordinated in right of payment, to the extent provided in the subordinated indenture or as described in an applicable prospectus supplement, to the prior payment in full of our senior indebtedness. If we distribute our assets to creditors upon liquidation, dissolution, reorganization, insolvency, bankruptcy or under similar circumstances, holders of our senior debt will be entitled to be paid in full before any payments will be made on our subordinated debt securities. In addition, unless otherwise provided in an applicable prospectus supplement, we will not make any payment of principal, premium or interest with respect to subordinated debt securities or on account of their purchase, redemption or other acquisition if any default in the payment of principal, premium or interest on any senior indebtedness occurs and continues beyond any applicable grace period.

If the subordinated trustee or the holders of our subordinated debt securities receive a payment that should not have been paid because of the existence of any of the events described above, they will be required to turn over the funds to the holders of our senior debt. In addition, subject to the payment in full of all senior debt, holders of subordinated debt securities will be subrogated to the rights of the holders of that senior debt with respect to the right to receive payments or distributions of our cash, property or securities applicable to that senior debt until all amounts owing on the subordinated debt securities are paid in full.

By reason of this subordination, in the event of a distribution of assets upon insolvency, certain of our creditors may recover more, ratably, than holders of the subordinated debt securities.

The subordinated indenture will not place any limits on the amount of other indebtedness, including senior indebtedness that we may issue.

“Senior indebtedness” with respect to any series of subordinated debt securities will have the meaning specified in the applicable prospectus supplement for that series. The prospectus supplement, or the information incorporated by reference therein, will also set forth the approximate amount of senior indebtedness outstanding as of a recent date.

Issuance of Subordinated Debt Securities to a Trust

If we issue debt securities to a trust in connection with the issuance of trust preferred securities by that trust, those debt securities subsequently may be distributed to the holders of the trust preferred and trust common securities either:

•	upon the dissolution of the trust; or

•	upon the occurrence of events that we will describe in the applicable prospectus supplement.

Notices

Notices will be mailed to holders of debt securities at their addresses as they appear in the security register.

Governing Law

The indentures and the debt securities will be governed by, and construed in accordance with, the laws of the State of New York.

Concerning the Trustee

HSBC Bank USA has normal banking relationships with us and participates as a lender in our revolving credit facility. It also serves as trustee under other indentures with us pursuant to which unsecured senior debt securities are currently outstanding.

DESCRIPTION OF CAPITAL STOCK

This section describes the general terms of our common stock, including associated rights to purchase shares of our junior participating preferred stock, our preferred stock and certain provisions of the Delaware General Corporation Law. For more detailed information, you should refer to our restated certificate of incorporation, by-laws and rights agreement as amended, copies of which have been filed with the SEC and incorporated by reference into this prospectus, and the relevant provisions of the Delaware General Corporation Law.

General

Our authorized capital stock consists of:

•	720,000,000 shares of common stock, par value $.01 per share; and

•	40,000,000 shares of preferred stock, par value $1 per share, including 1.5 million shares that have been designated as junior participating preferred stock.

As of December 31, 2001, there were approximately 320.5 million shares of common stock and no shares of preferred stock outstanding.

Common Stock

Subject to the rights of any holders of shares of preferred stock and except as otherwise may be required by applicable law, holders of shares of common stock:

•	are entitled to receive dividends when and as declared by the board of directors from funds legally available for that purpose;

•	have the exclusive right to vote on all matters on which stockholders generally are entitled to vote, including the election of directors, and are entitled to one vote per share; and

•	are entitled, upon any liquidation, dissolution or winding up of Unisys, to a pro rata distribution of the assets and funds available for distribution to stockholders.

Holders of shares of common stock do not have preemptive rights to subscribe for additional shares of common stock or securities convertible into shares of common stock. The common stock is listed on the New York Stock Exchange under the symbol “UIS”. EquiServe Limited Partnership and its subsidiary EquiServe Trust Company, N.A. are the transfer agent for our common stock and our rights agent.

We have not declared or paid any cash dividends on our common stock since 1990 and do not anticipate declaring or paying dividends on the common stock in the foreseeable future. Certain of our debt instruments and credit facilities may restrict our ability to pay dividends.

Any shares of common stock that we issue will be fully paid and nonassessable.

Preferred Share Purchase Rights and Junior Participating Preferred Stock

We have distributed to our stockholders one preferred share purchase right for each outstanding share of common stock pursuant to a Rights Agreement dated as of March 7, 1986, as amended. Each right entitles its holder, until the earlier of March 17, 2006 or the redemption of the rights, to buy one three-hundredth of a share of our junior participating preferred stock at an exercise price of $75. The rights are represented by the certificates for shares of common stock and will not be exercisable, or transferable apart from the shares of common stock, until the earlier of the tenth day after the announcement that a person or group has acquired beneficial ownership of 20% or more of the shares of common stock (a “20% holder”) or the tenth day after a person commences, or announces an intention to commence, an offer that, if consummated, would result in a person beneficially owning 30% or more of the shares of common stock as of that date. The rights could then begin trading separately from the shares of common stock.

If Unisys is acquired in a merger or other business combination transaction, each right will entitle its holder to purchase, at the exercise price of the right, common stock of the surviving company having a market value of two times the exercise price of the right. Alternatively, if a 20% holder were to acquire Unisys by means of a reverse merger in which Unisys and its stock survive, or were to engage in certain “self-dealing” transactions, each right not owned by the 20% holder would become exercisable for common stock having a market value of two times the exercise price of the right.

The rights are redeemable at $.01 2/3 per right at any time prior to the time that a person or group becomes a 20% holder. The rights will expire on March 17, 2006, unless we extend the expiration date or redeem the rights earlier. At no time will the rights have any voting rights.

The shares of junior participating preferred stock purchasable upon exercise of the rights will be nonredeemable. Each share of junior participating preferred stock will have a preferential quarterly dividend equal to the greater of (1) $15 per share or (2) 300 times the aggregate dividend declared per share of common stock. In the event of liquidation, the holders of the shares of junior participating preferred stock will receive a preferred liquidation payment of $100 per share, and will be entitled to receive an aggregate liquidation payment per share equal to 300 times the payment made per share of common stock. Each share of the junior participating preferred stock will have 300 votes, voting together with the shares of common stock. In the event of any merger, consolidation or other transaction in which shares of common stock are exchanged, each share of the junior participating preferred stock will be entitled to receive 300 times the amount received per share of common stock. The junior participating preferred stock has customary antidilution provisions to protect the dividend, liquidation and voting rights described above.

The purchase price payable, and the number of shares of junior participating preferred stock or other securities or property issuable, upon exercise of the rights are subject to adjustment from time to time to prevent dilution in the event of certain dividends on, reclassifications of, or distributions to the holders of, junior participating preferred stock. The percentage of a share of junior participating preferred stock for which a right is exercisable and the number of rights outstanding are also subject to adjustment in the event of dividends on the shares of common stock payable in shares of common stock or subdivisions, combinations or consolidations of the shares of common stock, occurring, in any case, before the rights become exercisable or transferable apart from the shares of common stock.

One right is currently associated with each issued and outstanding share of common stock. We will issue one right with each share of common stock issued prior to March 17, 2006 unless, prior to the issuance, the rights are redeemed or become exercisable and transferable apart from the shares of common stock.

The rights have anti-takeover effects. The rights may cause substantial dilution to a person or group that attempts to acquire us on terms that the board of directors determines are not in the best interests of our stockholders. The rights should not interfere with any merger or other business combination approved by the board of directors since the rights may be redeemed at $.01 2/3 per right prior to the time that a person or group has acquired beneficial ownership of 20% or more of the shares of common stock.

Preferred Stock

Our certificate of incorporation authorizes our board of directors to provide for the issuance of shares of our preferred stock in multiple series without the approval of stockholders. With respect to each series of preferred stock we may offer, our board of directors has the authority, subject to applicable law, to fix the following terms:

•	the designation of the series;

•	the number of shares within the series;

•	the ranking of that series;

•	whether dividends are cumulative and, if cumulative, the dates from which dividends are cumulative;

•	the dividend rate, any conditions upon which dividends are payable, and the dates of payment of dividends;

•	whether the shares are redeemable, the redemption price and the terms of redemption;

•	the amount payable to you for each share you own if Unisys is dissolved or liquidated;

•	whether the shares are convertible or exchangeable, the price or rate of exchange, and the applicable terms and conditions;

•	any restrictions on issuance of shares in the same series or any other series;

•	your voting rights for the shares you own; and

•	any other rights, preferences or limitations of that series.

Holders of any preferred shares will have no preemptive rights with respect to these shares unless specified in the applicable prospectus supplement. In addition, your rights with respect to your shares of preferred stock will be subordinate to the rights of our general creditors. Any shares of preferred stock that we issue will be fully paid and nonassessable.

If we offer preferred stock, the applicable prospectus supplement will describe the specific terms of the shares of preferred stock offered through that prospectus supplement, as well as any general terms described in this section that will not apply to those shares of preferred stock. In the applicable prospectus supplement, we will also discuss any material U.S. federal income tax considerations applicable to the preferred stock. We will file a copy of the certificate of designations that contains the terms of each new series of preferred stock with the SEC each time we issue a new series of preferred stock. Each certificate of designations will establish the number of shares included in a designated series and fix the designation, powers, privileges, preferences and rights of the shares of each series as well as any applicable qualifications, limitations or restrictions. You should refer to the applicable certificate of designations as well as our certificate of incorporation before deciding to buy shares of our preferred stock as described in the applicable prospectus supplement.

Anti-Takeover Provisions

Delaware Law

Unisys is a Delaware corporation and subject to Section 203 of the Delaware General Corporation Law. Generally, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the time of the transaction in which the person became an interested stockholder. The provision does not apply if:

•	prior to such time, either the business combination or such transaction is approved by the board of directors of the corporation;

•	upon consummation of the transaction that results in the stockholder becoming an interested stockholder, the interested stockholder owns at least 85% of the outstanding voting stock; or

•

on or after such time, the business combination is approved by the board and by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

A “business combination” includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. An “interested stockholder” is a person who, together with affiliates and associates, owns (or within three years, did own) 15% or more of the corporation’s outstanding voting stock.

Corporate Documents

Our certificate of incorporation and by-laws also contain anti-takeover provisions that are intended to enhance the likelihood of continuity and stability in the composition of the board of directors and that may have the effect of delaying, deferring or preventing a future takeover or change in control unless the board approves it. These provisions may also make it more difficult to remove the current board of directors.

•

Classified Board—The certificate of incorporation and by-laws provide that the board of directors shall have no fewer than 10 and no more than 20 members, with the exact number to be fixed by the board of directors. The board of directors is divided into three classes of directors, as nearly equal in number as possible. One class of directors is elected each year for a term of three years.

•

Removal of Directors; Vacancies—Directors may be removed from office only for cause and only by the affirmative vote of at least 80% of the outstanding voting stock. Vacancies in the board of directors and newly created directorships are filled for the unexpired term only by the vote of a majority of the remaining directors in office.

•

Special Meetings of Stockholders—Under the certificate of incorporation and by-laws, stockholders may not call a special meeting of stockholders. Only the board of directors, by resolution adopted by a majority of the entire board, may call a special meeting of stockholders.

•

Action by Written Consent—The Delaware General Corporation Law provides that, unless specifically prohibited by the certificate of incorporation, any action required or permitted to be taken by stockholders of a corporation may be taken without a meeting if a written consent setting forth the action to be taken is signed by the holders of outstanding shares of capital stock having the requisite number of votes that would be necessary to authorize or take the action at a meeting of stockholders. Our certificate of incorporation requires that stockholder action be taken at a meeting of stockholders and prohibits stockholder action by written consent.

•

Business Combinations—The certificate of incorporation provides that mergers, consolidations, sales or other transfers of assets of, issuances or reclassifications of securities of, or adoptions of plans of liquidation by Unisys (individually, a “corporate transaction”) must be approved by 80% or more of the voting stock when the action involves a person (a “20% stockholder”) who beneficially owns more than 20% of the then outstanding shares of voting stock, unless minimum price, form of consideration and procedural requirements (the “fair price provisions”) are satisfied or unless a majority of the directors not affiliated with the 20% stockholder approve the corporate transaction.

The affirmative vote of 80% or more of the then outstanding shares of voting stock is required to amend, alter or repeal the provisions of the certificate of incorporation and by-laws discussed above.

The purpose of the provisions of the certificate of incorporation and by-laws relating to (1) a classified board of directors; (2) the removal of directors and the filling of vacancies; (3) the prohibition of stockholder action by written consent and (4) supermajority voting requirements for the repeal of these provisions is to help assure the continuity and stability of our business strategies and policies and to discourage many types of transactions that involve an actual or threatened change of control of Unisys. They are designed to make it more difficult and time-consuming to change majority control of the board of directors and thus to reduce the vulnerability of Unisys to an unsolicited takeover proposal that does not contemplate the acquisition of at least 80% of the voting stock or to an unsolicited proposal for the restructuring or sale of all or part of the company.

These charter and by-law provisions may make more difficult or discourage a proxy contest, or the assumption of control, by a holder of a substantial block of shares of common stock, or the removal of the incumbent board of directors, and could thus increase the likelihood that incumbent directors will retain their positions. In addition, since the fair price provisions discussed above provide that corporate transactions involving Unisys and a 20% stockholder may not be consummated without the approval of a majority of unaffiliated directors (unless the transaction meets specified criteria or is approved by supermajority vote), these provisions could give incumbent management the power to prevent certain takeovers. The fair price provisions may also discourage attempts to effect a “two-step” acquisition in which a third party purchases a controlling interest in cash and acquires the balance of the voting stock for less desirable consideration. Under the classified board and related provisions, the third party would not immediately obtain the ability to control the board of directors through its first-step acquisition and, under the fair price provisions, having made the first-step acquisition, the third party could not acquire the balance of the voting stock for a lower price without a supermajority vote or the approval of a majority of the unaffiliated directors.

These provisions of the certificate of incorporation and by-laws help ensure that the board of directors, if confronted with an unsolicited proposal from a third party that has acquired a block of shares of common stock, will have sufficient time to review the proposal and to consider appropriate alternatives for Unisys stockholders.

These provisions are also intended to encourage persons seeking to acquire control of Unisys to initiate such an acquisition through arm’s-length negotiations with the board of directors, who would then be in a position to negotiate a transaction that would treat all stockholders in substantially the same manner. The provisions may have the effect of discouraging a third party from making an unsolicited tender offer or otherwise attempting to obtain control of Unisys, even though such an attempt might be beneficial to the company and its stockholders. In addition, since the provisions are designed to discourage accumulations of large blocks of shares of common stock by purchasers whose objective is to have those shares repurchased by the company at a premium, the provisions could tend to reduce the temporary fluctuations in the market price of common stock caused by these accumulations. Accordingly, Unisys stockholders could be deprived of the opportunity to sell their shares at a potentially higher market price.

The preferred share purchase rights described above could also have the effect of delaying, deferring or preventing a takeover or change in control of Unisys.

DESCRIPTION OF WARRANTS

We may issue warrants for the purchase of our debt securities, preferred stock or common stock. We may issue warrants independently or together with other securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a bank or trust company, as warrant agent. The warrant agent will act solely as our agent in connection with the warrants and will not have any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants. We will file a copy of the warrant agreement with the SEC in connection with any offering of warrants.

We will describe the terms of any warrants we issue in a prospectus supplement. Those terms will include the following:

•	the title of the warrants;

•	the offering price for the warrants, if any;

•	the aggregate number of the warrants;

•	the amount of securities that may be purchased upon exercise of a warrant and the exercise price;

•	the currency or currency units in which the offering price, if any, and the exercise price are payable;

•	a description of the securities purchasable upon exercise of the warrants;

•	if applicable, a description of the securities with which the warrants are issued and the number of warrants issued with each security;

•	the dates on which the right to exercise the warrants will commence and expire;

•	if applicable, the minimum or maximum amount of warrants that may be exercised at any one time;

•	if applicable, the date on and after which the warrants and the related securities will be separately transferable;

•	information relating to book-entry procedures, if any;

•	anti-dilution provisions, if any;

•	redemption or call provisions, if any; and

•	any other information we think is important.

In the applicable prospectus supplement, we will also discuss any material U.S. federal income tax considerations applicable to the warrants.

DESCRIPTION OF STOCK PURCHASE CONTRACTS AND STOCK PURCHASE UNITS

We may issue stock purchase contracts obligating holders to purchase from us and obligating us to sell to the holders, a specified number of shares of Unisys common stock or other securities at a future date or dates. The price per share and number of shares of the securities may be fixed at the time the stock purchase contracts are issued or may be determined by reference to a specific formula set forth in the stock purchase contracts. We may issue the stock purchase contracts separately or as a part of units, which we refer to as stock purchase units. Stock purchase units would consist of (1) a stock purchase contract and (2) Unisys debt securities or preferred stock, trust preferred securities or debt obligations of third parties (including U.S. Treasury securities), which may be pledged to secure the holders’ obligations to purchase the securities under the stock purchase contracts. The stock purchase contracts may require us to make periodic payments to the holders of the stock purchase units or vice versa, and such payments may be unsecured or prefunded on some basis. The stock purchase contracts may require holders to secure their obligations in a specified manner.

The applicable prospectus supplement will describe the terms of any stock purchase contracts or stock purchase units. The description in the prospectus supplement will not necessarily be complete, and reference may be made to the stock purchase contracts, and, if applicable, collateral arrangements and depositary arrangements, relating to the stock purchase contracts or stock purchase units. In the applicable prospectus supplement, we will also discuss any material U.S. federal income tax considerations applicable to the stock purchase units or stock purchase contracts.

DESCRIPTION OF TRUST PREFERRED SECURITIES

General

The declaration of each trust authorizes the regular trustees of the trust to issue one series of trust preferred securities, the terms of which will be described in the applicable prospectus supplement. The declaration will be qualified as an indenture under the Trust Indenture Act. The trust preferred securities will have the terms, including distributions, redemption, voting and liquidation rights and other preferred, deferred or other special rights or restrictions as are described in the declaration or made part of the declaration by the Trust Indenture Act. These terms will mirror the terms of the subordinated debt securities issued by Unisys to the trust and described in the applicable prospectus supplement. You should read the prospectus supplement relating to the trust preferred securities of the trust for specific terms, including:

•	the designation of the trust preferred securities;

•	the number of trust preferred securities issued by the trust;

•

the annual distribution rate or method of determining that rate, the distribution payment dates, the record dates for distribution payments and any additional amounts that may be payable with respect to the trust preferred securities;

•	whether distributions will be cumulative and compounding and, if so, the dates from which distributions will be cumulative or compounded;

•	any rights to defer distributions on the trust preferred securities by extending the interest payment period on the debt securities;

•

the amount or amounts that will be paid out of the assets of the trust to the holders of trust preferred securities of the trust upon voluntary or involuntary dissolution, winding-up or termination of the trust;

•	the obligation, if any, of the trust to purchase or redeem trust preferred securities issued by the trust and terms and conditions of such repurchase or redemption;

•

the voting rights, if any, of trust preferred securities issued by the trust in addition to those required by law, including the number of votes per trust preferred security and any requirement for the approval by the holders of trust preferred securities, or of trust preferred securities issued by one or more trusts, or of both, as a condition to specified action or amendments to the declaration of that trust;

•	the terms and conditions, if any, upon which the subordinated debt securities may be distributed to holders of trust preferred securities;

•	any terms for any conversion or exchange of the debt securities or the trust preferred securities into other securities;

•	if applicable, any securities exchange upon which the trust preferred securities will be listed; and

•

any other relevant rights, preferences, privileges, limitations or restrictions of trust preferred securities issued by the trust not inconsistent with the declaration of the trust or with applicable law.

In the applicable prospectus supplement, we will also discuss any material U.S. federal income tax considerations applicable to the trust preferred securities.

In connection with the issuance of trust preferred securities, each trust will issue one series of common securities. The declaration of each trust authorizes the regular trustees of that trust to issue one series of common securities that have the terms, including distributions, redemption, voting and liquidation rights or other restrictions, that are described in the declaration. The terms of the common securities issued by a trust will be substantially identical to the terms of the trust preferred securities issued by that trust and the common securities will rank equally, and payments will be made on them proportionately, with the trust preferred securities except that, upon an event of default under the declaration, the rights of the holders of the common securities to payment in respect of distributions and payments upon liquidation, redemption and otherwise will be subordinated to the rights of the holders of the trust preferred securities. Except in certain limited circumstances, the common securities will also carry the right to vote to appoint, remove or replace any of the trustees of a trust. Unisys will own, directly or indirectly, all of the common securities of each trust.

Unisys will guarantee all trust preferred securities offered by this prospectus to the extent set forth under the section below entitled “Description of the Trust Preferred Securities Guarantees”.

Enforcement of Certain Rights by Holders of Trust Preferred Securities

If an event of default under the declaration of one of the trusts occurs, then the holders of trust preferred securities of that trust would rely on the enforcement by the institutional trustee of its rights as a holder of the applicable series of subordinated debt securities against us. In addition, the holders of a majority in liquidation amount of the trust preferred securities of that trust may direct the time, method and place of conducting any proceeding for any remedy available to the institutional trustee or direct the exercise of any trust or power conferred on the institutional trustee under the applicable declaration, including the right to direct the institutional trustee to exercise the remedies available to it as a holder of the subordinated debt securities. If the institutional trustee does not enforce its rights under the applicable series of subordinated debt securities, a holder of trust preferred securities may institute a legal proceeding directly against us to enforce the institutional trustee’s rights under the applicable series of subordinated debt securities without first instituting any legal proceeding against the institutional trustee or any other person or entity.

Notwithstanding the above, if an event of default under the applicable declaration occurs and that event is attributable to our failure to pay interest or principal on the applicable series of subordinated debt securities on the applicable due date (or in the case of redemption, on the redemption date), then a holder of trust preferred securities of that trust may directly institute a proceeding for enforcement of payment on the subordinated debt securities having a principal amount equal to the aggregate liquidation amount of the trust preferred securities of that holder on or after the respective due date specified in the applicable series of subordinated debt securities. In connection with such a direct action, we will be subrogated to the rights of the holder of trust preferred securities under the applicable declaration to the extent of any payment we make to that holder in such a direct action.

DESCRIPTION OF TRUST PREFERRED SECURITIES GUARANTEES

Set forth below is a summary of information concerning the trust preferred securities guarantees which we will execute and deliver for the benefit of the holders of trust preferred securities. Each guarantee will be qualified as an indenture under the Trust Indenture Act. HSBC Bank USA, or another trustee chosen by us, will act as indenture trustee under each guarantee for purposes of the Trust Indenture Act.

Because the following is only a summary of the guarantee, it does not contain all of the information that you may find useful. For more information, you should read the form of guarantee, which is filed as an exhibit to the registration statement of which this prospectus forms a part. Each guarantee will be held by the guarantee trustee for the benefit of the holders of the trust preferred securities of the applicable trust.

General

Pursuant to each guarantee, we will irrevocably and unconditionally agree to pay in full, to the holders of the trust preferred securities issued by a trust, the guarantee payments (described below) (except to the extent paid by that trust), as and when due, regardless of any defense, right of set-off or counterclaim which that trust may have or assert. The following payments with respect to trust preferred securities issued by a trust to the extent not paid by that trust are called guarantee payments, and will be subject to the guarantee (without duplication):

•	any accrued and unpaid distributions that must be paid on the trust preferred securities, to the extent the trust has funds available;

•

the redemption price, including all accrued and unpaid distributions, to the extent the trust has funds available, with respect to any trust preferred securities called for redemption by that trust; and

•

upon a voluntary or involuntary dissolution, winding-up or termination of the trust (other than in connection with the distribution of subordinated debt securities to the holders of trust preferred securities or the redemption of all of the trust preferred securities), the lesser of:

—	the aggregate of the liquidation amount and all accrued and unpaid distributions on the trust preferred securities to the date of payment, to the extent the trust has funds available, or

—	the amount of assets of the trust that remain available for distribution to holders of the trust preferred securities in liquidation of the trust.

The redemption price and liquidation amount will be fixed at the time the trust preferred securities are issued. We may satisfy our obligation to make a guarantee payment by directly paying the holders of trust preferred securities or by causing the applicable trust to pay the holders.

Each guarantee will not apply to any payment of distributions except to the extent the trust has funds available. If we do not make interest payments on the subordinated debt securities purchased by a trust, the trust will not be able to pay distributions on the trust preferred securities issued by it. The guarantee, when taken together with our obligations under the subordinated debt securities, the subordinated debt indenture and the declaration, including our obligations to pay costs, expenses, debts and liabilities of the trust (other than with respect to the trust’s securities), will provide a full and unconditional guarantee on a subordinated basis by us of payments due on the trust preferred securities.

We have also agreed separately to irrevocably and unconditionally guarantee the obligations of the trusts with respect to the common securities to the same extent as the guarantees, except that upon an event of default under the subordinated debt indenture, holders of trust preferred securities will have priority over holders of common securities with respect to distributions and payments on liquidation, redemption or otherwise.

Certain Covenants of Unisys

In each guarantee, we will covenant that, so long as any trust preferred securities issued by the applicable trust remain outstanding, if there is an event of default under that guarantee or the declaration of that trust, then:

•	we will not declare or pay any dividend on, make any distributions with respect to, or redeem, purchase or make liquidation payments with respect to, any of our capital stock, other than:

—	purchases or acquisitions of shares of our common stock in connection with the satisfaction by us of our obligations under any employee benefit plans or the satisfaction by us of our obligations pursuant to any contract or security requiring us to purchase shares of our common stock,

—	as a result of a reclassification of our capital stock or the exchange or conversion of one class or series of our capital stock for another class or series of our capital stock, or

—	the purchase of fractional interests in shares of our capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged,

or make any guarantee payments with respect to the above; and

•

we will not make any payment of interest, principal or premium, if any, on or repay, repurchase or redeem any debt securities (including guarantees) issued by us which rank equally with or junior to such subordinated debt securities.

Modification of the Trust Preferred Securities Guarantees; Assignment

Except with respect to any changes that do not adversely affect the rights of holders of trust preferred securities (in which case no vote will be required), the prior approval of the holders of at least a majority in liquidation amount of the outstanding trust preferred securities issued by the applicable trust is required to amend each guarantee. The manner of obtaining the approval of holders of trust preferred securities will be set forth in an accompanying prospectus supplement. All guarantees and agreements contained in a guarantee will bind our successors, assigns, receivers, trustees and representatives and will inure to the benefit of the holders of the trust preferred securities of the applicable trust then outstanding.

Termination of the Guarantee

A guarantee will terminate upon:

•	full payment of the redemption price of all trust preferred securities of the applicable trust;

•	distribution of the subordinated debt securities held by the trust to the holders of the trust preferred securities; or

•	full payment of the amounts payable upon liquidation of that trust.

Each guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of trust preferred securities issued by the applicable trust must restore payment of any sums paid under the trust preferred securities or the guarantee.

Events of Default

An event of default under a guarantee will occur if we fail to perform any of our payment or other obligations under it.

The holders of a majority in liquidation amount of the trust preferred securities relating to the guarantee may direct the time, method and place of conducting any proceeding for any remedy available to the guarantee trustee in respect of the guarantee or to direct the exercise of any trust or power conferred on that trustee under those trust preferred securities. If that trustee fails to enforce the guarantee, any holder of trust preferred securities relating to that guarantee may institute a legal proceeding directly against us to enforce the guarantee trustee’s rights under the guarantee, without first instituting a legal proceeding against the relevant trust, that trustee or any other person or entity.

Notwithstanding the above, if we fail to make a guarantee payment, a holder of trust preferred securities may directly institute a proceeding against us for enforcement of the guarantee for that payment. We waive any right or remedy to require that any action be brought first against the trust or any other person or entity before proceeding directly against us.

The guarantee trustee, before the occurrence of a default with respect to a guarantee, performs only the duties specifically set forth in the guarantee and, after default, will exercise the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. Subject to the above, the guarantee trustee is under no obligation to exercise any of the powers vested in it by a guarantee at the request of any holder of trust preferred securities, unless offered reasonable indemnity against the costs, expenses and liabilities that might be incurred.

Status of the Trust Preferred Securities Guarantees

The guarantees will constitute unsecured obligations of ours and will rank:

•	subordinate and junior in right of payment to all our other liabilities,

•

equally with the most senior preferred or preference stock now or later issued by us and with any guarantee now or later entered into by us in respect of any preferred or preference stock of any affiliate of ours, and

•	senior to our common stock.

The terms of the trust preferred securities will provide that each holder of trust preferred securities issued by an applicable trust agrees to the subordination provisions and other related terms of the guarantee.

The guarantees will constitute a guarantee of payment and not of collection. That is, the guaranteed party may institute a legal proceeding directly against the guarantor to enforce its rights under the guarantee without instituting a legal proceeding against any other person or entity.

Information Concerning the Trust Preferred Securities Guarantee Trustee

HSBC Bank USA has normal banking relationships with us and participates as a lender in our revolving credit facility.

Governing Law

The guarantees will be governed by and construed in accordance with the laws of New York State.

EFFECT OF OBLIGATIONS UNDER

THE SUBORDINATED DEBT SECURITIES AND THE GUARANTEES

As set forth in the declaration of each trust, the sole purpose of each trust is to issue securities evidencing undivided beneficial interests in the assets of that trust, and to invest the proceeds from that issuance and sale in the subordinated debt securities.

As long as payments of interest and other payments are made when due on the subordinated debt securities, those payments will be enough to cover distributions and payments due on a trust’s securities because of the following factors:

•	the aggregate principal amount of subordinated debt securities will be equal to the sum of the aggregate stated liquidation amount of the trust’s securities;

•

the interest rate and the interest and other payment dates on the subordinated debt securities will match the distribution rate and distribution and other payment dates for the trust preferred securities;

•

we will pay, and the applicable trust will not be obligated to pay, directly or indirectly, all costs, expenses, debt and obligations of the applicable trust (other than with respect to the trust securities); and

•

the declaration provides that the trustees will not take or cause or permit the applicable trust to, among other things, engage in any activity that is not consistent with the purposes of the applicable trust.

We guarantee all payments of distributions, to the extent funds are available, and other payments due on the trust preferred securities, to the extent funds are available, as set forth under “Description of Trust Preferred Securities Guarantees” above. If we do not make interest payments on the subordinated debt securities purchased by the applicable trust, the trust will not have enough funds to pay distributions on the trust preferred securities.

The guarantee does not apply to any payment of distributions unless and until the applicable trust has enough funds to pay any distributions. The guarantee covers the payment of distributions and other payments on the trust preferred securities only if and to the extent that we have made a payment of interest or principal on the subordinated debt securities held by the applicable trust as its sole asset.

The guarantee, when taken together with our obligations under the subordinated debt securities and the subordinated debt indenture and our obligations under the declaration, including our obligations to pay costs, expenses, debts and liabilities of the applicable trust, other than with respect to the trust securities, provides a full and unconditional guarantee of amounts on the trust preferred securities.

If we fail to make interest or other payments on the subordinated debt securities when due, taking account of any extension period, the declaration provides a mechanism whereby the holders of the trust preferred securities, using the procedures described in the accompanying prospectus supplement, may direct the institutional trustee to enforce its rights under the subordinated debt securities. If the institutional trustee fails to enforce its rights under the subordinated debt securities, a holder of trust preferred securities may institute a legal proceeding against us to enforce the institutional trustee’s rights under the subordinated debt securities without first instituting any legal proceeding against the institutional trustee or any other person or entity.

Notwithstanding the above, if an event of default under the declaration has occurred and is attributable to our failure to pay interest or principal on the subordinated debt securities on the applicable due date, or, in the case of redemption, on the redemption date, then a holder of trust preferred securities may institute a direct action for payment on or after the respective due date specified in the subordinated debt securities. In connection with such a direct action, we will be subrogated to the rights of that holder of trust preferred securities under the declaration to the extent of any payment made by us to that holder in the direct action.

We acknowledge, under the guarantee, that the guarantee trustee will enforce the guarantee on behalf of the holders of the trust preferred securities. If we fail to make payments under the guarantee, the guarantee provides a mechanism whereby the holders of the trust preferred securities may direct the trustee to enforce its rights. Any holder of trust preferred securities may institute a legal proceeding directly against us to enforce that trustee’s rights under the guarantee without first instituting a legal proceeding against the applicable trust, that trustee, or any other person or entity. We and each of the trusts believe that the above mechanisms and obligations, taken together, provide a full and unconditional guarantee by Unisys of payments due on the trust preferred securities.

PLAN OF DISTRIBUTION

We and, if applicable, one of the trusts, may sell the offered securities in and outside the United States (1) through underwriters or dealers, (2) directly to purchasers, including our affiliates and stockholders, (3) through agents or (4) through a combination of any of these methods. The prospectus supplement will include the following information:

•	the terms of the offering;

•	the names of any underwriters or agents;

•	the name or names of any managing underwriter or underwriters;

•	the purchase price or initial public offering price of the securities;

•	the net proceeds from the sale of the securities;

•	any delayed delivery arrangements;

•	any underwriting discounts, commissions and other items constituting underwriters’ compensation;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any commissions paid to agents.

Sale through Underwriters or Dealers

If underwriters are used in the sale, the underwriters will acquire the securities for their own account. The underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Underwriters may offer securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. Unless we inform you otherwise in the prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to certain conditions, and the underwriters will be obligated to purchase all the offered securities if they purchase any of them. The underwriters may change from time to time any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

During and after an offering through underwriters, the underwriters may purchase and sell the securities in the open market. These transactions may include overallotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. The underwriters may also impose a penalty bid, which means that selling concessions allowed to syndicate members or other broker-dealers for the offered securities sold for their account may be reclaimed by the syndicate if the offered securities are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the offered securities, which may be higher than the price that might otherwise prevail in the open market. If commenced, the underwriters may discontinue these activities at any time.

Some or all of the securities that we offer though this prospectus may be new issues of securities with no established trading market. Any underwriters to whom we sell our securities for public offering and sale may make a market in those securities, but they will not be obligated to do so and they may discontinue any market making at any time without notice. Accordingly, we cannot assure you of the liquidity of, or continued trading markets for, any securities that we offer.

If dealers are used in the sale of securities, we will sell the securities to them as principals. They may then resell those securities to the public at varying prices determined by the dealers at the time of resale. We will include in the prospectus supplement the names of the dealers and the terms of the transaction.

Direct Sales and Sales through Agents

We and, if applicable, one of the trusts, may sell the securities directly. In this case, no underwriters or agents would be involved. We may also sell the securities through agents designated from time to time. In the prospectus supplement, we will name any agent involved in the offer or sale of the offered securities, and we will describe any commissions payable to the agent. Unless we inform you otherwise in the prospectus supplement, any agent will agree to use its reasonable best efforts to solicit purchases for the period of its appointment.

We may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act of 1933 with respect to any sale of those securities. We will describe the terms of any such sales in the prospectus supplement.

Remarketing Arrangements

Offered securities may also be offered and sold, if so indicated in the applicable prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more remarketing firms, acting as principals for their own accounts or as agents for us. Any remarketing firm will be identified and the terms of its agreements, if any, with us and its compensation will be described in the applicable prospectus supplement. Remarketing firms may be deemed to be underwriters of the offered securities under the Securities Act of 1933.

Delayed Delivery Contracts

If we so indicate in the prospectus supplement, we may authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase securities from us or the trusts at the public offering price under delayed delivery contracts. These contracts would provide for payment and delivery on a specified date in the future. The contracts would be subject only to those conditions described in the prospectus supplement. The prospectus supplement will describe the commission payable for solicitation of those contracts.

General Information

We may have agreements with the agents, dealers, underwriters and remarketing firms to indemnify them against certain civil liabilities, including liabilities under the Securities Act of 1933, and to contribute with respect to payments that the agents, dealers, underwriters or remarketing firms may be required to make. We or our affiliates may have commercial relationships with our agents, underwriters or dealers or their affiliates under which we provide services to them in the ordinary course of business or they provide services to us in the ordinary course of business.

LEGAL MATTERS

Except as otherwise set forth in the applicable prospectus supplement, certain legal matters in connection with the securities (other than the trust preferred securities) will be passed upon for Unisys by Nancy Straus Sundheim, our Senior Vice President, General Counsel and Secretary, and for any agents or underwriters by Simpson Thacher & Bartlett, New York, New York. Certain matters of Delaware law relating to the validity of the trust preferred securities will be passed upon on behalf of the trusts by Morris, Nichols, Arsht & Tunnel, special Delaware counsel to the trusts. As of the date of this prospectus, Ms. Sundheim owns 19,358 shares of Unisys common stock and holds options to purchase 301,500 additional shares of Unisys common stock.

EXPERTS

Ernst & Young LLP, independent auditors, have audited our consolidated financial statements and schedule included or incorporated by reference in our Annual Report on Form 10-K for the year ended December 31, 2001, as set forth in their report, which is incorporated by reference in this prospectus. Our financial statements and schedule are incorporated by reference in reliance on Ernst & Young LLP’s report given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available over the Internet at the SEC’s web site at www.sec.gov. You may also read and copy any document we file with the SEC at their Public Reference Room located at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330 for more information. You may read and copy reports and other information we file at the office of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to separate documents. The information incorporated by reference is considered to be part of this prospectus, and later information filed with the SEC will update and supersede this information. We incorporate by reference the documents listed below, and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, until the offering of the securities covered by the registration statement of which this prospectus is a part is completed.

1.	Our Annual Report on Form 10-K for the year ended December 31, 2001.

2.	The description of our common stock contained in the registration statement of Burroughs Corporation on form 8-B dated May 22, 1984, as amended on Form 8 dated May 7, 1991.

3.	The description of the preferred share purchase rights contained in the registration statement of Burroughs Corporation on Form 8-A dated March 11, 1986, as amended on Forms 8 dated, respectively, April 16, 1986, July 8, 1987, and May 7, 1991, on Form 8-A/A dated February 26, 1996 and on Form 8-K dated December 7, 2000.

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

Unisys Corporation

Unisys Way

Blue Bell, Pennsylvania 19424

Attention: Financial Communications

(215) 986-5777

We have not included any separate financial statements for the trusts. They were omitted because the trusts are wholly owned subsidiaries of Unisys Corporation, with no independent operations and we guarantee the obligations relating to the trust securities. Although the trusts would normally be required to file information with the SEC on an ongoing basis, we expect the SEC to exempt the trusts from this filing obligation for as long as we continue to file our information with the SEC.

We have not authorized any dealer, salesperson or other person to give any information or represent anything not contained in this prospectus supplement. You must not rely on any unauthorized information. This prospectus supplement does not offer to sell or buy any securities in any jurisdiction where it is unlawful. The information in this prospectus supplement is current as of December     , 2007.

$250,000,000

Unisys Corporation

            % Senior Notes due 2016

Prospectus Supplement

December     , 2007

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